UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Southwest Airlines Co.

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SOUTHWEST AIRLINES CO.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 16, 2007

To the Shareholders:

The Annual Meeting of the Shareholders of Southwest Airlines Co. (the “Company” or “Southwest”) will be held at its corporate headquarters, 2702 Love Field Drive, Dallas, Texas on Wednesday, May 16, 2007, at 10:00 a.m., local time, for the following purposes:

(1) to elect ten Directors;

(2) to approve an amendment to the Company’s Articles of Incorporation to eliminate supermajority voting requirements;

(3) to approve the Company’s 2007 Equity Incentive Plan;

(4) to ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007;

(5) to consider and vote on a Shareholder proposal to adopt a simple majority vote with respect to certain matters, if the proposal is presented at the meeting; and

(6) to transact such other business as may properly come before such meeting.

March 21, 2007 is the date of record for determining Shareholders entitled to receive notice of and to vote at the Annual Meeting.

Our Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to www.southwest.com at 10:00 a.m., CDT, on May 16, 2007.

We have made our 2006 Annual Report to Shareholders available to you on the Internet at www.southwest.com (click on “About SWA,” “Investor Relations,” “Annual Reports”).

If you do not have Internet access and you would like a copy of our 2006 Annual Report to Shareholders, you may request one from Investor Relations, Southwest Airlines Co., P.O. Box 36611, Dallas, Texas 75235. Additionally, the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission, but excluding exhibits, is attached to this Proxy Statement as Appendix D.

By Order of the Board of Directors,

Colleen C. Barrett
President and Secretary

April   , 2007

YOUR VOTE IS IMPORTANT.  PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. YOU MAY ALSO VOTE VIA TELEPHONE OR INTERNET AS DESCRIBED IN THE ENCLOSED PROXY.

Southwest Airlines Co.
P.O. Box 36611
Dallas, Texas 75235-1611
(214) 792-4000

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES; VOTING

The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on May 16, 2007, at 10:00 a.m., local time, at the Company’s corporate headquarters, 2702 Love Field Drive, Dallas, Texas, or any adjournment thereof. The Company will pay the cost of solicitation. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone by the Company’s regular Employees, and arrangements will be made with brokerage houses or other custodian’s nominees and fiduciaries to send proxies and proxy material to their principals. In addition, the Company has hired Georgeson Inc. to distribute and solicit proxies for a fee of $15,000 plus reasonable expenses. The proxy statement and form of proxy were first mailed to Shareholders of the Company on or about April   , 2007.

The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by the subsequent execution and submission of a revised proxy, by written notice to the Secretary of the Company, or by voting in person at the meeting. All Shareholders of record can vote by completing and returning the enclosed proxy card. All Shareholders of record can also vote by touch-tone telephone from the United States, using the toll-free number on the proxy card, or by the Internet, using the instructions on the proxy card. If you have shares held by a broker, bank, or other nominee as a custodian, you are a “street name holder.” In such case, you may instruct your nominee to vote your shares by following instructions that the nominee provides for you. You may also vote by telephone or the Internet if your nominee makes these methods available, in which case the nominee will enclose the instructions with the proxy statement. Shares represented by proxy will be voted at the meeting.

An automated system administered by the Company’s transfer agent will tabulate the votes. If your shares are held in street name, your nominee will ask for instructions on how you want your shares to be voted. If you provide instructions, your shares will be voted as you direct. If you do not provide instructions, your nominee will vote your shares only with respect to proposals as to which it has discretion to vote. For all other proposals, the broker cannot vote your shares at all, which is referred to as a “broker non-vote.” Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence or absence of a quorum for the transaction of business. Neither abstentions nor broker non-votes are counted as voted either for or against a proposal. Except as otherwise stated herein, provided a quorum is present, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, a matter is required to approve the matter.

In some cases, only one proxy statement is being delivered to multiple Shareholders sharing an address unless the Company has received contrary instructions from one or more of the Shareholders. Upon written or oral request, the Company will deliver a separate copy of the proxy statement to a Shareholder at a shared address to which a single copy of the proxy statement was delivered. A Shareholder can notify the Company at the above address that it wishes to receive a separate copy of the proxy statement in the future, or, alternatively, that it wishes to receive a single copy of the materials instead of multiple copies.

PROPOSAL 1
ELECTION OF DIRECTORS

At the Annual Meeting of Shareholders, ten Directors are to be elected for one-year terms expiring in 2008. Provided a quorum is present at the Annual Meeting, a plurality of the votes cast in person or by proxy by the holders of shares entitled to vote is required to elect Directors.

The persons named in the enclosed proxy have been selected as a proxy committee by the Directors of the Company, and it is the intention of the proxy committee that, unless otherwise directed therein, proxies will be voted for the election of the nominees listed below. Although the Directors of the Company do not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the proxy committee will act in accordance with its best judgment.

The following sets forth certain information for each nominee for Director of the Company, as of January 1, 2007. Governor William P. Hobby, a director since 1990, will retire at the Annual Meeting. There are no family relationships between any of the Directors or between any of the Directors and executive officers of the Company.

Name	Director Since	Age

Colleen C. Barrett	2001	62
David W. Biegler	2006	60
Louis E. Caldera	2003	50
C. Webb Crockett	1994	72
William H. Cunningham	2000	62
Travis C. Johnson	1978	70
Herbert D. Kelleher	1967	75
Gary C. Kelly	2004	51
Nancy B. Loeffler	2003	60
John T. Montford	2002	63

Colleen C. Barrett has been President of the Company since June 19, 2001, at which time she was also named to the Board of Directors. Prior to that time, Ms. Barrett was Executive Vice President — Customers from 1990 to 2001 and Vice President — Administration from 1986 to 1990. Ms. Barrett has been Secretary of the Company since March 1978. Ms. Barrett is a Director of J.C. Penney Company, Inc.

David W. Biegler has been Chairman of Estrella Energy L.P., a company engaged in natural gas transportation and processing, since September 2003. He retired as Vice Chairman of TXU Corporation at the end of 2001, having served TXU Corporation as President and Chief Operating Officer from 1997 until 2001. He previously served as Chairman, President, and CEO of ENSERCH Corporation from 1993 to 1997. Mr. Biegler is also a director of Dynegy Inc., a company engaged in power generation, Trinity Industries, Inc., a diversified industrial company providing products and services for the transportation, industrial, and construction sectors, and Austin Industries, a company engaged in construction.

Louis E. Caldera has served as a Professor of Law at The University of New Mexico since August 2003. He served as President of the University of New Mexico from August 2003 through February 2006. He was the Vice Chancellor for University Advancement and President, CSU Foundation, at The California State University from June 2001 until June 2003. He was the Secretary of the Army in the Clinton Administration from July 1998 until January 2001. Mr. Caldera previously served as the Managing Director and Chief Operating Officer for the Corporation for National and Community Service, a federal grant-making agency, from September 1997 to June 1998. He served as a member of the California State Legislature from 1992 to 1997, representing the 46th Assembly District (Los Angeles). Mr. Caldera is a Director of Belo Corp. and IndyMac Bancorp, Inc.

C. Webb Crockett has been an attorney in the Phoenix, Arizona law firm of Fennemore Craig for more than the past five years and is a non-equity director in such firm. Fennemore Craig performed services for the Company in 2006 and will do so in 2007.

William H. Cunningham, Ph.D., holds the James L. Bayless Chair for Free Enterprise at the University of Texas at Austin Red McCombs School of Business. Dr. Cunningham was the Chancellor of the University of Texas System from 1992 to June 2000. He is a Director of the following publicly traded companies: Lincoln National Corporation, Introgen Therapeutics, Inc., LIN TV Corp., and Hayes Lemmerz International, Inc. He is a disinterested Director of John Hancock Mutual Funds and John Hancock Funds II and III.

Travis C. Johnson was a partner in the law firm of Johnson & Bowen for more than five years prior to 2001. Since January 2001, Mr. Johnson has practiced law as Travis Johnson, Attorney at Law. Mr. Johnson served as a Director of J.P. Morgan Chase Bank — El Paso from 1984 until 2005 and was Founder and Chairman of the Board, Texas Commerce Bank — Border City from 1971 until 1987. He is a former County Judge and served as a member of the University of Houston Board of Regents for 12 years. Mr. Johnson currently serves as Vice Chairman of the Board of Directors of the El Paso Museum of Art Foundation.

Herbert D. Kelleher has been Chairman of the Board of the Company since March 29, 1978. Mr. Kelleher became interim President and Chief Executive Officer of the Company in September 1981, and assumed those offices on a permanent basis in February 1982, relinquishing those titles on June 19, 2001. In January 2007, Mr. Kelleher was named to the board of the Federal Reserve Bank of Dallas for a one-year term.

Gary C. Kelly has been Vice Chairman of the Board of Directors and Chief Executive Officer of the Company since July 15, 2004. Prior to that time, Mr. Kelly was Executive Vice President — Chief Financial Officer from 2001 to 2004, and Vice President — Finance and Chief Financial Officer from 1989 to 2001. Mr. Kelly joined the Company in 1986 as its Controller.

Nancy B. Loeffler, a long-time advocate of volunteerism, currently serves as Vice-Chairman of the University of Texas M.D. Anderson Cancer Center Board of Visitors and on the Board of Regents at St. Mary’s University, The South Texas Community Foundation, the National Cowgirl Museum and Hall of Fame, the Vice President’s Residence Foundation in Washington, D.C., and the Capitol Advisory Committee for Texas Lutheran University. She also serves as co-chairman of the Blanton Museum of Art located on the University of Texas campus. The Loeffler Group LLP and the law firm of Loeffler Tuggey Pauerstein Rosenthal LLP have performed services for the Company in the past and will do so in 2007. Nancy Loeffler’s husband is a member of the law firm of Loeffler Tuggey Pauerstein Rosenthal LLP and The Loeffler Group LLP.

John T. Montford has been Senior Vice President — Western Region Legislative and Regulatory Affairs for AT&T Services, Inc., a global provider of telecommunications products and services, since November 2005. Between September 2001 and October 2005, Mr. Montford served as Senior Vice President of Governmental and External Affairs for SBC Communications, Inc. Prior to September 2001, Mr. Montford served as Chancellor of the Texas Tech University System from 1996 to 2001. Mr. Montford served in the Texas Senate from 1983 to 1996. He served as both Chairman of the Senate Finance Committee and Chairman of the Senate State Affairs Committee. He is a Director of Fleetwood Enterprises, Inc. In 2002, he was named Chancellor Emeritus of the Texas Tech University System. He is a former elected District Attorney.

Corporate Governance

General

The Board of Directors has adopted Corporate Governance Guidelines to set forth its policies concerning overall governance practices. The Corporate Governance Guidelines require that a majority of the members of the Company’s Board of Directors satisfy the independence requirements set forth in the rules of the New York Stock Exchange. The Company’s Board has determined that each of its current Directors, other than Messrs. Kelleher and Kelly and Ms. Barrett and Ms. Loeffler, meets these independence requirements. In addition, the Board determined that the two members of the Board who retired in May 2006, Rollin W. King and June M. Morris, met these independence requirements.

The Board of Directors held six meetings during 2006, and otherwise acted by unanimous consent. Each Director attended at least 75 percent of the total of the Board and Committee meetings that he or she was obligated to attend. Additionally, it is the Board’s policy that every Director and nominee for Director should make every effort to attend the Company’s annual meeting of Shareholders. All but one of the Company’s Directors attended the 2006 annual meeting.

The Corporate Governance Guidelines also require the Board’s non-management Directors to meet at regularly scheduled executive sessions without management Directors. During 2006, they had five such meetings. Currently, Dr. Cunningham, Chairman of the Audit Committee, serves as the presiding Director for executive sessions of non-management Directors. Shareholders of the Company may contact the Board of Directors by mail addressed as follows: Board of Directors, c/o Southwest Airlines Co., Attn. William H. Cunningham, P. O. Box 36611, Dallas, Texas 75235.

The Board of Directors has appointed Audit, Compensation, Executive, and Nominating and Corporate Governance Committees and has adopted charters for the Audit, Compensation, and Nominating and Corporate Governance Committees. Copies of the Corporate Governance Guidelines and each of these committee charters, as well as the Company’s Code of Ethics, are available on the Company’s website, www.southwest.com.  Shareholders can obtain copies of these documents upon written request to Investor Relations, P.O. Box 36611, Dallas, Texas 75235.

Committees of the Board

Audit Committee.  The Audit Committee consists of Messrs. Cunningham (Chairman), Biegler, Caldera, Hobby (retiring), Johnson, and Montford. The Board of Directors of the Company has determined that all of the members of the Audit Committee are “independent,” as that term is used under applicable rules of the New York Stock Exchange. The Board has also determined that at least one of the members of the Audit Committee, Dr. Cunningham, satisfies the criteria adopted by the Securities and Exchange Commission to serve as the “audit committee financial expert” on the Committee. The Audit Committee held five meetings during 2006. Pursuant to the Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work of Southwest’s independent auditors. Its principal functions are to give additional assurance that financial information is accurate and timely and that it includes all appropriate disclosures; to ascertain the existence of an effective accounting and internal control system; to pre-approve all services provided by the independent auditors; to review and discuss related party transactions with management and the independent auditors; and to oversee the entire audit function, both independent and internal.

Compensation Committee.  The Compensation Committee consists of Messrs. Hobby (Chairman, retiring), Biegler, and Crockett. The Board of Directors of the Company has determined that all of the members of the Compensation Committee are “independent,” as that term is used under applicable rules of the New York Stock Exchange. The Compensation Committee held three meetings during 2006, and otherwise acted by unanimous consent.

Pursuant to the Compensation Committee Charter, the Compensation Committee (i) reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, (ii) evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and (iii) determines and approves the Chief Executive Officer’s compensation level based on this evaluation. With the advice of the Chairman of the Board and the Chief Executive Officer, the Compensation Committee also conducts an annual review of the compensation of other senior executives and makes recommendations to the Board with respect to non-CEO compensation and incentive compensation plans that are subject to Board approval. The Compensation Committee also reviews and approves all stock-based compensation arrangements for Employees of the Company (including executive officers) and makes recommendations to the Board with respect to equity-based plans that are subject to Board approval. The Company’s processes and procedures for the consideration and determination of executive officer compensation (as well as the Chief Executive Officer’s role in such determinations) are discussed further below under “Compensation Discussion and Analysis.” To the extent permitted by applicable law and regulations, the Compensation Committee has the power to delegate its authority and duties to subcommittees or individual members of the Committee, as it deems appropriate.

With the approval of the Chairman of the Compensation Committee, the Company retained Longnecker and Associates in 2004 to provide guidance to the Compensation Committee in connection with the Company’s employment contracts with the Chief Executive Officer, Chairman of the Board, and President of the Company.

Longnecker and Associates was retained due to its longstanding history with the Company and its resulting understanding of the Company’s compensation practices and philosophies, in particular with respect to the Company’s employment contracts. From time to time, the Company, through its human resources department, also retains other consultants in connection with the design of compensation plans and programs that may impact executive officer compensation. As part of the review of the Company’s compensation practices discussed below under “Compensation Discussion and Analysis,” the Company requested input from Mercer Human Resource Consulting, ISS Corporate Services, Inc., and Georgeson Inc.

As discussed further below, the Nominating and Corporate Governance Committee is responsible for reviewing the compensation and benefits for non-Employee Directors.

Executive Committee.  The Executive Committee consists of Messrs. Kelleher (Chairman), Cunningham, and Johnson, and was appointed to assist the Board in carrying out its duties. The Executive Committee has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee held one meeting during 2006.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee consists of Messrs. Montford (Chairman), Caldera, Crockett, Hobby (retiring), and Johnson. The Board of Directors of the Company has determined that all of the members of the Nominating and Corporate Governance Committee are “independent,” as that term is used under applicable rules of the New York Stock Exchange. The Nominating and Corporate Governance Committee held two meetings during 2006. Pursuant to its charter, the Nominating and Corporate Governance Committee reviews possible candidates for Board membership and recommends a slate of nominees, and develops and recommends to the Board corporate governance principles applicable to the Company. In addition, pursuant to its charter, as well as the Corporate Governance Guidelines, the Nominating and Corporate Governance Committee, with the advice of the Chairman of the Board and the Chief Executive Officer, is required to conduct an annual review of compensation for the non-management members of the Board and for recommending to the Board any appropriate changes thereto. The compensation should be an appropriate mix of cash and Company equity-related compensation considering the Company’s unique culture. The Committee will consider nominees submitted by Shareholders, provided nominations are submitted in accordance with the Company’s Bylaws. Director nominations are discussed further below under “Other Matters — Notice Requirements.”

Board Qualifications

The qualifications to be considered by the Nominating and Corporate Governance Committee in nominating Board members are set forth in the Corporate Governance Guidelines. Members of the Board of Directors of Southwest Airlines Co. should possess the highest personal and professional ethics, integrity, and values. They must possess practical wisdom, mature judgment, and be committed to the best longterm interests of the Company’s Employees, Customers, and Shareholders. Directors must be willing to devote sufficient time to fulfill their responsibilities and be willing to serve on the Board for an extended period of time. While there is no specific limitation on service on other Boards, the Committee will take into consideration the nature and time involved in a Director’s service on other boards in evaluating the suitability of that Director. In addition, the Board will consider a number of factors in the nomination or appointment of new Board members, including finance, marketing, government, education, and other professional experience or knowledge relevant to the success of the Company in today’s business environment. The Board will also take into consideration factors such as diversity and independence (for non-management Directors) in the appointment of future Board members. The Board evaluates each Director in the context of the Board as a whole, with the objective of recommending a group that can best serve the longterm interests of the Company’s Employees, Customers, and Shareholders. In the case of current Directors being considered for renomination, the Board considers the Director’s past attendance at Board and Committee meetings and participation in and contributions to such meetings and Board activities. The Company’s Bylaws provide for a mandatory retirement age of 75 for members of the Board of Directors. The Chairman of the Board is exempted from the mandatory retirement provisions of the Bylaws.

Certain Relationships and Related Transactions, and Director Independence

Pursuant to its charter, the Audit Committee of the Board is required to review and discuss related person transactions with management and the independent auditors. In addition, the Company distributes Director and Officer Questionnaires at least annually, pursuant to which all Directors and executive officers of the Company are requested to disclose any direct or indirect interest that they may have in transactions with the Company. The Questionnaire further requires that these responses be updated to the extent circumstances change. The Board has taken these responses into account in making its independence determinations. In particular, in 2007, the Board evaluated the following relationships: (i) Mr. Crockett’s status as an attorney and non-equity director in a law firm that performs services for the Company and (ii) Mr. Montford’s status as an officer of AT&T Services, Inc., which does business with the Company. The Board determined that neither of such indirect relationships was material either to the Company or to the executive officer.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

At the close of business on March 21, 2007, the record date of those entitled to notice of and to vote at the meeting, there were outstanding           shares of Common Stock, $1.00 par value, each share of which is entitled to one vote.

Certain Beneficial Owners

The following table sets forth information with respect to persons who, to the Company’s knowledge, beneficially own more than 5 percent of the Common Stock of the Company.

	Amount and Nature
	of Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership(1)		Class(1)

Capital Research and Management Company	87,298,480	(2)	11.0%
333 South Hope Street Los Angeles, CA 90071
T. Rowe Price Associates, Inc.	61,582,772	(3)	7.7%
100 E. Pratt Street Baltimore, MD 21202
PRIMECAP Management Company	47,699,925	(4)	6.0%
225 South Lake Avenue, #400 Pasadena, CA 91101
The Growth Fund of America, Inc.	44,962,877	(5)	5.7%
333 South Hope Street Los Angeles, CA 90071

(1)	Shares, percentages, and other information are based on information contained in Schedules 13G filed with the Securities and Exchange Commission with respect to beneficial ownership at December 31, 2006.

(2)	As of December 31, 2006, Capital Research and Management Company reported sole voting power with respect to 18,005,300 shares and sole dispositive power with respect to 87,298,480 shares, but disclaimed beneficial ownership of any shares of Common Stock.

(3)	As of December 31, 2006, T. Rowe Price Associates, Inc. reported sole voting power with respect to 16,253,757 shares and sole dispositive power with respect to 61,280,172 shares. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)	As of December 31, 2006, PRIMECAP Management Company reported sole voting power with respect to 12,648,650 shares and sole dispositive power with respect to 47,699,925 shares.

(5)	As of December 31, 2006, The Growth Fund of America, Inc. reported sole voting power with respect to all 44,962,877 shares. The Growth Fund of America, Inc. is an investment company registered under the Investment Company Act of 1940, which is advised by Capital Research and Management Company.

Management

The following table sets forth as of December 31, 2006, certain information regarding the beneficial ownership of Common Stock by the Directors, each of the executive officers of the Company named in the Summary Compensation Table, and by all executive officers and Directors, as a group.

	Amount and Nature
	of Beneficial	Percent of
Name of Beneficial Owner	Ownership(1)(2)	Class(2)

Colleen C. Barrett(3)	583,328	*
David W. Biegler(4)	9,707	*
Louis E. Caldera(5)	4,500	*
C. Webb Crockett(6)	25,975	*
William H. Cunningham(7)	23,000	*
William P. Hobby(8)	6,681	*
Travis C. Johnson	207,413	*
Herbert D. Kelleher(9)	4,984,237	*
Gary C. Kelly(10)	528,077	*
Nancy B. Loeffler(11)	5,550	*
John T. Montford(12)	9,700	*
Laura Wright(13)	183,505	*
Ron Ricks(14)	230,575	*
Executive Officers and Directors as a Group (17 persons)(15)	7,060,793	*

*	Less than 1%

(1)	Unless otherwise indicated, beneficial owners have sole rather than shared voting and investment power respecting their shares, other than shared rights created under joint tenancy or marital property laws as between the Company’s Directors and executive officers and their respective spouses, if any.

(2)	The number of shares beneficially owned includes shares that each beneficial owner and the group had the right to acquire within 60 days pursuant to stock options, whether or not such options were in-the-money. Because data is as of December 31, 2006, it does not reflect any transactions, including any option exercises, that may have occurred subsequent to such date.

(3)	Includes 1,474 shares held for Ms. Barrett’s account under the Company’s profit sharing plan, with respect to which she has the right to direct the voting, and 539,489 shares that Ms. Barrett had the right to acquire within 60 days pursuant to stock options.

(4)	Held by spouse.

(5)	Includes 4,500 shares that Mr. Caldera had the right to acquire within 60 days pursuant to stock options.

(6)	Includes 7,500 shares held in a family trust.

(7)	Includes 15,000 shares that Dr. Cunningham had the right to acquire within 60 days pursuant to stock options.

(8)	Held by testamentary trusts of which Governor Hobby is a co-trustee.

(9)	Includes 838,039 shares that Mr. Kelleher had the right to acquire within 60 days pursuant to stock options and 304,380 shares held by a family limited liability company in which Mr. Kelleher’s wife has a beneficial interest. Mr. Kelleher disclaims any beneficial interest in the limited liability company shares.

(10)	Includes 391,576 shares that Mr. Kelly had the right to acquire within 60 days pursuant to stock options. Mr. Kelly’s shares of Common Stock are pledged in connection with a margin account.

(11)	Includes 4,500 shares that Ms. Loeffler had the right to acquire within 60 days pursuant to stock options.

(12)	Includes 7,000 shares that Mr. Montford had the right to acquire within 60 days pursuant to stock options.

(footnotes continue on next page)

(13)	Includes 9,380 shares held for Ms. Wright’s account under the Company’s profit sharing plan, with respect to which she has the right to direct the voting, and 146,120 shares that Ms. Wright had the right to acquire within 60 days pursuant to stock options.

(14)	Includes 180,575 shares that Mr. Ricks had the right to acquire within 60 days pursuant to stock options.

(15)	In addition to amounts disclosed in footnotes (3) through (14), includes 4,346 shares held for the accounts of executive officers under the Company’s profit sharing plan with respect to which such persons have the right to direct voting, and 239,191 shares that such executives had the right to acquire within 60 days pursuant to stock options. All information with respect to the profit sharing plan is based on a statement dated December 31, 2006.

COMPENSATION OF EXECUTIVE OFFICERS

The following table discloses compensation earned for services performed by the Company’s Chief Executive Officer and Chief Financial Officer and the three remaining most highly paid executive officers during the year ended December 31, 2006. These executives will be referred to as the “named executive officers.”

Summary Compensation Table

					Non-Qualified
					Deferred
				Option	Compensation		All Other
		Salary	Bonus	Awards	Earnings		Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)		($)		($)

Herbert D. Kelleher	2006	$450,000	$332,000	$428,740	$36,905	(3)	$117,355	(4)	$1,365,000
Chairman of the Board
Colleen C. Barrett	2006	$362,487	$483,000	$321,555	$5,565	(3)	$84,328	(5)	$1,256,935
President and Secretary
Gary C. Kelly	2006	$416,860	$462,000	$429,862	$620	(3)	$96,541	(6)	$1,405,883
Chief Executive Officer and Vice Chairman of the Board
Laura Wright	2006	$271,413	$200,000	$160,082	—		$32,490	(7)	$663,985
Sr. Vice President — Chief Financial Officer
Ron Ricks	2006	$286,986	$340,000	$158,581	—		$36,937	(8)	$822,505
Executive Vice President — Law, Airports, and Public Affairs

(1)	Reflects bonuses paid in January 2007 in respect of performance for 2006. Bonuses paid in January 2006 to the named executive officers in respect of service for 2005 were as follows: Mr. Kelleher — $277,000; Ms. Barrett — $439,000; Mr. Kelly — $385,000; Ms. Wright — $165,000; and Mr. Ricks — $283,200.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payments” (“SFAS 123R”), with respect to stock options. Amounts therefore include expense related to stock options granted in and prior to fiscal 2006, as applicable. Assumptions used in calculating these amounts are included in Note 13 to the Company’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(3)	Consists of above-market earnings on deferred compensation provided pursuant to the executive’s employment contract, which is discussed below under “Employment and Other Contracts; Potential Payments Upon Termination or Change-In-Control.”

(4)	Consists of (i) Company contributions to the Company’s profit sharing plan of $17,490; (ii) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $16,060; (iii) Company contributions in the amount of $44,857 to Mr. Kelleher’s deferred compensation arrangement in accordance with the terms of his employment contract; (iv) positive space travel for Mr. Kelleher on Southwest Airlines; (v) life, accidental death, and long-term disability insurance premiums; (vi) medical and dental reimbursements for Mr. Kelleher and his spouse; and (vii) a business expense reimbursements allowance. Perquisites are valued based on the out-of-pocket cost to the Company, except that the value attributed to travel on Southwest Airlines is based on the average passenger fare for all Southwest flights during 2006 and assumes the executive took the place of a paying passenger who otherwise would have used the seat.

(5)	Consists of (i) Company contributions to the Company’s profit sharing plan of $17,490; (ii) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $16,060; and (iii) Company contributions in the amount of $50,778 to Ms. Barrett’s deferred compensation arrangement in accordance with the terms of her employment contract.

(6)	Consists of (i) Company contributions to the Company’s profit sharing plan of $17,490; (ii) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $16,060; (iii) Company contributions in the amount of $50,808 to Mr. Kelly’s deferred compensation arrangement in accordance with the terms of his employment contract; (iv) positive space travel for Mr. Kelly and his family on Southwest Airlines; (v) life, accidental death, and long-term disability insurance premiums; and (vi) medical and dental reimbursements for Mr. Kelly and his family. Perquisites are valued based on the out-of-pocket cost to the Company, except that the value attributed to travel on Southwest Airlines is based on the average passenger fare for all Southwest flights during 2006 and assumes the executive took the place of a paying passenger who otherwise would have used the seat.

(7)	Consists of (i) Company contributions to the Company’s profit sharing plan of $17,490; and (ii) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $15,000.

(8)	Consists of (i) Company contributions to the Company’s profit sharing plan of $17,490; (ii) Company contributions to the Southwest Airlines Excess Benefit Plan of $3,387; and (iii) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $16,060.

Mr. Kelleher, Ms. Barrett, and Mr. Kelly receive their compensation in large part pursuant to the terms of their employment contracts, which are discussed in detail below under “Employment and Other Contracts; Potential Payments Upon Termination or Change-in-Control.” In addition, the amount of executive salary and bonus in proportion to total compensation is discussed in detail below under “Compensation Discussion and Analysis.”

Amounts included in “All Other Compensation” for the individuals named above in respect of the Company’s profit sharing plan and Southwest Airlines Co. 401(k) Plan are determined on the same basis as the calculation used for all Southwest Airlines Co. Employees.

Grants of Plan-Based Awards in Last Fiscal Year

The following table provides information on grants of plan-based awards in 2006 to the named individuals.

		Option Awards:
		Number of		Exercise Price of
		Securities		Option Awards	Closing Price on	Grant Date Fair
		Underlying Options		($/Sh)	Grant Date ($/Sh)	Value of
Name	Grant Date	(#)		(1)	(1)	Option Awards($)

Herbert D. Kelleher	—	—		—	—	—
Colleen C. Barrett	—	—		—	—	—
Gary C. Kelly	—	—		—	—	—
Laura Wright	03/17/06	4,583	(2)	$17.53	$17.60	$25,719
	03/17/06	35,417	(3)	$17.53	$17.60	$200,616
Ron Ricks	03/17/06	5,471	(2)	$17.53	$17.60	$30,702
	03/17/06	34,529	(4)	$17.53	$17.60	$195,586

(1)	Reflects awards of stock options. In accordance with the terms of the stock option plan under which all stock options were granted, fair market value was determined based on the mean between the highest and lowest quoted selling prices of the Company’s Common Stock on the date of grant of an option, as reported by the New York Stock Exchange.

(2)	These options were granted to the named executive officers at the fair market value of the Company’s Common Stock on the date of grant and are exercisable on December 31, 2008 with respect to all of the shares covered thereby.

(3)	These options were granted to Ms. Wright at the fair market value of the Company’s Common Stock on the date of grant and are exercisable as follows: 13,334 on December 31, 2006, 13,333 on December 31, 2007, and 8,750 on December 31, 2008.

(4)	These options were granted to Mr. Ricks at the fair market value of the Company’s Common Stock on the date of grant and are exercisable as follows: 13,334 on December 31, 2006, 13,333 on December 31, 2007, and 7,862 on December 31, 2008.

The factors supporting the Compensation Committee’s determinations with respect to the plan-based awards are discussed below under “Compensation Discussion and Analysis.”

Outstanding Equity Awards at Fiscal Year-end

The following table provides information regarding stock options held by the named executive officers as of December 31, 2006. Stock options are the only type of equity award that has been granted to the named executive officers.

	Option Awards
	Number of Securities	Number of Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options	Option Exercise
	(#)	(#)	Price	Option Expiration
Name	Exercisable	Unexercisable	($)	Date

Herbert D. Kelleher	7,597	—	$7.27	01/01/2008
	10,465	—	$10.11	01/01/2009
	12,713	—	$10.88	01/01/2010
	8,570	—	$22.80	12/31/2010
	35,282	—	$1.00	01/01/2011
	35,281	—	$1.00	01/01/2012
	35,281	—	$1.00	01/01/2013
	150,000	—	$22.35	01/01/2011
	150,000	—	$22.35	01/01/2012
	150,000	—	$22.35	01/01/2013
	8,570	—	$18.73	01/01/2012
	8,570	—	$14.03	01/02/2013
	8,570	—	$15.91	01/05/2014
	200,000	—	$14.95	07/15/2014
	8,570	—	$14.25	01/20/2015
	8,570	—	$16.43	12/31/2015
Colleen C. Barrett	56,829	—	$4.30	01/24/2007
	3,798	—	$7.27	01/01/2008
	48,020	—	$7.87	01/23/2008
	5,484	—	$10.11	01/01/2009
	36,471	—	$11.72	01/22/2009
	4,977	—	$10.88	01/01/2010
	21,843	—	$10.35	01/19/2010
	5,790	—	$22.80	12/31/2010
	22,050	—	$21.30	02/15/2011
	150,000	—	$17.11	06/19/2011
	7,663	—	$18.73	01/01/2012
	8,336	—	$14.03	01/02/2013
	7,262	—	$15.91	01/05/2014
	150,000	—	$14.95	07/15/2014
	6,309	—	$14.25	01/20/2015
	4,657	—	$16.43	12/31/2015

	Option Awards
	Number of Securities	Number of Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options		Option Exercise
	(#)	(#)		Price	Option Expiration
Name	Exercisable	Unexercisable		($)	Date

Gary C. Kelly	905	—		$7.27	01/01/2008
	33,739	—		$7.87	01/23/2008
	5,261	—		$10.11	01/01/2009
	29,252	—		$11.72	01/22/2009
	6,687	—		$10.88	01/01/2010
	21,001	—		$10.35	01/19/2010
	5,313	—		$22.80	12/31/2010
	15,000	—		$21.30	02/15/2011
	2,700	3,800	(1)	$17.11	06/19/2011
	4,348	—		$18.73	01/01/2012
	17,250	—		$17.78	01/18/2012
	4,151	—		$14.03	01/02/2013
	21,000	—		$13.19	01/23/2013
	4,352	—		$15.91	01/05/2014
	30,000	—		$15.51	01/23/2014
	180,000	—		$14.95	07/15/2014
	4,322	—		$14.25	01/20/2015
	6,295	—		$16.43	12/31/2015
Laura Wright	473	—		$7.27	01/01/2008
	6,458	—		$7.87	01/23/2008
	36,225	7,380	(2)	$8.20	09/01/2008
	170	—		$10.11	01/01/2009
	4,500	—		$11.72	01/22/2009
	650	—		$10.88	01/01/2010
	6,000	—		$10.35	01/19/2010
	969	—		$22.80	12/31/2010
	4,400	—		$21.30	02/15/2011
	2,700	3,800	(1)	$17.11	06/19/2011
	719	—		$18.73	01/01/2012
	5,060	—		$17.78	01/18/2012
	553	—		$14.03	01/02/2013
	7,500	—		$13.19	01/23/2013
	1,114	—		$15.91	01/05/2014
	12,000	—		$15.51	01/23/2014
	432	2,688	(3)	$14.75	09/01/2014
	10,180	4,600	(4)	$14.25	01/20/2015
	28,083	13,333	(5)	$16.43	12/31/2015
	13,334	26,666	(6)	$17.53	03/17/2016

	Option Awards
	Number of Securities	Number of Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options		Option Exercise
	(#)	(#)		Price	Option Expiration
Name	Exercisable	Unexercisable		($)	Date

Ron Ricks	3,869	—		$7.87	01/23/2008
	9,754	—		$11.72	01/22/2009
	15,926	—		$10.35	01/19/2010
	3,915	—		$22.80	12/31/2010
	14,500	—		$21.30	02/15/2011
	3,916	—		$18.73	01/01/2012
	15,950	—		$17.78	01/18/2012
	3,916	—		$14.33	01/07/2013
	17,545	—		$13.19	01/23/2013
	3,084	—		$15.91	01/05/2014
	20,000	—		$15.51	01/23/2014
	415	2,585	(7)	$14.75	09/01/2014
	17,732	7,333	(8)	$14.25	01/20/2015
	29,386	13,333	(5)	$16.43	12/31/2015
	13,334	26,666	(6)	$17.53	03/17/2016

(1)	The remaining options are exercisable as follows: 800 on June 19, 2007; 900 on June 19, 2008; 1,000 on June 19, 2009; and 1,100 on June 19, 2010.

(2)	All 7,380 options are exercisable on September 1, 2007.

(3)	The remaining options are exercisable as follows: 240 on September 1, 2007; 288 on September 1, 2008; 336 on September 1, 2009; 384 on September 1, 2010; 432 on September 1, 2011; 480 on September 1, 2012; and 528 on September 1, 2013.

(4)	All 4,600 options became exercisable on January 20, 2007.

(5)	All 13,333 options become exercisable on December 31, 2007.

(6)	The remaining options are exercisable as follows: 13,333 on December 31, 2007 and 13,333 on December 31, 2008.

(7)	The remaining options are exercisable as follows: 231 on September 1, 2007; 277 on September 1, 2008; 323 on September 1, 2009; 369 on September 1, 2010; 415 on September 1, 2011; 462 on September 1, 2012; and 508 on September 1, 2013.

(8)	All 7,333 options became exercisable on January 20, 2007.

In an effort to bridge the perceived gap between the lower level of cash compensation for Company officers as compared to their peers and to provide a longterm incentive for future performance that aligns officers’ interests with Shareholders in general, the Company has historically relied on stock options. Typically, officers (and other Southwest leaders) receive large grants upon appointment to office and annual merit grants. Many of these grants had a 10 year term and vested over the life of the options. In addition, officers (and other Southwest leaders) received an annual grant equal to 5% of the number of shares held by the Employee at December 31 of the given year, to the extent such shares were obtained as the result of option exercises.

Option Exercises in Last Fiscal Year

The following table provides information regarding stock options exercised, and the value realized upon exercise, by the named executive officers during 2006.

	Option Awards
	Numbers of Shares
	Acquired on Exercise	Value Realized on Exercise
Name	(#)	($)(1)

Herbert D. Kelleher	7,595	$81,874
Colleen C. Barrett	1,268	$13,669
Gary C. Kelly	28,594	$329,884
Laura Wright	—	—
Ron Ricks	8,564	$102,939

(1)	Amounts reflect the difference between the exercise price of the stock option and the market price of the underlying Common Stock at the time of exercise.

Nonqualified Deferred Compensation in Last Fiscal Year

The Company maintains a profit sharing plan pursuant to which the Company annually contributes a percentage of its profits to the accounts of eligible Employees. The profit sharing plan is a qualified deferred compensation plan. In conjunction with the profit sharing plan, the Company maintains an excess benefit plan, which is a nonqualified deferred compensation plan and which is available to all Employees. At the Employee’s election, the Company makes contributions to the accounts of participants in the excess plan to the extent such amounts cannot be contributed to the profit sharing plan due to contribution limits established by the Internal Revenue Code. The Company has also established nonqualified deferred compensation arrangements with Mr. Kelleher, Ms. Barrett, and Mr. Kelly as part of their employment contracts. Pursuant to these arrangements, the Company makes contributions to their accounts to the extent such amounts cannot be contributed to the profit sharing plan due to contribution limits and compensation limits established by the Internal Revenue Code.

The profit sharing plan allows plan participants to invest all or a portion of their accounts in investment funds selected by the plan administrator, including the Company’s Common Stock. The excess benefit plan provides that plan participants may elect to have their accounts credited with earnings determined by reference to the earnings of investment options selected by the plan administrator, but not Company stock. Participants in the profit sharing and excess benefit plans are generally entitled to a distribution of their accounts upon separation from service with the Company.

The deferred compensation arrangements with Mr. Kelleher, Ms. Barrett, and Mr. Kelly provide that amounts credited to their accounts will accrue simple interest at a rate of 10 percent annually, compounded annually on the accrued and unpaid balance of the deferred compensation credited to their accounts as of the preceding December 31. Deferred compensation is payable at the rate of $100,000 per calendar year, commencing with the calendar year following the year in which (i) the executive attains a specified age (76, in the case of Mr. Kelleher, and 65, in the case of Ms. Barrett and Mr. Kelly) or (ii) the executive’s employment terminates, whichever occurs later.

The following table provides information regarding nonqualified deferred compensation for the named executive officers for 2006:

		Nonqualified Deferred Compensation
					Aggregate
		Executive	Southwest	Aggregate	Withdrawals/
		Contributions	Contributions	Earnings	Distributions	Aggregate
		in Last	in Last	in Last	in Last	Balance at
		Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year	December 31,
Name	Plan	($)	($)(1)	($)	($)	2006(1)

Herbert D. Kelleher	Employment Contract	—	$44,857	$103,086 (2)	—	$1,171,962
Colleen C. Barrett	Employment Contract	—	$50,778	$15,545 (3)	—	$211,090
	Excess Benefit Plan	—	—	$3,314	—	$50,256
Gary C. Kelly	Employment Contract	—	$50,808	$1,733 (4)	—	$58,360
	Excess Benefit Plan	—	—	$3,139	—	$47,601
Laura Wright	—	—	—	—	—	—
Ron Ricks	Excess Benefit Plan	—	$3,387	$5,037	—	$38,680

(1)	Southwest contributions reflect amounts earned for performance during 2006. Because profit sharing contributions are not calculated until after year-end, these amounts were not actually contributed to the executive’s account during 2006 and are therefore not included in the aggregate balance at December 31, 2006.

(2)	Includes the $36,905 disclosed in the “Non-Qualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(3)	Includes the $5,565 disclosed in the “Non-Qualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(4)	Includes the $620 disclosed in the “Non-Qualified Deferred Compensation Earnings” column of the Summary Compensation Table.

Employment and Other Contracts; Potential Payments Upon Termination or Change-in-Control

Employment Contracts with Mr. Kelleher, Mr. Kelly, and Ms. Barrett.  The Company entered into a three-year employment contract with Herbert D. Kelleher, effective as of July 15, 2004. Mr. Kelleher’s contract provides for an annual base salary of $450,000 for the year ending July 14, 2007, and discretionary performance bonuses to be paid in cash at the times and in the amounts determined by the Board. Pursuant to his contract, Mr. Kelleher is also entitled to reimbursement for medical and dental expenses incurred by him and by his spouse and family and deferred compensation in an amount equal to any Company contributions that would otherwise have been made on behalf of Mr. Kelleher to the Company’s profit sharing plan, but that exceed the limits established by the Internal Revenue Code for qualified plans. Such deferred compensation bears interest at 10 percent. Mr. Kelleher has the right to terminate his employment contract within 60 days after the occurrence of a Change of Control of the Company, as defined below. In the event Mr. Kelleher so terminates his employment, his employment contract provides for a lump sum severance payment equal to his unpaid base salary for the remaining term of the contract plus $750,000. Had such an event occurred as of December 31, 2006, Mr. Kelleher would have been entitled to a lump sum payment of $993,750.

The Company entered into a three-year employment contract with Gary C. Kelly, effective as of July 15, 2004. Mr. Kelly’s contract provides for an annual base salary of $424,065 for the year ending July 15, 2007, and discretionary performance bonuses to be paid in cash at the times and in the amounts determined by the Board. Pursuant to his contract, Mr. Kelly is also entitled to reimbursement for medical and dental expenses incurred by him, his spouse, and his children and deferred compensation in an amount equal to any Company contributions that would otherwise have been made on behalf of Mr. Kelly to the Company’s profit sharing plan, but that exceed the limits established by the Internal Revenue Code for qualified plans. Such deferred compensation bears interest at 10 percent. Mr. Kelly has the right to terminate his employment contract within 60 days after the occurrence of a Change of Control of the Company, as defined below. In the event Mr. Kelly so terminates his employment, the employment contract provides for a lump sum severance payment equal to Mr. Kelly’s unpaid base salary for the remaining term of his employment contract plus $750,000. Had such an event occurred as of December 31, 2006, Mr. Kelly would have been entitled to a lump sum payment of $979,702.

The Company entered into a three-year employment contract with Colleen C. Barrett, effective as of July 15, 2004. Ms. Barrett’s contract provides for an annual base salary of $368,752 for the year ending July 15, 2007, and discretionary performance bonuses paid in cash at the times and in the amounts determined by the Board. Pursuant to her contract, Ms. Barrett is also entitled to reimbursement for her medical and dental expenses and deferred compensation in an amount equal to any Company contributions that would otherwise have been made on behalf of Ms. Barrett to the Company’s profit sharing plan, but that exceed the limits established by the Internal Revenue Code for qualified plans. Such deferred compensation bears interest at 10 percent. Ms. Barrett has the right to terminate her employment contract within 60 days after the occurrence of a Change of Control of the Company, as defined below. In the event Ms. Barrett so terminates her employment, the employment contract provides for a lump sum severance payment equal to Ms. Barrett’s unpaid base salary for the remaining term of her employment contract plus $750,000. Had such an event occurred as of December 31, 2006, Ms. Barrett would have been entitled to a lump sum payment of $949,741.

Mr. Kelleher, Mr. Kelly, and Ms. Barrett would not be entitled to any special compensation or benefits in the event of termination of employment for any reason other than a Change of Control, with the exception of termination due to disability resulting from a job-related cause. In such event, pursuant to their employment contracts, they would be entitled to receive regular installments of their base salary in effect at the time of termination of employment for the remainder of the term of their agreements. Had such an event occurred as of December 31, 2006, Mr. Kelleher, Mr. Kelly, and Ms. Barrett would have been entitled to $243,750, $229,702, and $199,741, respectively.

For purposes of the foregoing agreements, as well as the Executive Service Recognition Plan discussed below, a Change of Control is generally deemed to occur in the event that a third party acquires 20 percent or more of the Company’s voting securities or a majority of the Directors of the Company are replaced as a result of a tender offer or merger, sale of assets or contested election.

Executive Service Recognition Plan.  In 1987, The Board of Directors of the Company established an Executive Service Recognition Plan to permit the Company to continue to attract and retain well-qualified executive personnel and to assure both the Company of continuity of management and its executives of continued employment in the event of any actual or threatened change of control of the Company. As contemplated by the Executive Service Recognition Plan, the Company has entered into employment agreements with Ms. Wright and Mr. Ricks. The terms of these employment agreements would be invoked only in the event of a Change of Control, and these executives would not be entitled to any special compensation or benefits in the event of termination of employment for any reason other than a Change of Control. Under the terms of these agreements, the executives must remain in the employment of the Company for one year after a Change of Control has occurred (the “Employment Year”). While employed pursuant to these agreements, the executives would be entitled to a base salary in an amount at least equal to the highest salary received by the executives during the preceding 12-month period. In addition, the executives would be entitled to an annual bonus in an amount at least equal to the highest bonus (the “Change of Control Bonus Amount”) paid or payable to the executive in respect of either of the two fiscal years immediately prior to the fiscal year in which the Change of Control occurs. If, during the Employment Year, the executive’s employment were to be terminated other than for cause or the executive were to resign for good reason (each as defined in the agreement), then the executive would be entitled a lump sum payment equal to:

(a) a pro rated bonus, which would be based on the annual bonus paid to the executive for the last full fiscal year of the Company prior to the fiscal year in which the date of termination occurs;

(b) the executive’s annual base salary in effect at the time of notice of termination;

(c) the Change of Control Bonus Amount paid to the executive for the last full fiscal year of the Company (being the year in which the Change of Control has occurred, but not the date of termination of employment), or, if no such bonus shall have been paid, the Change of Control Amount that would have been payable to the executive for the then current fiscal year (being the year in which the date of termination of employment occurs).

Had such an event occurred as of December 31, 2006, Mr. Ricks and Ms. Wright would have been entitled to $886,400 and $630,000, respectively.

In addition to the amounts discussed above, in the event of termination of their employment for any reason other than cause, each of the named executive officers would be eligible to participate in any non-contract retiree medical benefit plan or program that the Company may then make available to its retirees generally on the same terms as other retirees. In addition, the executives would be entitled to the amounts credited to their accounts pursuant to the Company’s qualified 401(k) and profit sharing plans, as well as nonqualified deferred compensation amounts credited to their accounts pursuant to the Company’s excess benefit plan and/or their employment agreements (as applicable), each as disclosed in more detail above under the heading “Nonqualified Deferred Compensation in Last Fiscal Year.”

Change of Control Severance Pay Plan.  The Board of Directors established in 1988 a Change of Control Severance Pay Plan (the “Severance Pay Plan”) to provide for severance payments to qualified Employees whose employment with the Company terminates due to certain conditions created by a change in control of the Company (as defined in the Severance Pay Plan). All Employees of the Company are participants in the Severance Pay Plan except any officer participating in the Executive Service Recognition Plan and all other Employees who are beneficiaries of an enforceable contract with the Company providing for severance payments in the event of a reduction in force or furlough (collective bargaining agreements). Generally, the Severance Pay Plan provides for severance payments, based upon the Employee’s salary and years of service with the Company, in the event the Employee is terminated, other than for cause (as defined in the Severance Pay Plan), death, voluntary retirement or total and permanent disability, within one year of a “change in control.” The Employee would also remain eligible for a 12-month extension of coverage under each “welfare benefit” plan of the Company, including medical, dental, etc., as in effect immediately prior to any change in control. For purposes of the Severance Pay Plan, a “change in control” is deemed to have occurred if 20 percent or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for Directors shall have been acquired by a third person or a change in the makeup of the Board of Directors shall have occurred under certain circumstances described in the Severance Pay Plan.

Directors’ Compensation

The following table provides information regarding compensation earned by the Directors during the year ended December 31, 2006:

	Fees Earned
	or Paid			All Other
	in Cash	Stock Awards	Option Awards	Compensation	Total
Name(1)	($)(2)	($)(4)	($)(5)	($)	($)

David W. Biegler	$24,693	—	—	—	$24,693
Louis E. Caldera	$46,859	$9,825	$6,706	—	$63,390
C. Webb Crockett	$43,274	$8,160	—	—	$51,434
William H. Cunningham	$59,347	$8,160	—	—	$67,507
William P. Hobby	$48,875	$8,160	—	—	$57,035
Travis C. Johnson	$53,459	$8,160	—	—	$61,619
Nancy B. Loeffler	$34,354	$9,825	$6,706	—	$50,885
John T. Montford	$50,650	$8,993	$8,347	—	$67,990
Rollin M. King(3)	$21,042	$12,660	—	$75,000	$108,702
June Morris(3)	$27,587	$12,660	—	$75,000	$115,247

(1)	Directors who also serve as executive officers of the Company do not receive compensation other than for their services as an executive officer. Such Directors are therefore not included in this table.

(2)	Reflects amounts earned for performance during 2006, whether or not paid during 2006. Therefore, the retainer fees discussed below have been allocated to 2006, as appropriate.

(3)	Reflects payments to Mr. King and Ms. Morris in connection with their retirement from the Board in May 2006. They each also received $61,950 in connection with the payout of performance shares. The related expense is reflected in the “Stock Awards” column. These payments are discussed in more detail below.

(4)	Reflects the dollar amount recognized as a liability for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R with respect to performance shares granted under the Company’s Outside Director Incentive Plan. Amounts therefore include expense related to awards granted in and prior to fiscal 2006, as applicable. These awards are discussed in Note 13 to the Company’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The aggregate number of Performance Shares outstanding at December 31, 2006 for each of the Directors was as follows: Mr. Biegler — 0; Mr. Caldera — 2,250; Mr. Crockett — 3,750; Dr. Cunningham — 3,750; Governor Hobby — 3,750; Mr. Johnson — 3,750; Ms. Loeffler — 2,250; Mr. Montford — 3,000; Mr. King — 0; and Ms. Morris — 0. Performance Shares were the only type of Stock Awards held by these Directors at fiscal year end.

(5)	These Directors were not granted any Option Awards during fiscal 2006. The aggregate number of shares underlying stock options outstanding at fiscal year end for each of the Directors was as follows: Mr. Biegler — 0; Mr. Caldera — 10,000; Mr. Crockett — 0; Dr. Cunningham — 15,000; Governor Hobby — 0; Mr. Johnson — 0; Ms. Loeffler — 10,000; and Mr. Montford — 10,000. Stock options were the only type of Option Awards held by these Directors at December 31, 2006.

Directors’ fees are paid on an annual basis in May of each year. Each Director of the Company who is not an Employee of the Company was paid $13,125 for his or her services as a Director during the 12-month period ending May 2006. These fees were increased to $13,780 for services during the 12-month period ending May 2007 and will be increased to $14,260 for services during the 12-month period ending May 2008. During 2006, the Board of Directors held six meetings and otherwise acted by unanimous consent. In addition, these Directors received $3,360 for attendance at each meeting of the Board of Directors during the 12-month period ending May 2006. These fees were increased to $3,525 for meetings during the 12-month period ending May 2007 and will be increased to $3,650 for meetings during the 12-month period ending May 2008. Committee members received $1,750 for attendance at each Committee meeting during the 12-month period ending May 2006. This fee was increased to $1,835 for meetings during the 12-month period ending May 2007 and will be increased to $1,900 for meetings during the 12-month period ending May 2008. Members of the Executive Committee, other than Mr. Kelleher, received an additional $6,400 for their services on such Committee during the 12-month period ended May 2006. This fee was increased to $6,720 for services during the 12-month period ended May 2007 and will be increased to $6,955 for the 12-month period ending May 2008. The Chairmen of the Audit, Compensation, and Nominating and Corporate Governance Committees received annual fees of $7,100, $3,675, and $3,675 respectively, for their service as Chairs of such Committees during the 12-month period ended May 2006. These fees were increased to $9,000, $3,860, and $3,860, respectively, for the 12-month period ending May 2007 and will be increased to $9,320, $4,000, and $4,000, respectively, for the 12-month period ending May 2008. Officers of the Company receive no additional remuneration for serving as Directors or on Committees of the Board.

In 2001, the Board adopted the Southwest Airlines Co. Outside Director Incentive Plan. The purpose of the plan is to align more closely the interests of the non-Employee Directors with those of the Company’s Shareholders and to provide the non-Employee Directors with retirement income. To accomplish this purpose, the plan compensates each non-Employee Director based on the performance of the Company’s Common Stock and defers the receipt of such compensation until after the non-Employee Director ceases to be a Director of the Company. Pursuant to the plan, on the date of the 2002 Annual Meeting of Shareholders, the Company granted 750 non-transferable Performance Shares to each non-Employee Director who had served as a Director since at least May 2001. Thereafter, on the date of each Annual Meeting of Shareholders, the Company granted 750 Performance Shares to each non-Employee Director who served since the previous Annual Meeting. Beginning with the May 2007 Annual Meeting of Shareholders, this will be increased to 1,000 Performance Shares. A Performance Share is a unit of value equal to the Fair Market Value of a share of Southwest Common Stock, based on the average closing sale price of the Common Stock as reported on the New York Stock Exchange. On the 30th calendar day following the date on which a non-Employee Director ceases to serve as a Director of the Company for any reason, Southwest will pay to such non-Employee Director an amount equal to the Fair Market Value of the Common Stock during the 30 days preceding such last date of service multiplied by the number of Performance Shares then held by such Director. The plan contains provisions contemplating adjustments on changes in capitalization of the Company.

Upon retirement from the Board of Directors, a Director who has served at least five years as of the date of retirement will receive $35,000 and a Director who has served at least ten years will receive $75,000.

COMPENSATION DISCUSSION AND ANALYSIS

The Salary Administration Program for Southwest’s non-contract people will be administered in a manner that promotes the attainment by Southwest of reasonable profits on a consistent basis in order to preserve job protection and security for such non-contract people; that promotes and rewards productivity and dedication to the success of Southwest as the collective embodiment of all of its people; that accomplishes internal equity among its people; and that responds pragmatically to the actual influence of external market forces.

Southwest Airlines Co.
Salary Administration Manual

The above principles are applied to all Southwest Employees who are not subject to collective bargaining agreements (non-contract Employees), including executive officers. The Compensation Committee of the Board of Directors reviews the compensation of Southwest’s executive officers on an annual basis. The Committee considers the total compensation (both salary and incentives), as well as the recommendation of the Company’s Chief Executive Officer, in establishing each element of compensation. Mr. Kelleher, Mr. Kelly, and Ms. Barrett have employment contracts with the Company, which are discussed in detail above under “Employment and Other Contracts; Potential Payments Upon Termination or Change-in-Control.”

At current cash compensation levels, the Committee does not expect Internal Revenue Service regulations regarding maximum deductibility of executive compensation to have any application to the Company.

The Company’s 1996 Incentive Stock Option Plan and 1996 Non-Qualified Stock Option Plan have both expired. In light of the unavailability of shares for future option grants to management under these plans, as well as the change in accounting for equity grants to Employees, the Company has recently undertaken a review of its compensation practices for management. The Compensation Committee of the Board of Directors has participated in this review, taking into consideration the Company’s operating results, compensation practices of comparable businesses, labor relations, and the Company’s egalitarian culture. Approximately 82% of the Company’s Employees are subject to collective bargaining agreements, and the relationship between executive pay and pay rates for contract Employees is an important consideration for the Committee. As a result of this review, the Compensation Committee, working together with the Company’s Chief Executive Officer, has continued the philosophy indicated above, implemented in the manner described below.

The principal elements of compensation for Southwest’s executive officers are the following:

Base Salary.  As a general rule, base salary for the executive officers of Southwest falls below the salaries for comparable positions in comparably sized companies and other airlines. The Committee bases this determination on comparative compensation studies for similarly situated businesses; its impression of the prevailing business climate; and the advice of the Company’s Chief Executive Officer. This approach is used to mitigate the myriad of risks inherent in the airline business, culminating in earnings volatility.

Annual salary increases, if any, for executive officers as a group are not more, on a percentage basis, than those received by other non-contract Employees.

Annual Incentive Bonus.  Officers of the Company are eligible for annual incentive bonuses. For the 2006 bonus, paid in January 2007, the Committee first considered the Company’s profitability in 2006, which increased 38% (economic), then the performance of each individual, his or her level of responsibility within the Company, the longevity in office of each officer, and each officer’s performance as a team member. No mathematical weighing formulae were applied with respect to any factors. In evaluating an individual’s performance, the Committee relied on the recommendation of the Chief Executive Officer, whose recommendation is based on his own perception of such officer’s performance. For 2006 compensation, the Company did not utilize defined performance targets in establishing compensation, nor did it employ minimum, targeted, or maximum amounts of bonuses or total compensation levels for the individual executive officers, and the final determination of compensation was subjective. Variable cash bonuses are used to help make up the difference between officers’ salaries and the market for their services, consistent with the Company’s earnings results.

For 2007, it is intended that salary plus bonus for each officer will provide total cash compensation for the Company’s top performers approximating median (average) market rates for similar positions, based on information provided to the Committee by outside consultants or the Company’s own human resource professionals. It is also intended that the annual bonus program will continue to provide an opportunity for part of total compensation to fluctuate based on individual performance and Company profitability.

Longterm Incentives.  In an effort to bridge the perceived gap between the lower levels of cash compensation for Company officers as compared to their peers and to provide a longterm incentive for future performance that aligns officers’ interests with Shareholders in general, the Company adopted its 1996 Incentive Stock Option Plan and 1996 Non-Qualified Stock Option Plan (the “1996 Plans”). The number of options initially granted to an officer, as compared to other Southwest Employees, was dependent on the length of service with the Company and individual levels of performance and responsibility. Subsequent grants have been based on levels of individual performance. With respect to all options granted, the precise number of shares was determined on a subjective basis. All grants under the 1996 Plans were at current market value, vesting over a number of years, dependent on continued employment. Each grant was made based upon the individual’s compensation package for that year, without reference to previous grants.

Each of the 1996 Plans expired prior to April 2006. With this in mind, the Committee authorized the issuance of options to officers in March 2006, with vesting dates that were comparable to those that would have been in effect had the options been granted in December 2006 in accordance with past practice.

Subject to Shareholder approval at the 2007 Annual Meeting, and based on the Committee’s recommendation, the Board has adopted the Company’s 2007 Equity Incentive Plan (the “2007 Plan”). As discussed further under “Proposal 3 — Approval of the Company’s 2007 Equity Incentive Plan,” the 2007 Plan gives the Committee flexibility to grant stock options, restricted stock, or restricted stock units. The objectives of the 2007 Plan are to provide a vehicle to encourage retention of our best Leaders, to pay our Leaders competitively, near the middle of the market for total compensation in cases of outstanding Company and individual performance, and to provide a tool to attract future Employees in a tight labor market. If the 2007 Plan is not approved by Shareholders, it is the Committee’s intention to recommend the adoption of a longterm incentive plan for management that mirrors the characteristics of an equity plan, but that does not require Shareholder approval, such as a phantom stock plan.

CEO Employment Contract.  Effective as of July 15, 2004, Southwest entered into a three-year employment contract with Mr. Kelly pursuant to which Mr. Kelly serves as Chief Executive Officer of the Company, and, so long as he is on the Board of Directors, Vice Chairman of the Board. Mr. Kelly’s employment contract is discussed in more detail above under the heading “Employment and Other Contracts; Potential Payments Upon Termination or Change-in-Control.” Pursuant to his employment contract, Mr. Kelly’s annual base salary for the year ending July 15, 2006 was $411,714 and for the year ending July 15, 2007 is $424,065. In addition, in July 2004, Mr. Kelly was granted fair market value options to purchase 180,000 shares of Southwest Common Stock with one-third vested immediately and the balance vesting in increments of one-third on each of July 15, 2005 and July 15, 2006. Mr. Kelly received no stock option grants in 2006.

The Committee relied on information supplied by an independent consultant in determining that Mr. Kelly’s cash compensation for the three-year period covered by his employment contract was significantly below the market midpoint for comparable positions at the time in question. The options granted to Mr. Kelly, in accordance with Company practice, were designed to make up at least a portion of the difference between his cash compensation and that received by others in comparable positions, dependent on successful performance by the Company as reflected in the price of its stock.

The number of options granted to Mr. Kelly was based on the Committee’s review of compensation for similarly situated individuals in the transportation industry and the Committee’s perception of his expected future contributions to Southwest’s performance over the three-year term of his contract. The Committee did not consider the amount and value of other options granted to Mr. Kelly in the past, as those options were granted in connection with earlier compensation packages. The Company has no target ownership levels for Company equity holdings by executives.

Pursuant to his employment contract, Mr. Kelly is entitled to a performance bonus at the discretion of the Board of Directors. The bonus paid to Mr. Kelly in January 2007 in respect of his performance in 2006 was $462,000, an increase of 20% over the previous year’s amount of $385,000 (as compared to Company profitability, which increased 38% (economic)). In fixing Mr. Kelly’s bonus, the Committee considered the factors indicated above for bonuses for all Officers of Southwest Airlines.

Executive officers participate in the Company’s profit sharing plan, excess benefit plan, and 401(k) plan, which are available to all Southwest Employees on the same basis. Officers of the Company, and their spouses, are eligible for unlimited, positive space travel on Southwest. Beyond such travel benefits, Southwest makes little use of perquisites for executive officers.

COMPENSATION COMMITTEE

William P. Hobby, Chair
C. Webb Crockett
David Biegler

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2006 (the “Audited Financial Statements”) with management. In addition, we have discussed with Ernst & Young LLP, the independent auditing firm for the Company, the matters required by Codification of Statements on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications.

The Committee also has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, and we have discussed with that firm its independence from the Company and the compatibility of its provision of services other than auditing services with such independence. We also have discussed with management of the Company and the auditing firm such other matters and received such assurances from them, as we deemed appropriate.

Based on the foregoing review and discussions and relying thereon, we have recommended to the Company’s Board of Directors the inclusion of the Audited Financial Statements in the Company’s Annual Report for the year ended December 31, 2006 and in the Company’s Annual Report on Form 10-K.

AUDIT COMMITTEE

William H. Cunningham, Chair
David Biegler
Louis Caldera
William P. Hobby
Travis Johnson
John T. Montford

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with Southwest management. Based on such review and discussions and relying thereon, we have recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis contained in this Proxy Statement be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and in this Proxy Statement.

COMPENSATION COMMITTEE

William P. Hobby, Chair
David Biegler
C. Webb Crockett

PROPOSAL 2
APPROVAL OF THE AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO
ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS

The Board of Directors recommends that the Company’s Restated Articles of Incorporation, as amended (the “Articles”), be amended to remove the supermajority voting requirements found in the Articles. Article Nine of the Articles currently requires, subject to certain exceptions, a supermajority vote for the following actions:

•	Any merger or consolidation of the Company or any of its subsidiaries with or into any other corporation;

•	Any sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Company or any of its subsidiaries to or with any other corporation, person or other entity;

•	Any sale, lease, exchange or other disposition to the Company or any of its subsidiaries of any assets, cash, securities or other property of any other corporation, person or other entity in exchange for securities of the Company or any of its subsidiaries; or

•	Any amendment to Article Nine of the Articles.

At the 2006 Annual Meeting of Shareholders, the Shareholders approved, by a substantial margin, a Shareholder proposal requesting that simple majority voting be required on all matters for which Shareholders vote. The stated purpose of the proposal was to eliminate all supermajority voting requirements from the Company’s Articles of Incorporation and Bylaws. The Board of Directors continues to believe, as it has stated in prior years in response to similar proposals, that these supermajority voting requirements provide some protection against self-interested actions by one or a few holders of a large number of shares of Common Stock, and encourage persons making unsolicited bids for Southwest Airlines to negotiate with the Board. Although the proposal made at the 2006 Annual Meeting was not binding, given the size of the vote in support of the proposal, the Board of Directors and its Nominating and Corporate Governance Committee have reexamined the arguments for and against supermajority voting provisions and concluded that it is in the best interests of the Company’s Shareholders to allow the Shareholders the opportunity to vote on an amendment to the Articles to remove all supermajority voting requirements from the Articles. The Board has also recently amended the Company’s Bylaws to remove the supermajority provisions found in the Bylaws.

Accordingly, the Board has approved and submits to the Shareholders for their approval an amendment to the Articles to remove Article Nine of the Articles, a copy of which is attached to this Proxy Statement as Appendix A.

Vote Required for Approval

Article Nine of the Articles currently requires the affirmative vote of 80% of all classes of stock of the Company entitled to vote thereon to amend, alter, change or repeal any of the provisions of Article Nine.

If the amendment to the Articles is approved, articles of amendment to the Company’s Articles deleting Article Nine will be executed and filed in accordance with Texas law.

The Board recommends a vote FOR the approval of the Amendment to the Company’s Articles of Incorporation to Eliminate Supermajority Voting Requirements

PROPOSAL 3
APPROVAL OF THE COMPANY’S 2007 EQUITY INCENTIVE PLAN

The Board of Directors adopted the 2007 Equity Incentive Plan (the “Plan”) on March 15, 2007, subject to approval by the Company’s Shareholders. If approved by the Shareholders of the Company at the meeting, the Plan will become effective immediately. No awards will be granted under the Plan unless and until Shareholder approval is received.

As discussed in more detail above under “Compensation Discussion and Analysis,” the objectives of the Plan are to provide a vehicle to encourage retention of the Company’s best Leaders, to pay its Leaders competitively, near the middle of the market for total compensation in cases of outstanding Company and individual performance, and to provide a tool to attract future Employees in a tight labor market. The Company has historically granted stock options to maintain adequate compensation for members of Company management as compared to their peers. While the Company believes that stock options have been an effective retention vehicle historically, in light of recent changes in accounting for equity grants to Employees, the Company deems it advisable to provide for increased flexibility in its equity grant practices going forward. Therefore, in addition to stock options, the Plan provides for grants of restricted shares of Common Stock and restricted stock units. In addition, the Plan has been designed to allow (to the extent deemed necessary and advisable) each of these types of awards to satisfy the performance-based compensation exception to the $1 million limitation on the Company’s deduction with respect to compensation of certain executives, as specified by Section 162(m) of the Internal Revenue Code.

Summary of the Plan

The following is a brief summary of the Plan and should be read in conjunction with, and is qualified in its entirety by reference to, the complete text of the Plan, which is attached to this Proxy Statement as Appendix B.

  Administration

The Plan must be administered by the Board or by a committee appointed by the Board consisting of at least two members of the Board. The Board or committee, as applicable, will be referred to as the “committee.” With respect to any award that is intended to satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, the committee must consist of at least such number of Directors as is required from time to time by such rule, and each committee member must satisfy the qualification requirements of such rule. With respect to any award that is intended to satisfy the performance-based compensation exception provided for under Section 162(m) of the Internal Revenue Code, the committee must consist of at least such number of Directors as is required from time to time to satisfy such exception, and each committee member must satisfy the qualification requirements of the exception. To the extent required under the rules of the stock exchange or automated quotation system on which the Company’s Common Stock is listed for trading or is quoted, each member of the committee must satisfy any “independence” requirements of such exchange or quotation system. Subject to certain limitations, the committee may delegate some or all of its authority under the Plan to one or more members of the committee or to one or more officers of the Company.

The committee will have the power to interpret the Plan, to establish rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for administering the Plan. The Plan does not permit the repricing of options or the granting of discounted awards, and no awards may be granted under the Plan after ten years from the date of the Plan’s adoption by the Shareholders.

  Eligibility and Plan Benefits

Any Employee of the Company or its affiliates and any Director who is not an Employee (a “non-Employee Director”) is eligible to participate in the Plan; however, only Employees of the Company or its subsidiaries are eligible to receive incentive stock options. Other than with respect to automatic formula grants to non-Employee Directors (which are discussed below), the selection of participants in the Plan and the number and type of awards to be granted to any individual is within the discretion of the committee.

  Limits on Awards Under the Plan

The maximum number of shares of Common Stock that may be issued under the Plan with respect to all types of awards in the aggregate may not exceed 6,000,000; provided that no more than 2,400,000 of the 6,000,000 shares may be issued pursuant to restricted stock and restricted stock unit awards, collectively. For example, (i) if the Company were to issue 2,400,000 shares of Common Stock pursuant to restricted stock and/or restricted stock unit awards, 3,600,000 shares would remain available for issuance pursuant to stock options only; or (ii) if the Company were to issue 5,500,000 shares of Common Stock pursuant to stock options, 500,000 shares would remain available for restricted stock, restricted stock unit awards, and/or stock options. During the ten-year term of the Plan, the maximum number of shares of Common Stock with respect to which awards may be granted under the Plan to any participant will be 450,000. To the extent an award lapses or the rights of its holder terminate, any shares of

Common Stock subject to such award will again be available for grant under the Plan. Unless earlier terminated by action of the Board, the Plan will terminate on the date that is ten years from the date of its approval by Shareholders. Any outstanding awards at such time will nonetheless expire in accordance with their terms.

Stock Options

Stock options granted under the Plan may be either “incentive stock options,” within the meaning of Section 422 of the Internal Revenue Code, or non-qualified stock options, as determined by the committee. With the exception of automatic grants to non-Employee Directors (which are discussed below), the committee has the power to determine the exercise price, vesting schedule (including any performance measures, if applicable), and term of any stock option, as well as any other terms that are not inconsistent with the purposes and provisions of the Plan; provided that (i) no stock option may have a term of longer than ten years (five years in the case of an incentive stock option granted to a 10 percent Shareholder), and (ii) the per share exercise price of any stock option cannot be less than 100% of the fair market value of a share of Common Stock on the date of grant (110% of the fair market value in the case of an incentive stock option granted to a 10 percent Shareholder, as calculated pursuant to the rules of the Internal Revenue Code).

The Plan provides for automatic grants of stock options to new non-Employee Directors. Similar to the Company’s 1996 Non-Qualified Stock Option Plan, which expired in 2005, the proposed Plan’s formula provides that each individual who becomes a non-Employee Director after adoption of the Plan and who has not previously been granted stock options under any other plan of the Company will receive, on the date of his or her initial appointment or election to the Board, a non-qualified stock option to purchase 10,000 shares of Common Stock at a price equal to 100 percent of the fair market value of the Common Stock on such date. In addition, the proposed Plan provides that each individual who became a non-Employee Director prior to adoption of the Plan and who has not previously been granted stock options under any plan of the Company will, on the date of the 2007 Annual Meeting of Shareholders of the Company, be granted a stock option to purchase 8,000 shares of Common Stock at a price equal to 100 percent of the fair market value of the Common Stock on such date. (This provision is applicable to Mr. Biegler, who is the only current Director not to have received stock options, due to the expiration of the Company’s stock option plans prior to his election to the Board. In January 2007, Mr. Biegler also received a one-time grant of 2,000 shares of phantom stock in an effort to equalize his equity grants with those of other Directors who have received options to purchase 10,000 shares of Common Stock.) Formula grants under the Plan will have a ten-year term and will become exercisable with respect to one-third of the shares covered thereby annually, beginning on the first anniversary of the date of grant.

An option’s exercise price may be paid (i) in cash, (ii) in shares of Common Stock (in the discretion of the committee), (iii) through a cashless exercise, or (iv) in any other manner permitted by the committee. The closing price of a share of the Company’s Common Stock on March   , 2007, was $     .

In the event of the termination of a Plan participant’s service with the Company, any of the participant’s stock options that have not vested as of the date of termination will automatically become null and void on the date of termination. The vested portion of the participant’s outstanding stock options will become null and void on the date that is earliest to occur of the following (i) the date of the participant’s termination of service for cause; (ii) the expiration of two years following the date of termination of a participant’s employment if the participant is not also a Director; (iii) the expiration of five years following the date of termination of a Director’s service with the Board of Directors of the Company; (iv) the expiration of such period of time or the occurrence of such event as the committee in its discretion may provide in the participant’s stock option agreement; and (v) the expiration of ten years from the date of grant of the participant’s stock option.

Restricted Stock and Restricted Stock Units

Restricted stock is an award of Common Stock that is granted subject to restrictions that are established by the committee. A restricted stock unit is a right to receive a share of Common Stock in the future, subject to terms and conditions that are established by the committee. Restricted stock and restricted stock units granted under the Plan will be subject to a vesting schedule, which may include specified performance goals or other criteria that the committee determines must be satisfied in order to remove any restrictions with respect to such award; provided that

(i) in no event may restricted stock or restricted stock units with a vesting schedule based on the passing of time have (or be accelerated to have) a vesting schedule of less than three years from the date of grant; and (ii) in no event may restricted stock or restricted stock units with a vesting schedule based on the achievement of a performance measure vest (or be accelerated to vest) in under one year from the date of grant. In the event of the termination of a Plan participant’s service with the Company, any of the participant’s restricted stock or restricted stock units that have not vested as of the date of termination will be forfeited. Shares of restricted stock will be registered in the participant’s name or otherwise credited to the participant as of the date of grant, but will remain held by the Company for the account of the participant (and will not be transferable) until they have vested; however, a holder of restricted stock will have the right (to the extent applicable) to vote and to receive dividends or other distributions made or paid with respect to shares of Common Stock generally. A holder of restricted stock units will have not have these rights until the units have vested. Upon vesting, the participant will be entitled to receive one share of Common Stock for each restricted stock unit that has vested. If a participant’s service with the Company terminates for any reason, any of the participant’s unvested shares of restricted stock and unvested restricted stock units will be forfeited as of the date of such event.

Performance Goals

The committee may condition the grant, vesting, and/or exercisability of any award upon the attainment of one or more performance targets related to one or more performance measures over a performance period. Awards that are not intended to satisfy the performance-based compensation exception to the deduction limitation set forth in Section 162(m) of the Internal Revenue Code may be based on the achievement of such goals and be subject to such terms, conditions, and restrictions as the committee shall determine. Awards that are intended to satisfy the performance-based compensation exception based on the satisfaction of one or more performance measures must be conditioned on specified levels of one or more of the following: (1) the earnings or earnings per share of the Company or of any business unit of the Company designated by the committee; (2) the net operating margin of the Company or of any business unit of the Company designated by the committee; (3) the cash flow return on investment of the Company or any business unit of the Company designated by the committee; (4) the earnings before interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the committee; (5) the return on shareholders’ equity achieved by the Company; (6) the total shareholders’ return achieved by the Company; (7) any of the foregoing calculated on an “economic basis”; (8) the price of a share of Common Stock; (9) the Company’s market share; (10) the market share of a business unit of the Company designated by the committee; (11) the Company’s sales; (12) the sales of a business unit of the Company designated by the committee; (13) the economic value added; or (14) any combination of the foregoing. A measure that is calculated on an “economic basis” is a measure that is adjusted (to the extent consistent with Section 162(m) of the Code) to reflect the impact of special items, which are reflected from time to time in the Company’s published financials. Special items are material nonrecurring adjustments deemed appropriate to exclude by the committee and may include, without limitation, (a) unrealized gains or losses and other items that are recorded by the Company as a result of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended; (b) impairment and other non-cash charges including the impact of changes in accounting principles or estimates or other unusual, infrequent non-cash items; and (c) other items not considered to be representative of the Company’s ongoing operations.

A performance period must be established within ninety days after the beginning of such period; provided that (i) the performance target is substantially uncertain at such time and (ii) no more than 25% of the overall performance period has elapsed. The committee may adjust performance measures for specified significant extraordinary items or events, to the extent consistent with Section 162(m) of the Internal Revenue Code.

Prior to the payment of any award that has been conditioned upon achievement of a performance goal that is intended to qualify for the performance-based compensation exception provided for under Section 162(m) of the Internal Revenue Code, the committee must certify whether the performance target(s) have been achieved. The committee will have the discretion to reduce any award.

Adjustments

In the event of a subdivision or consolidation of shares of the Company’s Common Stock or the payment of a stock dividend on the Common Stock without receipt of consideration by the Company, (i) the number of shares of Common Stock with respect to which an outstanding award may thereafter be exercised or satisfied, as applicable, will, in the event of an increase in the number of outstanding shares, be proportionately increased, and the exercise price per share (if applicable) will be proportionately reduced; and (ii) the number of shares of Common Stock with respect to which an outstanding award may thereafter be exercised or satisfied, as applicable, will, in the event of a reduction in the number of outstanding shares, be proportionately reduced, and the exercise price per share (if applicable) will be proportionately increased. In the event of any such change in the outstanding Common Stock, the aggregate number of shares available under the Plan may be appropriately adjusted by the committee.

In the event the Company recapitalizes or otherwise changes its capital structure, the number and class of shares of Common Stock covered by an outstanding award will be adjusted so that such award will thereafter cover the number and class of shares of stock and securities to which a participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the participant had been the holder of record of the number of shares of Common Stock then covered by such award. If the Company is not to be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), or if the Company is to be dissolved or liquidated, then, unless a surviving corporation assumes or substitutes new awards for awards then outstanding under the Plan, (i) all unvested options then outstanding will be accelerated and will become exercisable in full, and all restrictions and/or performance measures with respect to any award will be deemed to be satisfied, on or before a date fixed by the Company prior to the effective date of such merger or consolidation or such dissolution or liquidation, and (ii) upon such effective date, awards will expire.

Transfer Restrictions

The rights of a participant with respect to any award will not be transferable by the participant other than by will or the laws of descent or distribution.

Amendment and Termination

The Board in its discretion may amend or terminate the Plan at any time; provided that no change in the Plan may be made that would impair the rights of a participant with respect to an award theretofore granted without the consent of the Participant; and provided, further, that no amendment may be made without approval of the Shareholders of the Company if such approval is required under applicable law or by the requirements of any exchange or automated quotation system upon which the Common Stock is listed for trading or quoted.

Summary of Certain Federal Income Tax Consequences

The following discussion is intended as a general summary of the federal income tax consequences associated with the grant and exercise of stock options. This summary does not purport to be complete and does not address any applicable state or local tax law.

Non-Qualified Stock Options

In general, no taxable income is realized by a participant upon the grant of a non-qualified stock option, and no deduction is then available to the Company. Upon exercise of a non-qualified stock option, the excess of the fair market value of the shares on the date of exercise over the exercise price will be includable in the gross income of the participant as ordinary income. The amount includable in the gross income of the participant will also be deductible by the Company. The tax basis of the shares acquired by the participant will be equal to the exercise price plus the amount includable in the gross income of the participant as ordinary income. When a participant disposes of shares acquired upon exercise of a non-qualified stock option, any amount realized in excess of the tax basis of the shares generally will be treated as a capital gain; if the amount realized is less than such tax basis, the difference will be treated as a capital loss. Any capital gain or capital loss will be long-term or short-term, depending on whether the shares have been held for more than one year; the holding period commences upon exercise of the non-qualified stock option. Certain additional rules may apply if the exercise price of a non-qualified stock option is paid in shares or other securities previously owned by the participant.

Incentive Stock Options

In general, no taxable income is realized by a participant and no deduction is available to the Company upon either the grant or exercise of an incentive stock option. If a participant holds the shares acquired upon the exercise of an incentive stock option for more than one year after the transfer of the shares upon exercise of the incentive stock option and at least two years from the date of the grant of the incentive stock option (the “ISO Holding Period”), the difference between the exercise price and the amount realized upon a subsequent sale of the shares will be treated as a long-term capital gain or loss and no deduction will be available to the Company. If the shares acquired upon exercise of an incentive stock option are disposed of before the expiration of the ISO Holding Period, the participant will realize ordinary income and the Company will be entitled to a deduction on the portion of the gain, if any, equal to the excess of the fair market value of the shares on the date of exercise over the incentive stock option exercise price (or, if less, the excess of the amount realized on the disposition over the tax basis of the shares); any further gain, or any loss, from such disposition will be taxable as a long-term or short-term capital gain or loss, depending upon whether the shares have been held for more than one year. Certain additional rules may apply if the exercise price of an incentive stock option is paid in shares or other securities previously owned by the participant.

The excess of the fair market value (at the time of exercise) of the shares acquired upon the exercise of an incentive stock option over the exercise price of such stock option may constitute an adjustment to taxable income for purposes of the alternative minimum tax. Special rules for computing alternative minimum taxable income also may apply in certain cases where there are subsequent sales of shares in disqualifying dispositions and to determine the basis of the shares for purposes of computing alternative minimum taxable income on a subsequent sale of the shares.

Vote Required for Approval

Provided a quorum is present at the Annual Meeting, approval of Proposal 3 requires the affirmative vote of a majority of the shares entitled to vote on, and voted for or against, the proposal.

The Board recommends a vote FOR the approval of the Company’s 2007 Equity Incentive Plan.

PROPOSAL 4
RATIFICATION OF SELECTION OF AUDITOR

Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young to the Shareholders for ratification as a matter of good corporate practice. If the Shareholders fail to ratify the selection, the Audit Committee and Board of Directors will reconsider whether or not to retain Ernst & Young. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the selection of a different independent accounting firm at any time during the year if the Board of Directors believes that this change would be in the best interests of the Company and its Shareholders.

The Board recommends a vote FOR the ratification of the selection of Ernst & Young LLP as the independent auditor of the Company.

RELATIONSHIP WITH INDEPENDENT AUDITORS

The firm of Ernst & Young LLP, independent auditors, has been selected by the Board of Directors to serve as the Company’s auditors for the fiscal year ending December 31, 2007. Ernst & Young LLP has served as the Company’s auditors since the inception of the Company. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting in order to make a statement if he so desires and to respond to appropriate questions.

The following table sets forth the various fees for services provided to the Company by Ernst & Young in 2006 and 2005:

		Audit-
		Related	Tax	All Other
Year	Audit Fees(1)	Fees(2)	Fees(3)	Fees(4)	Total Fees

2006	$1,063,000	$181,700	$42,123	$6,000	$1,292,823
2005	$969,000	$259,849	$50,482	$6,000	$1,285,331

(1)	Includes fees for the annual audit and quarterly reviews, SEC registration statements, accounting and financial reporting consultations and research work regarding Generally Accepted Accounting Principles, passenger facility charge audits, and the attestation of management’s 2006 Report on Internal Controls.

(2)	Includes fees for audits of benefit plans and wholly owned captive insurance company.

(3)	Includes services for tax compliance, tax advice, and tax planning.

(4)	Consists of fees for other products and services.

A copy of the Audit Committee’s Audit and Non-Audit Services Preapproval Policy is attached to this Proxy Statement as Appendix C. All of the services rendered by the independent auditor during 2006 were pre-approved by the Audit Committee, or by its Chairman pursuant to his delegated authority.

SHAREHOLDER PROPOSAL
ADOPT SIMPLE MAJORITY VOTE
(PROPOSAL 5)

RESOLVED:  Comprehensive Commitment to Adopt Simple Majority Vote. Shareholders recommend that our Board take each step necessary for adoption of a simple majority vote to apply to the greatest extent possible. This includes using all means in our Board’s power such as corresponding special company solicitations and one-on-one management contacts with major shareholders to obtain the majority vote required for formal adoption of this proposal topic.

This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change to the fullest extent feasible in accordance with applicable laws and existing governance documents.

This topic won our 77% yes-vote at our 2006 annual meeting. At least one proxy advisory service has recommend a no-vote for directors who do not adopt a shareholder proposal after it wins one majority vote. This topic also won a 66% yes-vote average at 20 major companies in 2006. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic.

Our current rule allows a small minority to frustrate the will of our shareholder majority. For example, in requiring an 80%-vote to make certain key governance changes, if our vote is an overwhelming 79%-yes and only 1%-no — only 1% could force their will on our 79%-majority.

It is important to take one step forward and support this proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):

•	The Corporate Library (TCL) http://www.thecorporatelibrary.com/ an independent research firm rated our company “D” in corporate governance.

•	Two of our long-tenured directors (16 and 39 years) were on our key Audit Committee — Independence concern.

•	Two directors had non-director links to our company — Independence concern.

•	Two of our newer directors held between zero to 1600 shares each of our inexpensive stock — Commitment concern.

•	Our full board met only 6-times in a year.

•	We had 3 directors over age 70 — Succession concern.

•	And our directors can be re-elected with one yes-vote from our 700 million shares under plurality voting.

Additionally:

•	We would have to marshal an awesome 80% shareholder vote to make certain improvements in our bylaws — Entrenchment concern.

•	Cumulative voting was not allowed.

•	Our current CEO had tenure of less than 2-years, while our former CEO remained as Chairman. This was a situation which could have undermined and weakened our CEO’s leadership.

The Corporate Library added: The mounting pressures of ever-increasing competition seem likely to take their toll on what little remains of the original Southwest vision. Failing a major overhaul, this is a board — and company — that appears now in serious decline, and we’ve downgraded our rating accordingly, from an overall B to an overall D.

The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes for simple majority vote.

Adopt Simple Majority Vote
Yes on Proposal 5

BOARD OF DIRECTORS POSITION AGAINST THIS PROPOSAL

Your Directors recommend a vote AGAINST the adoption of this Shareholder Proposal for the following reasons:

We believe the Shareholder Proposal will be substantially implemented by our Company Proposal No. 2 contained in this Proxy Statement. By virtue of Company Proposal No. 2, we are proposing for Shareholder approval an amendment of our Restated Articles of Incorporation (the “Articles”) to delete the supermajority provisions currently found in the Articles. As discussed in Company Proposal No. 2, the Board of Directors earlier this year took the additional step of amending the Company’s Bylaws to remove the supermajority voting provisions previously existing in the Bylaws. Shareholder approval was not required for the amendment to the Bylaws.

Although the Shareholder is aware of the actions taken by the Company to address the issues raised by the Shareholder Proposal, and although the Shareholder Proposal itself states that, “[t]his proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change,” the Shareholder has not withdrawn his Shareholder Proposal. We oppose the Shareholder Proposal because we believe it will be substantially implemented by Company Proposal No. 2. Additionally, the Shareholder Proposal is so vague and confusing that its implementation by the Company could subject us to claims we had failed to give full effect to its intent. We therefore oppose the Shareholder Proposal for the following specific reasons:

•	Uncertainty of Action Being Requested. The Company Proposal requests that a specific action be undertaken — namely, amendment of the Company’s Articles to remove the supermajority provisions currently found in the Articles. By contrast, the Shareholder Proposal is unclear as to specific actions but instead calls for the Company to “take each step necessary... to the greatest extent possible.” Arguably, this might include actions such as reincorporating to jurisdictions (such as Delaware) which do not have provisions such as those contained in the Texas statutes which require a greater-than-majority vote in certain circumstances or adopting additional charter or Bylaw provisions to the extent that these actions would further assure the implementation of a majority vote standard. Adoption of the Shareholder Proposal could subject the Company to claims that filing the amendment to its Articles was insufficient to meet the “greatest extent possible” standard of the Shareholder Proposal.

•	Overbroad Scope of Application. The Company Proposal relates to the specific amendment of our Articles to remove the supermajority voting requirement for certain actions. The Shareholder Proposal seems to relate to any issue that can be subject to Shareholder vote, again by proposing simple majority vote be implemented “to the greatest extent possible.” Adoption of the Shareholder Proposal would impose an across-the-board, one-size-fits-all majority-vote requirement in relation to matters the Company voluntarily elects to submit to Shareholder vote, though no law or stock exchange regulation required it to do so and notwithstanding the possibility that a different voting standard might be, in light of facts or circumstances then existing, in the best interests of the Company or its Shareholders.

•	No Clear Definition of a “Majority.” The Shareholder Proposal provides no definition or reference in its use of the term “simple majority.” It may be referring to (i) a majority of outstanding shares, (ii) a majority of shares represented at the meeting, (iii) a majority of shares voting on a particular matter, or (iv) some other calculation. Thus, however the Company interpreted the Shareholder Proposal when implementing it, the Company could be subject to claims it had misinterpreted the intent of the Shareholder Proposal.

Therefore, the Board of Directors recommends a vote AGAINST this Shareholder Proposal. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

OTHER MATTERS

Notice Requirements

To permit the Company and its Shareholders to deal with Shareholder proposals in an informed and orderly manner, the Bylaws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board of Directors) of candidates for election to the Board of Directors and with regard to certain matters to be brought before an Annual Meeting of Shareholders. In general, under the Bylaws written notice must be received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the meeting and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting as well as the Shareholder submitting the proposal. Pursuant to the Company’s Bylaws, a Shareholder may nominate a person or persons for election to the Board by providing written notice to the Secretary of the Company not less than 60 and not more than 90 days prior to the meeting. The notice must contain (i) as to each nominee, all information required to be disclosed in solicitations of proxies for election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, (ii) the name and address of the Shareholder giving the notice, and (iii) the number of shares of the Company beneficially owned by the Shareholder giving the notice. If we do not receive notice of your proposal before          , 2008, it will be considered “untimely” and we may properly use our discretionary authority to vote for or against the proposal. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary of the Company at the address set forth on page 1 of this Proxy Statement.

In addition, any Shareholder who wishes to submit a proposal for inclusion in the Company’s Proxy Statement and proxy relating to the 2008 Annual Meeting of Shareholders must forward such proposal to the Secretary of the Company, at the address indicated on page 1 of this Proxy Statement, so that the Secretary receives it no later than December   , 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company’s executive officers and Directors to file reports of ownership and changes in ownership of Company Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Due to the Company’s administrative error, one filing related to the automatic grant of Governor Hobby’s Performance Shares in 2006 was late.

Discretionary Authority

In the event a quorum is present at the meeting but sufficient votes to approve any of the items proposed by the Board of Directors have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A Shareholder vote may be taken on one or more of the proposals in this Proxy Statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares of Common Stock represented at the meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote these proxies which they have been authorized to vote on any other business properly before the meeting in favor of such an adjournment.

The Board of Directors does not know of any other matters that are to be presented for action at the meeting. However, if other matters properly come before the meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

By Order of the Board of Directors,

Herbert D. Kelleher
Chairman of the Board
April   , 2007

TO: Participants in the Southwest Airlines Co. ProfitSharing Plan (the “Plan”)

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement relate to shares of Common Stock of Southwest Airlines Co. held by the Trustee for your profit sharing account, as well as any shares you may own in your own name.

Under the Plan, each participant has the right to direct the voting of stock credited to his or her account. In addition, you and the other participants are entitled to direct the voting of stock credited to the accounts of participants who do not give voting instructions.

The Trustee is required to vote the shares held for your account in accordance with your instructions. If you wish to instruct the Trustee on the vote of shares held for your account, you should vote via telephone or the Internet, or complete and sign the form enclosed and return it in the addressed, postage-free envelope by May 14, 2007.

If you do not vote by May 14, 2007, the Plan provides that the Trustee will vote your shares in the same proportions as the shares for which the Trustee receives voting instructions from other participants.

APPENDIX A

Articles of Amendment to the Articles of Incorporation
of Southwest Airlines Co.

ARTICLE ONE

Southwest Airlines Co., a Texas corporation (the “Corporation”), pursuant to the provisions of the Texas Business Corporation Act, hereby adopts these Articles of Amendment to its Articles of Incorporation.

ARTICLE TWO

ARTICLE NINE is hereby deleted in its entirety and replaced with the following:

‘‘[Intentionally Omitted]”

ARTICLE THREE

The amendment made by these Articles of Amendment was duly adopted by the shareholders of the Corporation on May 16, 2007.

ARTICLE FOUR

The number of shares outstanding on the record date for such shareholders meeting was           and the number of shares entitled to vote on such amendment was          . A total of           shares were voted for the amendment and           shares were voted against the amendment. This Amendment has been approved in the manner required by the Texas Business Corporation Act and the constituent documents of the Corporation.

IN WITNESS THEREOF, the Corporation has caused these Articles of Amendment to be executed this           day of          , 2007.

SOUTHWEST AIRLINES CO.

By:
Laura H. Wright, Senior Vice President-Finance
and Chief Financial Officer

A-1

Appendix B

SOUTHWEST AIRLINES CO.
2007 EQUITY INCENTIVE PLAN

I.  PURPOSE

The purpose of the SOUTHWEST AIRLINES CO. 2007 EQUITY INCENTIVE PLAN (the “Plan”) is to secure for the Company the benefits of the additional incentive inherent in the ownership of its Common Stock by Directors and selected key Employees of the Company and its Affiliates who are important to the success and the growth of the Company and its Affiliates, and to help the Company and its Affiliates secure and retain the services of such Directors and key Employees.

II.  DEFINITIONS

The following definitions shall be applicable throughout the Plan, unless specifically modified by any provision of the Plan:

(a) “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust, or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50 percent of the securities having ordinary voting power for the election of directors of the controlled entity or organization; or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

(b) “Agreement” means an agreement, certificate, or other documentation (in each case, whether in written, electronic, or other format) governing the grant of an Award under the Plan, which shall contain terms and conditions not inconsistent with the Plan and which shall incorporate the Plan by reference.

(c) “Award” means, individually or collectively, any Option, Restricted Stock Award, Restricted Stock Unit, or Performance Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

(f) “Committee” means the committee(s) appointed by the Board to administer the Plan, in accordance with Section IV(a) of the Plan.

(g) “Common Stock” means the common stock, par value $1.00 per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Section XI of the Plan.

(h) “Company” means Southwest Airlines Co., a Texas corporation.

(i) “Director” means an individual who is a member of the Board.

(j) “Employee” means any person (including a Director) in an employment relationship with the Company or any Affiliate.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Fair Market Value” means, as of any specified date, unless otherwise determined by the Committee, the closing price of the Common Stock as reported by the primary national stock exchange on which such stock is listed. If no sale shall have been made on that day, or if the Common Stock is not listed on a national exchange at that time, fair market value will be determined by the Committee in such manner as it deems appropriate including, without limitation, by reference to the last preceding date on which the price of the Common Stock is reported by a national stock exchange or, if the Common Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, by reference to the average between the reported high and low or closing bid and asked prices of the Common Stock on the most recent date on which the Common Stock was publicly traded.

(m) “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Code.

(n) “Non-Employee Director” means a member of the Board who is not an Employee of the Company or any of its Affiliates.

(o) “Non-Qualified Stock Option” means any Option that does not qualify as an Incentive Stock Option.

(p) “Option” means a right granted to a Participant under Section VII of the Plan to purchase shares of Common Stock at such time and price, and subject to such other terms, conditions, and restrictions, as are set forth in the Plan and in the applicable Agreement. Options may be Incentive Stock Options or Non-Qualified Stock Options.

(q) “Participant” means an Employee or Director who has been granted an Award under the Plan.

(r) “Performance Award” means an Award that includes performance measures in accordance with Section X of the Plan.

(s) “Plan” means the Southwest Airlines Co. 2007 Equity Incentive Plan, as amended from time to time.

(t) “Restricted Stock Award” means an Award of Common Stock granted under Section VIII of the Plan that is subject to the restrictions set forth in such Section and to such other terms, conditions, and restrictions as are set forth in the Plan and in the applicable Agreement.

(u) “Restricted Stock Unit” means a right granted under Section IX of the Plan to receive a share of Common Stock in the future, subject to such terms, conditions, and restrictions as are set forth in the Plan and in the applicable Agreement.

(v) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation, or statute fulfilling the same or a similar function.

(w) “Section 162(m)” means Section 162(m) of the Code and the regulations promulgated thereunder from time to time.

(x) “Section 162(m) Exception” means the exception under Section 162(m) for “qualified performance-based compensation.”

III.  EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall become effective upon the date of its approval by the Shareholders of the Company. No Awards may be granted under the Plan after ten years from the date the Plan is adopted by the Board. The Plan shall remain in effect until all Options granted under the Plan have been exercised or have expired, all Restricted Stock Awards and Restricted Stock Units granted under the Plan have vested or been forfeited, and all Performance Awards have been satisfied or have expired.

IV.  ADMINISTRATION

(a) Composition of Committee.  The Plan shall be administered by the Board or by a committee of, and appointed by, the Board that shall be comprised of at least two members of the Board; provided that, (i) with respect to any Award that is intended to satisfy the requirements of Rule 16b-3, such committee shall consist of at least such number of Directors as is required from time to time by Rule 16b-3, and each such committee member shall satisfy the qualification requirements of such rule; (ii) with respect to any Award that is intended to satisfy the requirements of the Section 162(m) Exception, such committee shall consist of at least such number of Directors as is required from time to time to satisfy the Section 162(m) Exception, and each such committee member shall satisfy the qualification requirements of such exception; and (iii) to the extent required under the rules of any stock exchange or automated quotation system on which the Common Stock is listed for trading or quoted, each member of such committee shall satisfy any “independence” or other requirements of such exchange or quotation system; provided, however, that if any such committee member is found not to have met the qualification requirements set forth in clauses (i) and/or (ii) above, any actions taken or Awards granted by such committee shall not be invalidated by such failure to so qualify. Subject to (i) the limitations set forth in this Section IV and (ii) any limitations set forth in the Texas Business Corporation Act, as well as any other laws, rules, or regulations that may apply from time to time, the Committee shall have the authority to delegate some or all of its authority under the Plan to one or more members of the Committee or to one or more officers of the Company.

(b) Powers.  Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine the individuals who will receive an Award, the time or times when such Award shall be made, the type of Award that shall be made, and the number of shares of Common Stock to be subject to each Award. In making its determinations, the Committee shall take into account the nature of the services rendered by the respective individuals, their present responsibility level, performance, and potential contribution to the Company’s success, any other Awards received by them, and such other factors as the Committee in its sole discretion shall deem relevant. Subject to the express provisions of the Plan, the Committee shall have the power to interpret the Plan and the respective Agreements hereunder, to establish rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or in any Agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The Committee shall have the authority to amend the terms of any outstanding Award or to waive any condition or restriction applicable to any Award in any manner that is not inconsistent with the terms of the Plan; provided, however, that no amendment may materially impair the rights of the holder thereof without the holder’s consent. The determinations of the Committee on the matters referred to in this Section IV shall be conclusive.

With respect to any restriction in the Plan, or to which any Award is subject, that is based on the requirements of Rule 16b-3, Section 422 of the Code, the Section 162(m) Exception, the rules of any exchange upon which the Company’s securities are listed or automated quotation system upon which the Company’s securities are quoted, or any other applicable law, rule, or restriction, to the extent that any such restriction is no longer required, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such restriction and/or to waive any such restriction with respect to outstanding Awards.

V.  SHARES SUBJECT TO THE PLAN

Subject to adjustment in accordance with Section XI below, the maximum number of shares of Common Stock that may be issued under the Plan with respect to all types of Awards in the aggregate shall not exceed 6,000,000; provided that no more than 2,400,000 of the 6,000,000 shares shall be issued pursuant to Restricted Stock and Restricted Stock Unit Awards, collectively. (For example, (i) if the Company were to issue 2,400,000 shares of Common Stock pursuant to Restricted Stock and/or Restricted Stock Unit Awards, 3,600,000 shares would remain available for issuance pursuant to Option Awards only, and no shares would remain available for Restricted Stock or Restricted Stock Unit Awards; or (ii) if the Company were to issue 5,500,000 shares of Common Stock pursuant to Option Awards, 500,000 shares would remain available for Restricted Stock, Restricted Stock Unit and/or Option Awards.) To the extent that an Award lapses or the rights of its holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan. Notwithstanding any provision in the Plan to the contrary, subject to adjustment in accordance with Section XI below, the maximum number of shares of Common Stock with respect to which Awards may be granted in the aggregate to any Participant during the term of the Plan shall not exceed 450,000.

The stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock, Common Stock previously issued and outstanding and reacquired by the Company, or both. Any of such shares that remain unissued and that are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

VI.  ELIGIBILITY

Awards may be granted only to persons who, at the time of grant, are Employees or Directors; provided that Awards of Incentive Stock Options may only be granted to Employees of the Company or any parent or subsidiary corporation in accordance with Section VII(e) below.

VII.  STOCK OPTIONS

(a) Grants of Stock Options Generally.  The Committee may from time to time grant Options on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine.

(b) Automatic Grants of Options to Non-Employee Directors.  Each individual who becomes a Non-Employee Director after adoption of this Plan and who has not previously been granted Options under this or any other plan of the Company shall, on the date of his or her initial appointment or election to the Board, be granted a Non-Qualified Stock Option to purchase 10,000 shares of Common Stock at a price equal to 100 percent of the Fair Market Value of the Common Stock on such date. Each individual who became a Non-Employee Director prior to adoption of this Plan and who has not previously been granted Options under any plan of the Company shall, on the date of the 2007 Annual Meeting of Shareholders of the Company, be granted an Option to purchase 8,000 shares of Common Stock at a price equal to 100 percent of the Fair Market Value of the Common Stock on such date. Subject to Section VII(g) below, Options granted to Non-Employee Directors pursuant to this Section VII(b) shall have a term of ten years and shall become exercisable with respect to one-third of the shares covered thereby annually, beginning on the first anniversary of the date of grant.

(c) Option Period.  Subject to Section VII(b) above (regarding automatic grants to Non-Employee Directors), the term of each Option shall be as specified by the Committee at the date of grant of such Option, but in no event shall an Option be exercisable after the expiration of ten years from the date of its grant.

(d) Exercisability of Options.  Subject to Section VII(b) above (regarding automatic grants to Non-Employee Directors), an Option shall be exercisable in whole or in such installments and at such times as are determined by the Committee.

(e) Special Limitations on Incentive Stock Options.  The maximum number of shares of Common Stock that may be issued under the Plan with respect to Incentive Stock Options shall be 6,000,000, subject to the following limitations. An Incentive Stock Option may be granted only to an individual who is employed by the Company or any parent or subsidiary corporation (as defined in Section 424 of the Code) at the time the Option is granted. To the extent that the aggregate Fair Market Value (determined at the time an Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Stock Options. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporations, within the meaning of Section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110 percent of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant.

(f) Option Exercise Price and Payment of Exercise Price.  The exercise price of an Option shall be determined by the Committee but, subject to adjustment as provided in Section XI, such exercise price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted. The exercise price may be paid as follows: (i) in cash; (ii) in the discretion of the Committee, in shares of Common Stock (provided that the Committee may require that such shares have been held by the Participant for a specified period time); (iii) by delivery (including by fax or electronic means in accordance with the procedures determined by the Committee) to the Company or its designated agent of an irrevocable Option exercise notice together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain shares of Common Stock purchased upon exercise of an Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay the exercise price for the Option (provided that, with respect to such a cashless exercise, the Option shall be deemed exercised on the date of sale of the shares of Common Stock received upon exercise); and/or (iv) in any other form of valid consideration that is acceptable to the Committee in its sole discretion.

(g) Rights Upon Termination of Service.  Subject to Section VII(e) above (regarding Incentive Stock Options), in the event of the termination of a Participant’s service with the Company or any Affiliate, such Participant’s Options that have not vested as of the date of termination shall automatically and without notice terminate and become null and void at 4:00 p.m., Eastern Time, on the date of termination. The vested portion of the Participant’s outstanding Options shall thereafter automatically and without notice terminate and become null and void at 4:00 p.m., Eastern Time, on the date that is the earliest to occur of the following (the “Option Termination Date”):

(i) The date of the Participant’s termination of service with the Company or an Affiliate for cause, including breach by the Participant of an employment agreement with the Company or an Affiliate or the Participant’s commission of a felony or misdemeanor (whether or not prosecuted) against the Company or an Affiliate;

(ii) The expiration of two years following the date of termination of a Participant’s employment with the Company or an Affiliate if such Participant is not also a Director of the Company;

(iii) The expiration of five years following the date of termination of a Director’s service with the Board;

(iv) The expiration of such period of time or the occurrence of such event as the Committee in its discretion may provide in the Participant’s Option Agreement;

(v) The expiration of ten years from the date of grant of such Option.

Upon the occurrence of any event described in this Section VII(g), any Participant who desires to exercise an Option prior to the Option Termination Date shall be required to provide notice of exercise to the Company prior to the close of trading on the New York Stock Exchange on the Option Termination Date.

(h) Restrictions on Repricing of Options.  Subject to Section XI below, the Committee may not reprice Options for any reason.

(i) Shareholder Rights and Privileges.  A Participant shall have no right to receive dividends, vote, or otherwise exercise the privileges and rights of a Shareholder with respect to an unexercised Option. The Participant shall be entitled to all the privileges and rights of a Shareholder only with respect to such shares of Common Stock as have been purchased under the Option and for which shares of Common Stock have been registered in the Participant’s name or otherwise credited to the Participant.

(j) Option Agreements.  Options granted under the Plan shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, (i) the number of Options granted; (ii) the date of grant; (iii) the option exercise price; (iv) whether such Options are Incentive Stock Options or Non-Qualified Stock Options; (v) the period during which such Options may be exercised and any vesting schedule applicable to such Options, including any applicable performance measures (as set forth in Section X); (vi) the effect of termination of employment or service on the exercisability of the Options; and (vii) any other terms that the Committee deems appropriate.

VIII.  RESTRICTED STOCK AWARDS

(a) Grants of Restricted Stock.  The Committee may from time to time grant shares of Restricted Stock on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine.

(b) Vesting of Restricted Stock.  Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Participant and an obligation of the Participant to forfeit and surrender the shares to the Company under certain circumstances, as determined by the Committee. The Committee shall establish the vesting schedule applicable to each Restricted Stock Award, provided that (i) in no event shall any Restricted Stock Award that has a vesting schedule based on the passing of time have (or be accelerated such that it has) a vesting schedule of less than three years from the date of grant, and no more than 33 1/3 percent of any such Award shall vest on each anniversary of the date of grant; and (ii) in no event shall any Restricted Stock Award that is a Performance Award vest (or be accelerated such that it vests) in under one year from the date of grant. The Committee may provide that the shares will vest upon (i) the Participant’s continued employment with the Company for a specified period of time; (ii) the attainment of one or more performance measures established by the Committee, as set forth in Section X; (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (iv) a combination of any of the foregoing.

(c) Rights and Restrictions Governing Restricted Stock.  Common Stock awarded pursuant to a Restricted Stock Award shall be registered in the Participant’s name or otherwise credited to the Participant. Unless provided otherwise in a Restricted Stock Agreement, the Participant shall have the right to receive dividends or other distributions with respect to shares of Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto, and to enjoy all other Shareholder rights, except that (i) the Participant shall not be entitled to delivery of unrestricted shares until all conditions to vesting have been satisfied; (ii) the Participant may not sell, transfer, pledge, assign, exchange, hypothecate, or otherwise encumber or dispose of the shares until all conditions to vesting have been satisfied; and (iii) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock.

(d) Payment for Restricted Stock.  The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that, in the absence of such a determination, a Participant shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

(e) Rights Upon Termination of Service.  In the event of the termination of a Participant’s service with the Company or any Affiliate, any of such Participant’s shares of Restricted Stock that have not vested as of the date of termination shall automatically and without notice be forfeited at 4:00 p.m., Eastern Time, on the date of termination.

(f) Restricted Stock Agreements.  Each Restricted Stock Award shall be evidenced by a Restricted Stock Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, (i) the number of shares of Restricted Stock granted; (ii) the date of grant; (iii) the price, if any, to be paid by the Participant for such Restricted Stock; (iv) the vesting schedule applicable to such Restricted Stock, including any applicable performance measures (as set forth in Section X) or other restrictions; (v) the effect of termination of service on the vesting of the Restricted Stock; and (vi) any other terms that the Committee deems appropriate.

IX.  RESTRICTED STOCK UNITS

(a) Grants of Restricted Stock Units.  The Committee may from time to time grant Restricted Stock Units on the terms and conditions set forth in the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan as the Committee, in its discretion, may from time to time determine.

(b) Vesting of Restricted Stock Units.  The Committee shall establish the vesting schedule applicable to each Restricted Stock Unit Award; provided that (i) in no event shall any Restricted Stock Unit Award that has a vesting schedule based on the passing of time have (or be accelerated such that is has) a vesting schedule of less than three years from the date of grant, and no more than 33 1/3 percent of any such Award shall vest (or be accelerated such that it vests) on each anniversary of the date of grant; and (ii) in no event shall any Restricted Stock Award that is a Performance Award vest in under one year from the date of grant. The Committee may provide that the Restricted Stock Units will vest upon (i) the Participant’s continued employment with the Company for a specified period of time; (ii) the attainment of one or more performance measures established by the Committee, as set forth in Section X; (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion; or (iv) a combination of any of the foregoing.

(c) Settlement of Restricted Stock Units.  On the date on which Restricted Stock Units vest (or at such other time or times as the Committee may provide), the holder of such Restricted Stock Units shall be entitled to receive one share of Common Stock for each Restricted Stock Unit that has vested. In such event, the applicable number of shares of Common Stock shall be registered in the Participant’s name or otherwise credited to the Participant.

(d) Shareholder Rights and Privileges.  A Participant shall have no right to receive dividends, vote, or otherwise exercise the privileges and rights of a Shareholder with respect to outstanding Restricted Stock Units granted pursuant to this Section. The Participant shall be entitled to all of the privileges and rights of a Shareholder only with respect to such shares of Common Stock as have been issued pursuant to a Restricted Stock Unit Award and that have been registered in the Participant’s name or otherwise credited to the Participant.

(e) Rights Upon Termination of Service.  In the event of the termination of a Participant’s service with the Company or any Affiliate, any of such Participant’s Restricted Stock Units that have not vested as of the date of termination shall automatically and without notice be forfeited at 4:00 p.m., Eastern Time, on the date of termination.

(f) Restricted Stock Unit Award Agreements.  Each Restricted Stock Unit granted pursuant to this Section IX shall be evidenced by an Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, (i) the number of Restricted Stock Units granted; (ii) the date of grant; (iii) the price, if any, to be paid by the Participant in connection with such Restricted Stock Units; (iv) the vesting schedule applicable to such Restricted Stock Units, including any applicable performance measures (as set forth in Section X) or other restrictions; (v) the effect of termination of service on the vesting of the Restricted Stock Units; and (vi) any other terms that the Committee deems appropriate.

X.  PERFORMANCE AWARDS

The grant, vesting, and/or exercisability of any Award may, in the Committee’s sole discretion, be conditioned, in whole or in part, on the attainment of performance targets related to one or more performance measures over a performance period, in which case, such Award shall constitute a Performance Award under the Plan.

(a) Performance Measures.  (i) Performance Awards that are not intended to qualify for the Section 162(m) Exception may be based on the achievement of such goals and be subject to such terms, conditions, and restrictions as the Committee shall determine.

(ii) Performance Awards that are intended to qualify for the Section 162(m) Exception based on the satisfaction of one or more performance measures shall be conditioned upon the achievement during a specified performance period of specified levels of one or more of the measures listed below. The Committee shall establish the performance measures applicable to such performance either (i) prior to the beginning of the performance period or (ii) within 90 days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date on which 25 percent of the performance period has elapsed; provided such measures may be made subject to adjustment for specified significant extraordinary items or events to the extent consistent with Section 162(m) of the Code. The performance measures established by the Committee may be based upon (1) the earnings or earnings per share of the Company or of any business unit of the Company designated by the Committee; (2) the net operating margin of the Company or of any business unit of the Company designated by the Committee; (3) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee; (4) the earnings before interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the

Committee; (5) the return on shareholders’ equity achieved by the Company; (6) the total shareholders’ return achieved by the Company; (7) any of the foregoing calculated on an “economic basis”; (8) the price of a share of Common Stock; (9) the Company’s market share; (10) the market share of a business unit of the Company designated by the Committee; (11) the Company’s sales; (12) the sales of a business unit of the Company designated by the Committee; (13) the economic value added; or (14) any combination of the foregoing. A measure that is calculated on an “economic basis” is a measure that is adjusted (to the extent consistent with Section 162(m) of the Code) to reflect the impact of special items, which items are reflected from time to time in the Company’s published financials. Special items are material nonrecurring adjustments deemed appropriate to exclude by the Committee and may include, without limitation, (a) unrealized gains or losses and other items that are recorded by the Company as a result of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended; (b) impairment and other non-cash charges including the impact of changes in accounting principles or estimates or other unusual, infrequent non-cash items; and (c) other items not considered to be representative of the Company’s ongoing operations.

(b) Determination of Awards.  To the extent the Committee intends for Awards to qualify for the Section 162(m) Exception, prior to the Participants’ receipt of shares of Common Stock pursuant to such Awards (or prior to receipt of the Awards themselves, if applicable), the Committee shall certify whether the performance targets and measure(s) related to such Awards have been achieved. The Committee, in its sole discretion, may provide for a reduction in a Participant’s Performance Award during the performance period.

XI.  RECAPITALIZATION OR REORGANIZATION

(a) No Effect on Right or Power.  The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the Shareholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization, or other change in the Company’s or any Affiliate’s capital structure or its business; (ii) any merger or consolidation of the Company or any Affiliate; (iii) any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof; (iv) the dissolution or liquidation of the Company or any Affiliate; (v) any sale, lease, exchange, or other disposition of all or any part of the Company’s or any Affiliate’s assets or business; or (vi) any other corporate act or proceeding.

(b) Subdivision or Consolidation of Shares; Stock Dividends.  The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and the exercise price per share (if applicable) shall be proportionately reduced; and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the exercise price per share (if applicable) shall be proportionately increased. In the event of any such change in the outstanding Common Stock, the aggregate number of shares available under the Plan may be appropriately adjusted by the Committee, whose determination shall be conclusive.

(c) Recapitalizations and Corporate Changes.  If the Company recapitalizes or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Common Stock covered by an Award theretofore granted shall be adjusted so that such Award shall thereafter cover the number and class of shares of stock and securities to which the Participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Participant had been the holder of record of the number of shares of Common Stock then covered by such Award. If the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), or if the Company is to be dissolved or liquidated, then, unless a surviving corporation assumes or substitutes new Awards for Awards then outstanding hereunder, (i) all unvested Options then outstanding shall be accelerated and shall become exercisable in full, and all restrictions and/or performance measures with respect to any Award shall be deemed to be satisfied, on or before a date fixed by the Company prior to the effective date of such merger or consolidation or such dissolution or liquidation; and (ii) upon such effective date, Awards shall expire.

(d) Awards and Rights in Substitution for Awards Granted by Other Employers.  Awards may be granted under the Plan from time to time in substitution for Awards held by individuals providing services to corporations or other entities who become Employees or Directors as a result of a merger or consolidation or other business transaction with the Company or any Affiliate.

(e) Shareholder Action.  Any adjustment provided for in the above Subsections shall be subject to any required Shareholder action.

(f) No Adjustments Unless Otherwise Provided.  Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class for property, labor, or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the exercise price per share, if applicable.

XII.  AMENDMENT AND TERMINATION OF THE PLAN

The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. In addition, the Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in the Plan may be made that would impair the rights of a Participant with respect to an Award theretofore granted without the consent of the Participant; and provided, further, that no amendment shall be made without approval of the Shareholders of the Company if such approval is required under applicable law or by the requirements of any exchange or automated quotation system upon which the Common Stock is listed for trading or quoted.

XIII.  MISCELLANEOUS

(a) No Right to An Award.  Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give any individual any right to be granted an Award nor any other rights hereunder except as may be evidenced by an Award Agreement, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations with respect to any Award.

(b) No Employment/Board Membership Rights Conferred.  Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of an employment relationship with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment relationship at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.

(c) Other Laws; Withholding.  By accepting any shares of Common Stock issued pursuant to an Award granted under the Plan, the Participant thereby represents and warrants to the Company that the purchase or receipt of such shares shall be for investment and not with a view to distribution; provided that such representation and warranty shall be inoperative if, in the opinion of counsel to the Company, a proposed sale or distribution of such shares is pursuant to an applicable effective registration statement under the Securities Act of 1933, as amended, or is, without such representation and warranty, exempt from registration under such Act. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the requirements of any securities exchange upon which the Company’s securities shall then be listed have not been met or when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules, and regulations as the Company or the Committee deem applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules, and regulations available for the issuance and sale of such shares. The Company may (i) endorse an appropriate legend referring to the foregoing restrictions upon the certificate or certificates representing any shares of Common Stock issued or transferred pursuant to any Award granted under this Plan; or (ii) otherwise note such restrictions with respect to Common Stock that is not certificated. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. This authority shall include the authority to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee. The Committee, in its sole discretion, may require, as a condition to the exercise of any Option or delivery of any shares of Common Stock, that an additional amount be paid in cash equal to the amount of any taxes owed as a result of such exercise or delivery.

(d) No Restriction on Corporate Action.  Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any action that is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Participant, beneficiary, or other person shall have any claim against the Company or any Affiliate as a result of any such action.

(e) Restrictions on Transfer.  No Award granted under this Plan or any right evidenced thereby shall be transferable by the Participant other than by will or the laws of descent and distribution, and any Options shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative.

(f) Governing Law.  The Plan shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

APPENDIX C

Southwest Airlines Co.
Audit and Non-Audit Services Preapproval Policy
Adopted March 20, 2003

I.  Purpose

Under the Sarbanes-Oxley Act of 2002 (the “Act”) and the rules of the Securities and Exchange Commission (the “SEC”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation, and oversight of the work of the independent auditor. The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. Accordingly, the Audit Committee has adopted, and the Board of Directors of Southwest Airlines Co. (the “Company” or “Southwest”) has ratified, this Audit and Non-Audit Services Preapproval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be preapproved.

The SEC’s rules provide that proposed services may be preapproved without consideration of specific case-by-case services by the Audit Committee (“general preapproval”) or may require the specific preapproval of the Audit Committee (“specific preapproval”). The Audit Committee believes that the combination of these two approaches in this Policy will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. Accordingly, unless a type of service has received general preapproval, it will require specific preapproval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding preapproved cost levels or budgeted amounts will also require specific preapproval by the Audit Committee.

For each preapproval, the Audit Committee will consider whether the services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor will necessarily be determinative.

The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II.  Delegation

The Act and the SEC’s rules permit the Audit Committee to delegate preapproval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any preapproval decisions to the Audit Committee at its next scheduled meeting.

III.  Audit Services

The annual Audit services engagement terms and fees will be subject to the specific preapproval of the Audit Committee. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant preapproval to other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include services associated with SEC registration statements or other documents issued in connection with securities offerings.

IV.  Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant general preapproval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of Employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

V.  Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, and the SEC has stated that the independent auditor may provide such services. The Audit Committee believes it may grant general preapproval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Chief Financial Officer or Vice President — Finance to determine that the tax planning and reporting positions are consistent with this policy.

The Audit Committee must preapprove tax services to be provided by the independent auditor to any Executive Officer or Director of the Company, in his or her individual capacity, where such services are paid for by the Company.

VI.  All Other Services

The Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant general preapproval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the auditor, and are consistent with the SEC’s rules on auditor independence.

A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII.  Preapproval Fee Levels or Budgeted Amounts

Preapproval fee levels for all services to be provided by the independent auditor will be established by the Audit Committee. Any proposed services exceeding these levels or amounts will require specific preapproval by the Audit Committee. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services.

VIII.  Procedures

All requests or applications for services to be provided by the independent auditor that do not require specific approval by the Audit Committee will be submitted to the Chief Financial Officer or Vice President — Finance and

must include a detailed description of the services to be rendered. The Vice President — Finance will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Vice President — Finance and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

APPENDIX D

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-K

(Mark One)
☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2006
or
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission File No. 1-7259
Southwest Airlines Co.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	74-1563240 (I.R.S. Employer Identification No.)
P.O. Box 36611 Dallas, Texas (Address of principal executive offices)	75235-1611 (Zip Code)

Registrant’s telephone number, including area code:
(214) 792-4000

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
Common Stock ($1.00 par value)	New York Stock Exchange, Inc.

Securities registered pursuant to Section 12(g) of the Act:
None

Indicate by check mark whether the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☑     No ☐

Indicate by check mark whether the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.  Yes ☐     No ☑

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☑     No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑     Accelerated filer ☐     Non-accelerated filer ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐     No ☑

The aggregate market value of the Common Stock held by non-affiliates of the registrant was approximately $12,811,246,960, computed by reference to the closing sale price of the Common Stock on the New York Stock Exchange on June 30, 2006, the last trading day of the registrant’s most recently completed second fiscal quarter.

Number of shares of Common Stock outstanding as of the close of business on January 29, 2007: 788,431,522 shares

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Proxy Statement for our Annual Meeting of Shareholders to be held May 16, 2007 are incorporated into Part III of this Form 10-K.

PART I

Item 1.	Business

Overview

Southwest Airlines Co. is a major passenger airline that provides scheduled air transportation in the United States. Based on the most recent data available from the Department of Transportation, Southwest Airlines is the largest carrier in the United States, as measured by originating passengers boarded and scheduled domestic departures. Southwest was incorporated in Texas in 1967 and commenced Customer Service on June 18, 1971, with three Boeing 737 aircraft serving three Texas cities — Dallas, Houston, and San Antonio. At year-end 2006, Southwest operated 481 Boeing 737 aircraft and provided service to 63 cities in 32 states throughout the United States. During 2006, the Company began service to Denver, Colorado, and Washington Dulles International Airport. The terms “Southwest,” the “Company,” “we,” “us,” and similar terms refer to Southwest Airlines Co. and its subsidiaries.

Southwest focuses principally on point-to-point, rather than hub-and-spoke, service, providing its markets with frequent, conveniently timed flights and low fares. At December 31, 2006, Southwest served 397 nonstop city pairs. Historically, Southwest has served predominantly short-haul routes, with high frequencies. In recent years, the Company has complemented this service with more medium to long-haul routes, including transcontinental service.

One of Southwest’s primary competitive strengths is its low operating costs. Southwest has the lowest costs, adjusted for stage length, on a seat mile basis, of all the major airlines. Among the factors that contribute to its low cost structure are a single aircraft type, an efficient, high-utilization, point-to-point route structure, and hardworking, innovative, and highly productive Employees.

The business of the Company is somewhat seasonal. Quarterly operating income and, to a lesser extent, revenues tend to be lower in the first quarter (January 1 - March 31) and fourth quarter (October 1 - December 31) of most years.

Southwest’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports that are filed with or furnished to the SEC, are accessible free of charge at www.southwest.com as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

Fuel

The cost of fuel is an item that has significant impact on the Company’s results of operations. The Company’s average cost of jet fuel, net of hedging gains and excluding fuel taxes, over the past five years was as follows:

	Cost	Average Cost	Percent of
Year	(Millions)	Per Gallon	Operating Expenses

2002	$762	$.68	14.7%
2003	$830	$.72	14.9%
2004	$1,000	$.83	16.3%
2005	$1,341	$1.03	19.6%
2006	$2,138	$1.53	26.2%

From October 1, 2006 through December 31, 2006, the average cost per gallon was $1.55. Fuel costs and Southwest’s fuel hedging activities are discussed in more detail below under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Regulation

Economic.

•	Department of Transportation. The Department of Transportation (“DOT”) has significant regulatory jurisdiction over passenger airlines. To provide passenger transportation in the United States, a domestic airline is required to hold a certificate of public convenience and necessity issued by the DOT. A certificate is unlimited in duration and generally permits the Company to operate among any points within the United States, its territories and possessions. The DOT may revoke a certificate, in whole or in part, for intentional failure to comply with federal aviation statutes, regulations, orders, or the terms of the certificate itself. The DOT also has jurisdiction over certain economic and consumer protection matters such as advertising, denied boarding compensation, baggage liability, and access for persons with disabilities. The DOT may impose civil penalties on air carriers for violations of its regulations in these areas.

•	Wright Amendment. The International Air Transportation Competition Act of 1979, as amended (the “Act”), includes restrictions on the provision of air transportation to and from Dallas Love Field. The applicable portion of the Act, commonly known as the “Wright Amendment,” as it affects Southwest’s scheduled service, has prohibited carrying nonstop and through passengers on commercial flights between Dallas Love

Field and all states outside of Texas, with the exception of the states of Alabama, Arkansas, Kansas, Louisiana, Mississippi, Missouri, New Mexico, and Oklahoma, which will be referred to as “Wright Amendment States.” Flights between Dallas Love Field and the Wright Amendment States have been permitted only when an airline has not offered or provided any through service or ticketing with another air carrier at Dallas Love Field and has not offered service to or from any point that was outside of a Wright Amendment State. The Wright Amendment does not restrict flights operated with aircraft having 56 or fewer passenger seats. In addition, the Wright Amendment does not restrict Southwest’s intrastate Texas flights or its air service from points other than Dallas Love Field.

In the third quarter of 2006, Southwest entered into an agreement with the City of Dallas, the City of Fort Worth, American Airlines, Inc., and the DFW International Airport Board. Pursuant to this agreement, the five parties sought enactment of legislation to amend the Act. On October 13, 2006, Congress responded by passing the Wright Amendment Reform Act of 2006 (the “Reform Act”), which provides for, among other things, (1) substantial repeal of the Wright Amendment in 2014, (2) immediate repeal of through service and ticketing restrictions, so that Customers can purchase a single ticket between Dallas Love Field and any U.S. destination (while still requiring the Customer’s flight to make a stop in a Wright Amendment State), and (3) reduction of the maximum number of gates available for commercial air service at Dallas Love Field from 32 to 20. Southwest currently uses 14 gates at Dallas Love Field. Pursuant to the Reform Act and local agreements with the City of Dallas with respect to gates, Southwest can expand scheduled service from Dallas Love Field and intends to do so.

Safety and Health.  The Company and its third-party maintenance providers are subject to the jurisdiction of the Federal Aviation Administration (“FAA”) with respect to the Company’s aircraft maintenance and operations, including equipment, ground facilities, dispatch, communications, flight training personnel, and other matters affecting air safety. To ensure compliance with its regulations, the FAA requires airlines to obtain operating, airworthiness, and other certificates, which are subject to suspension or revocation for cause. The Company has obtained such certificates. In addition, pursuant to FAA regulations, the Company has established, and the FAA has approved, the Company’s operations specifications and a maintenance program for the Company’s aircraft, ranging from frequent routine inspections to major overhauls. The FAA, acting through its own powers or through the appropriate U.S. Attorney, also has the power to bring proceedings for the imposition and collection of fines for violation of the Federal Air Regulations.

The Company is subject to various other federal, state, and local laws and regulations relating to occupational safety and health, including Occupational Safety and Health Administration and Food and Drug Administration regulations.

Security.  Pursuant to the Aviation and Transportation Security Act (the “Aviation Security Act”), the Transportation Security Administration (“TSA”), a division of the Department of Homeland Security, is responsible for certain civil aviation security matters. The Aviation Security Act mandated, among other things, improved flight deck security, deployment of federal air marshals onboard flights, improved airport perimeter access security, airline crew security training, enhanced security screening of passengers, baggage, cargo, mail, employees, and vendors, enhanced training and qualifications of security screening personnel, additional provision of passenger data to U.S. Customs, and enhanced background checks. Under the Aviation Security Act, substantially all security screeners at airports are federal employees, and significant other elements of airline and airport security are overseen and performed by federal employees, including federal security managers, federal law enforcement officers, and federal air marshals. Under the Aviation Security Act, funding for passenger security is provided in part by a $2.50 per enplanement security fee, subject to a maximum of $5.00 per one-way trip. The Aviation Security Act also allows the TSA to assess an Aviation Security Infrastructure Fee on each airline up to the total amount spent by that airline on passenger and property screening in calendar year 2000. Southwest was assessed a fee, and recorded expense, totaling approximately $50 million in each of 2005 and 2006 (of which approximately $24 million in each year is being contested by Southwest). Like the FAA, the TSA may impose and collect fines for violations of its regulations.

Enhanced security measures have had, and will continue to have, a significant impact on the airport experience for passengers. While these security requirements have not impacted aircraft utilization, they have impacted our business. In particular, the third quarter of 2006 presented challenges to the airline industry due to new security measures mandated by the TSA, as a result of a terrorist plot uncovered by authorities in London. The stringent new rules, mostly regarding the types of liquid items that can be carried onboard the aircraft, had a negative impact on air travel beginning in mid-August, especially on shorthaul routes and with business travelers. Although the TSA has relaxed some of the requirements for carryon luggage, the Company is not able to predict the ongoing impact, if any, that these security changes will have on passenger revenues, both in the shortterm and the longterm.

The Company has invested significantly in facilities, equipment, and technology to process Customers efficiently and restore the airport experience. The Company’s Automated Boarding Passes and E-Ticket Check-In self service kiosks, which the Company has implemented in all airports it serves, have reduced the number of lines in which a Customer must wait. The Company has also installed gate readers at all of its airports to improve the boarding reconciliation process and offers baggage checkin through E-Ticket Check-In kiosks at certain airport locations, as well as Internet checkin and transfer boarding passes at the time of checkin.

Environmental.  The Airport Noise and Capacity Act of 1990 gives airport operators the right, under certain circumstances, to implement local noise abatement programs, so long as they do not unreasonably interfere with interstate or foreign commerce or the national air transportation system. Some airports, including San Diego and Orange County, California have established airport restrictions to limit noise, including restrictions on aircraft types to be used, and limits on the number of hourly or daily operations or the time of such operations. In some instances, these restrictions have caused curtailments in service or increases in operating costs, and such restrictions could limit the ability of Southwest to expand its operations at the affected airports. Local authorities at other airports may consider adopting similar noise regulations, but such regulations are subject to the provisions of the Airport Noise and Capacity Act of 1990 and regulations promulgated thereunder.

Operations at John Wayne Airport, Orange County, California, are governed by the Airport’s Phase 2 Commercial Airline Access Plan and Regulation (the “Plan”). Pursuant to the Plan, each airline is allocated total annual seat capacity to be operated at the airport, subject to renewal/reallocation on an annual basis. Service at this airport may be adjusted annually to meet these requirements.

The Company is subject to various other federal, state, and local laws and regulations relating to the protection of the environment, including the discharge or disposal of materials such as chemicals, hazardous waste, and aircraft deicing fluid. Regulatory developments pertaining to such things as control of engine exhaust emissions from ground support equipment and prevention of leaks from underground aircraft fueling systems could increase operating costs in the airline industry. The Company does not believe, however, that such environmental regulatory developments will have a material impact on the Company’s capital expenditures or otherwise adversely affect its operations, operating costs, or competitive position. Additionally, in conjunction with airport authorities, other airlines, and state and local environmental regulatory agencies, the Company is undertaking voluntary investigation or remediation of soil or groundwater contamination at several airport sites. The Company does not believe that any environmental liability associated with such sites will have a material adverse effect on the Company’s operations, costs, or profitability.

Customer Service Commitment.  From time to time, the airline transportation industry has been faced with possible legislation dealing with certain Customer Service practices. As a compromise with Congress, the industry, working with the Air Transport Association, has responded by adopting and filing with the DOT written plans disclosing how it would commit to improving performance. Southwest Airlines’ Customer Service Commitment is a comprehensive plan which embodies the Mission Statement of Southwest Airlines: dedication to the highest quality of Customer Service delivered with a sense of warmth, friendliness, individual pride, and Company Spirit. The Customer Service Commitment can be reviewed by clicking on “About Southwest” at www.southwest.com. The DOT and Congress monitor the industry’s plans, and there can be no assurance that legislation or regulations will not be proposed in the future to regulate airline Customer Service practices.

Operations and Marketing

Operating Strategies.  Southwest focuses principally on point-to-point, rather than hub-and-spoke, service, providing its markets with frequent, conveniently timed flights and low fares. Southwest’s average aircraft trip stage length in 2006 was 622 miles with an average duration of approximately 1.7 hours, as compared to an average aircraft trip stage length of 607 miles and an average duration of approximately 1.7 hours in 2005. Examples of markets offering frequent daily flights are: Dallas to Houston Hobby, 30 weekday roundtrips; Phoenix to Las Vegas, 19 weekday roundtrips; and Los Angeles International to Oakland, 22 weekday roundtrips. Southwest complements these high-frequency shorthaul routes with longhaul nonstop service between markets such as Baltimore and Los Angeles, Phoenix and Tampa Bay, Las Vegas and Orlando, and Houston and Oakland.

Most major U.S. airlines have adopted the “hub-and-spoke” system, which concentrates most of an airline’s operations at a limited number of hub cities and serves most other destinations in the system by providing one-stop or connecting service through the hub. Southwest focuses on nonstop, not connecting, traffic over its point-to-point route system. The point-to-point route system, as compared to hub-and-spoke, allows for more direct nonstop routings for our Customers and, therefore, minimizes connections, delays, and total trip time. As a result, approximately 79 percent of the Company’s Customers fly nonstop.

Southwest serves many conveniently located secondary or downtown airports such as Dallas Love Field, Houston Hobby, Chicago Midway, Baltimore-Washington International, Burbank, Manchester, Oakland, San Jose, Providence, Ft. Lauderdale/Hollywood, and Long Island Islip airports, which are typically less congested than other airlines’ hub airports. This operating strategy enables the Company to achieve high asset utilization because aircraft can be scheduled to minimize the amount of time they are at the gate (currently approximately 25 minutes). This in turn reduces the number of aircraft and gate facilities that would otherwise be required. The Company is also able to simplify scheduling, maintenance, flight operations, and training activities by operating only one aircraft type, the Boeing 737. All of these strategies enhance the Company’s ability to sustain high Employee productivity and reliable ontime performance.

Introduction of Codesharing.  In first quarter 2005, Southwest began its first codeshare arrangement, with ATA Airlines. Under its codeshare arrangement with ATA, Southwest may market and sell tickets for certain flights on ATA that are identified by Southwest’s designator code (for example, “WN Flight 123”). Conversely, ATA may market and sell tickets under its code designator (TZ) for certain flights on Southwest Airlines. Any flight bearing a Southwest code designator that is operated by ATA is disclosed in Southwest’s reservations systems and on the Customer’s flight itinerary, boarding pass, and ticket, if a paper ticket is issued. As a result of the ATA codeshare, Southwest’s Customers are able to purchase single ticket service on Southwest connecting to ATA’s service to Hawaii, New York’s LaGuardia Airport, and Washington Reagan National Airport. Also, members of Southwest’s and ATA’s respective frequent flier programs are able to earn and redeem awards in the other carrier’s program. Finally, beginning in 2006, Southwest began selling ATA-only service at www.southwest.com. Other than the ATA arrangement, Southwest does not interline or offer joint fares with other airlines, nor does Southwest have any marketing or commuter feeder relationships with other carriers.

Simplified Fare Structure.  Southwest employs a relatively simple fare structure, featuring low, unrestricted, unlimited, everyday coach fares, as well as even lower fares available on a restricted basis. As of November 1, 2006, the Company’s highest non-codeshare, oneway unrestricted walkup fare offered was $319 for any flight. Even lower walkup fares are available on Southwest’s short and medium haul flights.

Ticketless Travel.  Southwest was the first major airline to introduce a Ticketless travel option, eliminating the need to print and then process a paper ticket altogether, and the first to offer Ticketless travel through the Company’s home page on the Internet, at www.southwest.com. For the year ended December 31, 2006, more than 94 percent of Southwest’s Customers chose the Ticketless travel option and over 70 percent of Southwest’s passenger revenues came through its Internet site, which has become a vital part of the Company’s distribution strategy. The Company has not paid commissions to travel agents for sales since December 15, 2003.

Competition

The airline industry is highly competitive. We believe the principal competitive factors in the industry are:

•	Fares

•	Customer Service

•	Costs

•	Frequency and convenience of scheduling

•	Frequent flyer benefits

•	Efficiency and productivity, including effective selection and use of aircraft

We currently compete with other airlines on all of our routes, some of which airlines have larger fleets and some of which airlines may have wider name recognition in some markets. Certain major U.S. airlines have established marketing or codesharing alliances with each other, including Northwest Airlines/Continental Airlines/Delta Air Lines; American Airlines/Alaska

Airlines; and United Airlines/US Airways. These alliances are more extensive than ours and enable the carriers to expand their destinations and marketing opportunities. The Company is also subject to varying degrees of competition from surface transportation in its shorthaul markets, particularly the private automobile. In shorthaul air services that compete with surface transportation, price is a competitive factor, but frequency and convenience of scheduling, facilities, transportation safety and security procedures, and Customer Service are also of great importance to many passengers.

The competitive landscape for airlines has changed significantly over the last few years. Following the terrorist attacks on September 11, 2001, the airline industry, as a whole, incurred substantial losses through 2005. The war in Iraq and significant increases in the cost of fuel have exacerbated industry challenges. As a result, a number of carriers have sought relief from financial obligations in bankruptcy, including UAL Corporation, the parent of United Airlines; ATA Airlines; US Airways; Northwest Airlines Corporation, the parent of Northwest Airlines; and Delta Air Lines. UAL Corporation and ATA Airlines emerged from bankruptcy in 2006. US Airways’ emergence from bankruptcy in 2005 culminated in its merger with America West Airlines in September of that year. Northwest Airlines Corporation and Delta Air Lines remain under the protection of bankruptcy proceedings. Other, smaller carriers have ceased operations entirely. In addition, post-9/11, many carriers shrank capacity, grounded their most inefficient aircraft, cut back on unprofitable service, and furloughed employees. Reorganization in bankruptcy has allowed carriers to decrease operating costs through renegotiated labor, supply, and financing contracts. As a result of those events, as well as actions taken by some carriers outside of bankruptcy, differentials in cost structures between traditional hub-and-spoke carriers and low cost carriers have significantly diminished. Nevertheless, throughout this entire time period, Southwest has continued to maintain its cost advantage, improve Employee productivity, pursue steady, controlled growth, and provide outstanding Service to its Customers. The factors discussed above have, however, led to more intense competition in the airline industry generally. Some carriers reported profitable results in one or more quarters in 2006 for the first time since 9/11.

The re-emerging competitiveness of some of the larger carriers, such as United, US Airways, and American, has put pressure on smaller carriers such as AirTran Airways, JetBlue, and Frontier. AirTran Airways and JetBlue have announced scaled back growth plans, and many carriers have expressed interest in industry consolidation. For example, US Airways is pursuing a merger with Delta Air Lines, and AirTran Airways has recently announced an unsolicited offer for Midwest Airlines. The Company cannot predict the timing or extent of any such consolidation or its impact (either positive or negative) on the Company’s operations or results of operations.

Insurance

The Company carries insurance of types customary in the airline industry and at amounts deemed adequate to protect the Company and its property and to comply both with federal regulations and certain of the Company’s credit and lease agreements. The policies principally provide coverage for public and passenger liability, property damage, cargo and baggage liability, loss or damage to aircraft, engines, and spare parts, and workers’ compensation.

Following the terrorist attacks, commercial aviation insurers significantly increased the premiums and reduced the amount of war-risk coverage available to commercial carriers. The federal Homeland Security Act of 2002 requires the federal government to provide third party, passenger, and hull war-risk insurance coverage to commercial carriers through a period of time that has now been extended to August 31, 2007. The Company is unable to predict whether the government will extend this insurance coverage past August 31, 2007, whether alternative commercial insurance with comparable coverage will become available at reasonable premiums, and what impact this will have on the Company’s ongoing operations or future financial performance.

Frequent Flyer Awards

Southwest’s frequent flyer program, Rapid Rewards, is based on trips flown rather than mileage. Rapid Rewards Customers earn a credit for each one-way trip flown or two credits for each roundtrip flown. Rapid Rewards Customers can also receive credits by using the services of non-airline partners, which include car rental agencies, hotels, telecommunication companies, and credit card partners, including the Southwest Airlines Chase® Visa card. Rapid Rewards offers two types of travel awards. The Rapid Rewards Award Ticket (“Award Ticket”) offers one free roundtrip award valid to any destination available on Southwest after the accumulation of 16 credits. The Rapid Rewards Companion Pass (“Companion Pass”) is granted for flying 50 roundtrips (or 100 one-way trips) on Southwest or earning 100 credits within a consecutive twelve-month period. The Companion Pass offers unlimited free roundtrip travel to any destination available on Southwest for a designated companion of the qualifying Rapid Rewards member. For the designated companion to use this pass, the Rapid Rewards member must purchase a ticket or use an Award Ticket. Additionally, the Rapid Rewards member and designated companion must travel together on the same flight.

Award Tickets and Companion Passes are automatically generated when earned by the Customer rather than allowing the Customer to bank credits indefinitely. Award Tickets are valid for 12 months after issuance. Award Tickets issued before February 10, 2006 have no seat restrictions, but are subject to published “Black out” dates. Effective February 10, 2006, systemwide “Black out” dates for Award Tickets were eliminated, but Award Tickets are subject to seat restrictions. Companion travel has no seat restrictions or “Black out” dates.

The Company also sells credits to business partners including credit card companies, hotels, telecommunication companies, and car rental agencies. These credits may be redeemed for Award Tickets having the same program characteristics as those earned by flying. Southwest’s codeshare agreement with ATA Airlines offers Customers of each airline the opportunity to earn and redeem frequent flier award credits on the other.

Customers redeemed approximately 2.7 million, 2.6 million, and 2.5 million Award Tickets and flights on Companion Passes during 2006, 2005, and 2004, respectively. The amount of free travel award usage as a percentage of total Southwest revenue passengers carried was 6.4 percent in 2006, 6.6 percent in 2005, and 7.1 percent in 2004. The number of fully earned Award Tickets and partially earned awards outstanding at December 31, 2006 was approximately 10.1 million, of which approximately 81 percent were partially earned awards. The number of fully earned Award Tickets and partially earned awards outstanding at December 31, 2005 was approximately 6.8 million, of which approximately 78 percent were partially earned awards. However, due to the expected expiration of a portion of credits making up partial awards, not all of them will eventually turn into useable Award Tickets. Also, not all Award Tickets will be redeemed for future travel. Since the inception of Rapid Rewards in 1987, approximately 14 percent of all fully earned Award Tickets have expired without being used. The number of Companion Passes for Southwest outstanding at December 31, 2006 and 2005 was approximately 58,000 and 60,000, respectively. The Company currently estimates that an average of 3 to 4 trips will be redeemed per outstanding Companion Pass.

The Company accounts for its frequent flyer program obligations by recording a liability for the estimated incremental cost of flight awards the Company expects to be redeemed. The estimated incremental cost includes direct passenger costs such as fuel, food, and other operational costs, but does not include any contribution to overhead or profit. Revenue from the sale of credits to business partners and associated with future travel is deferred and recognized when the ultimate free travel award is flown or the credits expire unused. The liability for free travel awards earned but not used at December 31, 2006 and 2005 was not material.

Employees

At December 31, 2006, Southwest had 32,664 active Employees, consisting of 12,954 flight, 2,056 maintenance, 13,446 ground, Customer, and fleet service and 4,208 management, accounting, marketing, and clerical personnel.

Southwest has ten collective bargaining agreements, which agreements covered approximately 82 percent of Southwest’s Employees as of December 31, 2006. Our relations with labor unions are governed by the Railway Labor Act (the “RLA”), which establishes the right of airline employees to organize and bargain collectively. Under the RLA, a collective bargaining agreement between an airline and a labor union generally does not expire, but instead becomes amendable as of a stated date. If either party wants to modify the terms of such agreement, it must notify the other party in the manner required by the RLA and/or described in the agreement. After receipt of such notice, the parties must meet for direct negotiations, and, if no agreement is reached, either party may request the National Mediation Board (the “NMB”) to appoint a federal mediator. If no agreement is reached in mediation, the NMB may determine that an impasse exists and offer binding arbitration to the parties. If either party rejects binding arbitration, a 30-day “cooling off” period begins. At the end of this 30-day period, the parties may engage in “self-help,” unless a Presidential Emergency Board is established to investigate and report on the disputes. The appointment of a Presidential Emergency Board maintains the “status quo” for an additional 60 days. If the parties do not reach agreement during this period, the parties may then engage in “self-help.” “Self-help” includes, among other things, a strike by the union or the airline’s imposition of any or all of its proposed amendments and the hiring of new employees to replace any striking workers. The following table sets forth the Company’s Employee groups and collective bargaining status:

Employee Group	Represented by	Agreement Amendable in

Pilots	Southwest Airlines Pilots’ Association	Currently in negotiation
Flight Attendants	Transportation Workers of America, AFL-CIO (“TWU”)	June 2008
Ramp, Operations, Provisioning, and Freight Agents	TWU	July 2008
Stock Clerks	International Brotherhood of Teamsters (“Teamsters”)	August 2008
Mechanics	Aircraft Mechanics Fraternal Association (“AMFA”)	August 2008
Customer Service and Reservations Agents	International Association of Machinists and Aerospace Workers, AFL-CIO	November 2008
Aircraft Appearance Technicians	AMFA	February 2009
Flight Dispatchers	Southwest Airlines Employee Association	December 2009
Flight Simulator Technicians	Teamsters	November 2011
Flight/Ground School Instructors and Flight Crew Training Instructors	Southwest Airlines Professional Instructors Association	January 2013

Item 1A.	Risk Factors

In addition to the other information contained in this Form 10-K, the following risk factors should be considered carefully in evaluating Southwest’s business. The Company’s business, financial condition, or results of operations could be materially adversely affected by any of these risks. Additional risks not presently known to the Company or that the Company currently deems immaterial may also impair its business and operations.

Southwest’s business is dependent on the price and availability of aircraft fuel. Continued periods of high fuel costs and/or significant disruptions in the supply of fuel, could adversely affect our results of operations.

Airline operators are inherently dependent upon energy to operate and, therefore, are impacted by changes in jet fuel prices. The cost of fuel, which was at an historically high level over the last two years, is largely unpredictable and has a significant impact on the Company’s results of operations. Jet fuel and oil consumed for fiscal 2006 and 2005 represented approximately 26 percent and 20 percent of Southwest’s operating expenses, respectively. Fuel availability, as well as pricing, is also impacted by political and economic factors. We do not currently anticipate a significant reduction in fuel availability; however, it is difficult to predict the future availability of jet fuel due to the following, among other, factors: dependency on foreign imports of crude oil and the potential for hostilities or other conflicts in oil producing areas; limited refining capacity; and the possibility of changes in governmental policies on jet fuel production, transportation, and marketing. Significant disruptions in the supply of aircraft fuel could have a negative impact on the Company’s operations and results of operations.

Due to the competitive nature of the airline industry, the Company’s ability to increase fares is limited, and it is not certain that future fuel cost increases can be covered by increasing fares. From time to time the Company enters into fuel derivative contracts to protect against rising fuel costs. Changes in the Company’s overall fuel hedging strategy, the ability of the commodities used in fuel hedging (principally crude oil, heating oil, and unleaded gasoline) to qualify for special hedge accounting, and the effectiveness of the Company’s fuel hedges pursuant to highly complex accounting rules, are all significant factors impacting the Company’s results of operations. For more information on Southwest’s fuel hedging arrangements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Note 10 to the Consolidated Financial Statements.

Southwest’s business is labor-intensive; we could be adversely affected if we are unable to maintain satisfactory relations with any unionized or other Employee work group.

The airline business is labor intensive. Wages, salaries, and benefits represented approximately 37 percent of the Company’s operating expenses for the year ended December 31, 2006. In addition, as of December 31, 2006, approximately 82 percent of the Company’s Employees were represented for collective bargaining purposes by labor unions. The Company’s Ramp, Operations, Provisioning, and Freight Agents are subject to an agreement with the Transport Workers Union of America, AFL-CIO (“TWU”), which becomes amendable on June 30, 2008. However, under certain conditions, TWU could elect to give notice to the Company by June 1, 2007, of its desire to make the agreement amendable on June 30, 2007. During second quarter 2006, TWU membership voted to not make the contract amendable on June 30, 2007. The Company is unable to predict whether future votes between now and June 2007 would result in the same outcome. The Company’s Pilots are subject to an agreement with the Southwest Airlines Pilots’ Association (“SWAPA”), which became amendable during September 2006. The Company and SWAPA recently began discussions on a new agreement. Although, historically, the Company’s relationships with its Employees have been good, the following items could have a significant impact on the Company’s results of operations: results of labor contract negotiations, employee hiring and retention rates, pay rates, outsourcing costs, the impact of work rules, and costs for health care.

Southwest’s business is affected by many changing economic and other conditions beyond its control.

Our business, and the airline industry in general, is particularly impacted by changes in economic and other conditions that are largely outside of our control, including, among others:

•	Actual or potential changes in international, national, regional, and local economic, business, and financial conditions, including recession, inflation, interest rate increases, war, terrorist attacks, and political instability;

•	Changes in consumer preferences, perceptions, spending patterns, or demographic trends;

•	Actual or potential disruptions in the air traffic control system;

•	Increases in costs of safety, security, and environmental measures; and

•	Weather and natural disasters.

Because expenses of a flight do not vary significantly with the number of passengers carried, a relatively small change in the number of passengers can have a disproportionate effect on an airline’s operating and financial results. Therefore, any general reduction in airline passenger traffic as a result of any of these factors could adversely affect our business, financial condition, and results of operations.

Southwest relies on technology to operate its business, and any failure of these systems could harm the Company.

Southwest is increasingly dependent on automated systems and technology to operate its business, enhance Customer Service and back office support systems, and increase Employee productivity, including the Company’s computerized airline reservation system, flight operations systems, telecommunication systems, website at www.southwest.com, Automated Boarding Passes system, and the E-Ticket Check-In self service kiosks. Any disruptions in these systems due to internal failures of technology or large-scale external interruptions in technology infrastructure, such as power, telecommunications, or the internet, could result in the loss of revenue or important data, increase the Company’s expenses, and generally harm the Company’s business. In addition, our growth strategies may be dependent on our ability to effectively implement technology advancements.

The travel industry continues to face on-going security concerns and cost burdens; further threatened or actual terrorist attacks, or other hostilities, could significantly harm our industry and our business.

The attacks of September 11, 2001, materially impacted, and continue to impact, air travel and the results of operations for Southwest and the airline industry generally. The Department of Homeland Security and the TSA have implemented numerous security measures that affect airline operations and costs. Substantially all security screeners at airports are now federal employees, and significant other elements of airline and airport security are now overseen and performed by federal employees, including federal security managers, federal law enforcement officers, and federal air marshals. Enhanced security procedures, including enhanced security screening of passengers, baggage, cargo, mail, employees, and vendors, introduced at airports since the terrorist attacks of September 11 have increased costs to airlines and have from time to time impacted demand for air travel.

Additional terrorist attacks, even if not made directly on the airline industry, or the fear of such attacks or other hostilities (including elevated national threat warnings or selective cancellation or redirection of flights due to terror threats) could have a further significant negative impact on Southwest and the airline industry. The war in Iraq further decreased demand for air travel during the first half of 2003, and additional international hostilities could potentially have a material adverse impact on the Company’s results of operations.

Airport capacity constraints and air traffic control inefficiencies could limit the Company’s growth; changes in or additional governmental regulation could increase the Company’s operating costs or otherwise limit the Company’s ability to conduct business.

Almost all commercial service airports are owned and/or operated by units of local or state government. Airlines are largely dependent on these governmental entities to provide adequate airport facilities and capacity at an affordable cost. Similarly, the federal government singularly controls all U.S. airspace, and airlines are completely dependent on the FAA to operate that airspace in a safe, efficient, and affordable manner. As discussed above, under “Business — Regulation,” airlines are also subject to other extensive regulatory requirements. These requirements often impose substantial costs on airlines. Our results of operations may be affected by changes in law and future actions taken by governmental agencies having jurisdiction over our operations, including:

•	Increases in airport rates and charges;

•	Limitations on airport gate capacity or other use of airport facilities;

•	Increases in taxes;

•	Changes in the law that affect the services that can be offered by airlines in particular markets and at particular airports;

•	Restrictions on competitive practices;

•	The adoption of regulations that impact customer service standards, such as security standards; and

•	The adoption of more restrictive locally-imposed noise restrictions.

The airline industry is intensely competitive.

As discussed in more detail above under “Business — Competition,” the airline industry is extremely competitive. Southwest’s competitors include other major domestic airlines, as well as regional and new entrant airlines, and other forms of transportation, including rail and private automobiles. The Company’s revenues are sensitive to the actions of other carriers in the areas of capacity, pricing, scheduling, codesharing, and promotions.

Southwest’s low cost structure is one of its primary competitive advantages, and many factors could affect the Company’s ability to control its costs.

Factors affecting the Company’s ability to control its costs include the price and availability of fuel, results of Employee labor contract negotiations, Employee hiring and retention rates, costs for health care, capacity decisions by the Company and its competitors, unscheduled required aircraft airframe or engine repairs, regulatory requirements, availability of capital markets, and future financing decisions made by the Company.

Item 1B.  Unresolved Staff Comments

None.

Item 2.  Properties

Aircraft

Southwest operated a total of 481 Boeing 737 aircraft as of December 31, 2006, of which 84 and 9 were under operating and capital leases, respectively. The remaining 388 aircraft were owned.

The following table details information on the 481 aircraft in the Company’s fleet as of December 31, 2006:

		Average Age	Number of	Number	Number
737 Type	Seats	(Yrs)	Aircraft	Owned	Leased

-300	137	15.7	194	112	82
-500	122	15.7	25	16	9
-700	137	4.0	262	260	2

Totals		9.3	481	388	93

In total, at December 31, 2006, the Company had firm orders, options and purchase rights for the purchase of Boeing 737 aircraft as follows:

Firm Orders, Options and Purchase Rights for Boeing 737-700 Aircraft

Delivery Year	Firm Orders	Options	Purchase Rights	Total

2007	37	—	—	37
2008	30	4	—	34
2009	18	18	—	36
2010	10	32	—	42
2011	10	30	—	40
2012	10	30	—	40
2008-2014	—	—	54	54

Totals	115	114	54	283

Ground Facilities and Services

Southwest leases terminal passenger service facilities at each of the airports it serves, to which it has added various leasehold improvements. The Company leases land on a long-term basis for its maintenance centers located at Dallas Love Field, Houston Hobby, Phoenix Sky Harbor, and Chicago Midway, its training center near Dallas Love Field, which houses seven 737 simulators, and its corporate headquarters, also located near Dallas Love Field. The maintenance, training center, and corporate headquarters buildings on these sites were built and are owned by Southwest. At December 31, 2006, the Company operated six reservation centers. The reservation centers located in Chicago, Albuquerque, and Oklahoma City occupy leased space. The Company owns its Houston, Phoenix, and San Antonio reservation centers.

Southwest has entered into a concession agreement with the Town of Islip, New York, which gives Southwest the right to construct, furnish, occupy, and maintain a new concourse at the airport. Phase I of this project, which began operations in August 2004, includes four gates. Phase II of the project, which includes an additional four gates, was completed in November 2006. The entire new concourse is now the property of the Town of Islip. In return for constructing the new concourse, Southwest is receiving fixed-rent abatements for a total of 25 years; however, the Company is still be required to pay variable rents for common use areas and manage the new concourse.

The Company performs substantially all line maintenance on its aircraft and provides ground support services at most of the airports it serves. However, the Company has arrangements with certain aircraft maintenance firms for major component inspections and repairs for its airframes and engines, which comprise the majority of the Company’s annual aircraft maintenance costs.

Item 3.  Legal Proceedings

On December 8, 2005, Southwest Airlines Flight 1248 was involved in an accident at Chicago Midway Airport while the aircraft, a Boeing 737-700, was landing. The aircraft overran the runway onto a roadway and collided with an automobile. Several occupants of the vehicles involved in the accident were injured, one fatally. The Company continues to cooperate fully with all federal, state, and local regulatory and investigatory agencies to determine the cause of this accident. The Company is currently unable to predict the amount of claims, if any, relating to this accident which may ultimately be made against it and how those claims might be resolved. At this time, the Company has no reason to believe that the costs to defend any claims and any potential liability exposure will not be covered by the insurance maintained by the Company. Consequently, the Company does not expect any litigation arising from the accident involving Flight 1248 to have a material adverse affect on the financial position or results of operations of the Company.

The Company is subject to various legal proceedings and claims arising in the ordinary course of business, including, but not limited to, examinations by the Internal Revenue Service (IRS). The IRS regularly examines the Company’s federal income tax returns and, in the course of those examinations, proposes adjustments to the Company’s federal income tax liability reported on such returns. It is the Company’s practice to vigorously contest those proposed adjustments that it deems lacking merit. The Company’s management does not expect the outcome in any of its currently ongoing legal proceedings or the outcome of any proposed adjustments presented to date by the IRS, individually or collectively, will have a material adverse effect on the Company’s financial condition, results of operations, or cash flows.

Item 4.	Submission of Matters to a Vote of Security Holders

None to be reported.

EXECUTIVE OFFICERS OF THE REGISTRANT

The executive officers of Southwest, their positions, and their respective ages (as of January 1, 2007) are as follows:

Name	Position	Age

Herbert D. Kelleher	Chairman of the Board	75
Gary C. Kelly	Vice Chairman of the Board and Chief Executive Officer	51
Colleen C. Barrett	President and Secretary	62
Robert E. Jordan	Executive Vice President — Strategy, Procurement, and Technology	46
Michael G. Van de Ven	Executive Vice President — Aircraft Operations	45
Ron Ricks	Executive Vice President — Law, Airports and Public Affairs	57
Laura H. Wright	Senior Vice President — Finance and Chief Financial Officer	46

Executive officers are elected annually at the first meeting of Southwest’s Board of Directors following the annual meeting of Shareholders or appointed by the Chief Executive Officer pursuant to Board authorization. Each of the above individuals has worked for Southwest Airlines Co. for more than the past five years.

PART II

Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters, and Issuer Purchases of Equity Securities

Southwest’s common stock is listed on the New York Stock Exchange and is traded under the symbol LUV. The high and low sales prices of the common stock on the Composite Tape and the quarterly dividends per share paid on the common stock were:

Period	Dividend	High	Low

2006
1st Quarter	$0.00450	$18.10	$15.51
2nd Quarter	0.00450	18.20	15.10
3rd Quarter	0.00450	18.20	15.66
4th Quarter	0.00450	17.03	14.61
2005
1st Quarter	$0.00450	$16.45	$13.60
2nd Quarter	0.00450	15.50	13.56
3rd Quarter	0.00450	14.85	13.05
4th Quarter	0.00450	16.95	14.54

As of December 31, 2006, there were 11,055 holders of record of the Company’s common stock.

The following table presents information with respect to purchases of Common Stock of the Company made during the three months ended December 31, 2006 by the Company, or any “affiliated purchaser,” of the Company, as defined in Rule 10b-18(a)(3) under the Exchange Act.

Issuer Purchases of Equity Securities

				Maximum Number (or
				Approximate Dollar
			Total Number of	Value) of Shares
			Shares Purchased as	that May Yet Be
			Part of Publicly	Purchased Under the
	Total Number of	Average Price Paid	Announced Plans or	Plans or Programs
Period	Shares Purchased	per Share	Programs(1)	(1)

October 1, 2006 through October 31, 2006	—	—	—	—
November 1, 2006 through November 30, 2006	2,649,200	$15.92	2,649,200	$357,811,822
December 1, 2006 through December 31, 2006	10,053,800	$15.70	10,053,800	$199,747,357

(1)	On November 16, 2006, the Company publicly announced that its Board of Directors had authorized a share repurchase program to acquire up to $400 million of the Company’s Common Stock.

Performance Graph

The following Performance Graph and related information shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

The following table compares total Shareholder returns for the Company over the last five years to the Standard and Poor’s 500 Stock Index and the AMEX Airline Index assuming a $100 investment made on December 31, 2001. Each of the three measures of cumulative total return assumes reinvestment of dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG SOUTHWEST AIRLINES CO., S&P 500 INDEX,
AND AMEX AIRLINE INDEX

	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06
Southwest Airlines	$100	$75	$88	$88	$89	$83
S&P 500	$100	$78	$100	$111	$117	$135
AMEX Airline	$100	$44	$70	$69	$62	$67

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2006, regarding compensation plans (including individual compensation arrangements) under which equity securities of Southwest are authorized for issuance.

Equity Compensation Plan Information

			Number of Securities Remaining
	Number of Securities to be	Weighted-Average	Available for Future Issuance Under
	Issued upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants, and Rights	Warrants, and Rights*	Reflected in Column (a))
Plan Category	(a)	(b)	(c)
	(In thousands)		(In thousands)

Equity Compensation Plans Approved by Security Holders	27,299	$15.40	4,303
Equity Compensation Plans not Approved by Security Holders	85,689	$15.79	30,840
Total	112,988	$15.70	35,143

*	As adjusted for stock splits.

See Note 13 to the Consolidated Financial Statements for information regarding the material features of the above plans. Each of the above plans provides that the number of shares with respect to which options may be granted, and the number of shares of Common Stock subject to an outstanding option, shall be proportionately adjusted in the event of a subdivision or consolidation of shares or the payment of a stock dividend on Common Stock, and the purchase price per share of outstanding options shall be proportionately revised.

Item 6.	Selected Financial Data

The following financial information for the five years ended December 31, 2006, has been derived from the Company’s Consolidated Financial Statements. This information should be read in conjunction with the Consolidated Financial Statements and related notes thereto included elsewhere herein.

	Years Ended December 31,
	2006		2005		2004		2003		2002
	(in millions, except per share amounts)

Financial Data:
Operating revenues	$9,086		$7,584		$6,530		$5,937		$5,522
Operating expenses	8,152		6,859		6,126		5,558		5,181

Operating income	934		725		404		379		341
Other expenses (income) net	144		(54)		65		(225)		24

Income before income taxes	790		779		339		604		317
Provision for income taxes	291		295		124		232		129

Net income	$499		$484		$215		$372		$188

Net income per share, basic	$.63		$.61		$.27		$.48		$.24
Net income per share, diluted	$.61		$.60		$.27		$.46		$.23
Cash dividends per common share	$.0180		$.0180		$.0180		$.0180		$.0180
Total assets at period-end	$13,460		$14,003		$11,137		$9,693		$8,766
Long-term obligations at period-end	$1,567		$1,394		$1,700		$1,332		$1,553
Stockholders’ equity at period-end	$6,449		$6,675		$5,527		$5,029		$4,374
Operating Data:
Revenue passengers carried	83,814,823		77,693,875		70,902,773		65,673,945		63,045,988
Enplaned passengers	96,276,907		88,379,900		81,066,038		74,719,340		72,462,123
Revenue passenger miles (RPMs) (000s)	67,691,289		60,223,100		53,418,353		47,943,066		45,391,903
Available seat miles (ASMs) (000s)	92,663,023		85,172,795		76,861,296		71,790,425		68,886,546
Load factor(1)	73.1%		70.7%		69.5%		66.8%		65.9%
Average length of passenger haul (miles)	808		775		753		730		720
Average stage length (miles)	622		607		576		558		537
Trips flown	1,092,331		1,028,639		981,591		949,882		947,331
Average passenger fare	$104.40		$93.68		$88.57		$87.42		$84.72
Passenger revenue yield per RPM	12.93	¢	12.09	¢	11.76	¢	11.97	¢	11.77	¢
Operating revenue yield per ASM	9.81	¢	8.90	¢	8.50	¢	8.27	¢	8.02	¢
Operating expenses per ASM	8.80	¢	8.05	¢	7.97	¢	7.74	¢	7.52	¢
Operating expenses per ASM, excluding fuel	6.49	¢	6.48	¢	6.67	¢	6.59	¢	6.41	¢
Fuel cost per gallon (average)	$1.53		$1.03		$.83		$.72		$.68
Number of Employees at year-end	32,664		31,729		31,011		32,847		33,705
Size of fleet at year-end(2)	481		445		417		388		375

(1)	Revenue passenger miles divided by available seat miles.

(2)	Includes leased aircraft.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Year in Review

Southwest recorded a profit of $499 million in 2006, an increase of $15 million, or 3.1 percent, compared to the Company’s 2005 net income of $484 million. Although the airline industry as a whole in 2006 was expected to report its first collective profit since 2000, Southwest’s string of consecutive profitable years has now reached 34, and the Company also extended its number of consecutive profitable quarters to 63, both of which are unmatched in the industry.

Southwest’s 2006 operating income was $934 million, an increase of $209 million, or 28.8 percent, compared to 2005. The increase in operating income was driven primarily by strong revenues, especially during the first half of the year, and effective cost control measures. As a result of the extensive restructuring in the U.S. airline industry in 2004 and 2005, several carriers reduced domestic capacity, resulting in fare increases and higher load factors for many airlines in 2006. In fact, Southwest’s 2006 load factor of 73.1 percent was a company record. The Company modestly raised its fares over the course of the year, resulting in an increase in passenger revenue yield per RPM (passenger revenues divided by revenue passenger miles) of 6.9 percent compared to 2005. Unit revenue (total revenue divided by available seat miles) also increased a healthy 10.2 percent compared to 2005 levels, as a result of the higher load factor and higher RPM yield.

The Company’s 2006 CASM (cost per available seat mile) was basically flat compared to 2005, excluding fuel. This was primarily a result of the Company’s continued focus on controlling non-fuel costs and attempting to offset wage rate and benefit increases through productivity and efficiency improvements. In addition, the Company’s headcount per aircraft at December 31, 2006 was 68, which was an improvement versus a year-ago level of 71. Furthermore, from the end of 2003 to the end of 2006, the Company’s headcount per aircraft decreased 20.0 percent, as the number of Employees remained virtually flat despite the net addition of 93 aircraft during that three year period. Including fuel expense, 2006 CASM increased 9.3 percent compared to 2005, primarily due to the 48.5 percent increase in the Company’s fuel cost per gallon, including the effects of hedging.

Significant events for Southwest and/or the airline industry during 2006 included:

* The Wright Amendment Reform Act of 2006 immediately lifted through-ticketing restrictions, so that Customers could purchase a single one-stop ticket between Dallas Love Field and any Southwest destination beyond the nine Wright Amendment states (to which nonstop Love Field service is permitted), and will eventually eliminate substantially all restrictions associated with the Wright Amendment in 2014. This Act also reduced the maximum number of available gates for commercial air service at Love Field from 32 to 20, of which the Company will ultimately lease 16. Dallas Love Field is a significant destination for Southwest as well as the location of the Company’s headquarters.

* The Department of Transportation announced that for August, September, and October 2006, Southwest carried the most passengers of any U.S. airline.

* Southwest began service to two new destinations — Denver, Colorado and Washington Dulles in northern Virginia.

* During 2006, Southwest was authorized by its Board of Directors to repurchase a total of $1.0 billion of its outstanding common stock. For the year ended December 31, 2006, the Company repurchased 49.1 million shares for $800 million.

* The Transportation Security Administration (TSA) mandated new security measures as a result of a terrorist plot uncovered by authorities in London. The stringent new rules, mostly regarding the types of liquid items that can be carried onboard the aircraft, had a negative impact on air travel beginning in mid-August, especially on shorthaul routes and with business travelers. The Company estimated it lost more than $40 million in passenger revenue in August and September related to the security threat and these new restrictions.

* The price of jet fuel continued to be a significant factor for Southwest and other airlines. Despite the Company’s industry-leading fuel hedging program, which resulted in cash savings of $675 million in 2006, the Company’s jet fuel cost per gallon still increased by 48.5 percent compared to 2005.

* The Company added 36 737-700 aircraft in 2006, bringing its fleet to 481 Boeing 737s at December 31, 2006.

As the Company experienced in 2006, it must continue to overcome higher jet fuel prices to grow profits. Based on current and projected energy prices for 2007 and expected growth plans, the Company believes expenditures for jet fuel could increase between $400 million and $500 million compared to 2006, even including the effects of fuel derivative contracts the Company has in place as of January 2007. The Company’s fuel derivative contracts in place for 2007 provide protection for nearly 95 percent of the Company’s expected jet fuel consumption at an average price of approximately $50 per barrel of crude oil. The Company once again hopes to overcome the impact of higher anticipated 2007 fuel prices and other cost pressures through improved revenues and continued focus on non-fuel costs.

As Southwest moves into 2007, the Company believes its low-cost competitive advantage, protective fuel hedging position, excellent Employees, and strong balance sheet will allow Southwest to respond quickly to potential industry consolidation and to favorable market opportunities. The Company plans to add 37 new 737-700 aircraft to its fleet in 2007, resulting in a net available seat mile (ASM) capacity increase of approximately eight percent. Based on these deliveries, the Company’s fleet will total 518 737s by the end of 2007.

Results of Operations

2006 Compared With 2005

The Company’s consolidated net income for 2006 was $499 million ($.61 per share, diluted), as compared to 2005 net income of $484 million ($.60 per share, diluted), an increase of $15 million, or 3.1 percent. Operating income for 2006 was $934 million, an increase of $209 million, or 28.8 percent, compared to 2005. The 2006 increase in operating income was primarily due to higher revenues from the Company’s fleet growth, improved load factors, and higher fares, which more than offset a significant increase in the cost of jet fuel. The Company believes operating income provides a better indication of the Company’s financial performance for both 2006 and 2005 than does net income. This is due to the fact that, generally, certain gains and losses, recorded in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (SFAS 133), that relate to fuel derivatives expiring in future periods, are included in “Other (gains) losses,” which is below the operating income line, in both periods. In 2006, these adjustments, which are related to the ineffectiveness of hedges and the loss of hedge accounting for certain fuel derivatives and are included in “Other (gains) losses,” totaled net losses of $101 million. For 2005, these adjustments totaled net gains of $110 million.

Operating Revenues

Consolidated operating revenues increased $1.5 billion, or 19.8 percent, primarily due to a $1.5 billion, or 20.2 percent, increase in passenger revenues. The increase in passenger revenues primarily was due to an increase in capacity, an increase in RPM yield, and an increase in load factor. Approximately 45 percent of the increase in passenger revenue was due to the Company’s 8.8 percent increase in available seat miles compared to 2005. The Company increased available seat miles as a result of the addition of 36 aircraft (all 737-700 aircraft). Approximately 35 percent of the increase in passenger revenue was due to the 6.9 percent increase in passenger yields. Average passenger fares increased 11.4 percent compared to 2005, primarily due to less fare discounting because of the strong demand for air travel coupled with the availability of fewer seats as a result of industrywide domestic capacity reductions. The remainder of the passenger revenue increase primarily was due to the 2.4 point increase in the Company’s load factor compared to 2005. The 73.1 percent load factor for 2006 represented the highest annual load factor in the Company’s history.

The airline revenue environment changed significantly from the first half of 2006 to the second half of the year. The Company believes this was due to both reduced demand related to domestic economic factors, as well as the effects of the increased carryon baggage restrictions put in place following the terrorist plot uncovered by London authorities in August 2006. The airline revenue environment regained some momentum during late fourth quarter 2006, and, despite growing capacity 10 percent during the quarter, the Company achieved a record load factor of 70.2 percent at healthy yields, which resulted in a steady unit revenue growth rate of 4.2 percent. Based upon traffic and bookings to date, the Company expects 2007 first quarter unit revenue growth to exceed first quarter 2006’s 9.15 cents per ASM.

Consolidated freight revenues increased slightly versus 2005. An $18 million, or 17.1 percent, increase in freight and cargo revenues, primarily as a result of higher rates charged, was almost entirely offset by lower mail revenues. The lower mail revenues were primarily due to the Company’s decision to discontinue carrying mail for the U.S. Postal Service effective as of the end of second quarter 2006. Due to this mid-year decision in 2006, the Company expects a year-over-year decrease in freight revenue for the first half of 2007. “Other revenues” increased $30 million, or 17.4 percent, compared to 2005, primarily from higher commissions earned from programs the Company sponsors with certain business partners, such as the Company sponsored Chase® Visa card. The Company expects a similar increase in first quarter 2007, also due to higher commissions earned.

Operating Expenses

Consolidated operating expenses for 2006 increased $1.3 billion, or 18.9 percent, compared to the 8.8 percent increase in capacity. To a large extent, changes in operating expenses for airlines are driven by changes in capacity, or ASMs. The following presents Southwest’s operating expenses per ASM for 2006 and 2005 followed by explanations of these changes on a per-ASM basis:

					Increase		Percent
	2006		2005		(Decrease)		Change

Salaries, wages, and benefits	3.29	¢	3.27	¢	.02	¢	.6%
Fuel and oil	2.31		1.58		.73		46.2
Maintenance materials and repairs	.51		.52		(.01)		(1.9)
Aircraft rentals	.17		.19		(.02)		(10.5)
Landing fees and other rentals	.53		.53		—		—
Depreciation and amortization	.56		.55		.01		1.8
Other	1.43		1.41		.02		1.4

Total	8.80	¢	8.05	¢	.75	¢	9.3%

Operating expenses per ASM increased 9.3 percent to 8.80 cents, primarily due to an increase in jet fuel prices, net of gains from the Company’s fuel hedging program. The Company’s average cost per gallon of fuel increased 48.5 percent versus the prior year. Excluding fuel, year-over-year CASM was basically flat with 2005. Based on current cost trends, the Company expects first quarter 2007 unit costs, excluding fuel, to increase from 2006’s full year figure of 6.49 cents.

Salaries, wages, and benefits expense per ASM increased .6 percent compared to 2005, primarily due to an increase in average wage rates, mostly offset by productivity efforts that have enabled the Company to grow overall headcount at a rate that is less than the growth in ASMs. The Company’s headcount at December 31, 2006, was 2.9 percent higher than at December 31, 2005, despite the 8.8 growth in available seat miles. The Company expects a similar performance for salaries, wages, and benefits per ASM in first quarter 2007 versus first quarter 2006, due to higher wage rates partially offset by a reduction in share-based compensation expense.

The Company’s Ramp, Operations, Provisioning, and Freight Agents are subject to an agreement with the Transport Workers Union of America, AFL-CIO (“TWU”), which becomes amendable on June 30, 2008. However, under certain conditions, TWU could elect to give notice to the Company by June 1, 2007, of its desire to make the agreement amendable on June 30, 2007. During second quarter 2006, TWU membership voted to not make the contract amendable on June 30, 2007. The Company is unable to predict whether future votes between now and June 2007 would result in the same outcome.

The Company’s Pilots are subject to an agreement with the Southwest Airlines Pilots’ Association (“SWAPA”), which became amendable during September, 2006. The Company and SWAPA recently began discussions on a new agreement.

Fuel and oil expense per ASM increased 46.2 percent, net of hedging gains, primarily due to a significant increase in the average jet fuel cost per gallon. Although the Company’s fuel hedge position was not as strong as the position the Company held in 2005, the Company’s hedging program still resulted in the realization of $675 million in cash settlements during 2006. These settlements resulted in a 2006 reduction to Fuel and oil expense of $634 million. However, even with this hedge position, the Company’s jet fuel cost per gallon increased 48.5 percent versus 2005. The average cost per gallon of jet fuel in 2006 was $1.53 compared to $1.03 in 2005, excluding fuel-related taxes and net of hedging gains. See Note 10 to the Consolidated Financial Statements. The increase in fuel prices was partially offset by steps the Company has taken to improve the fuel efficiency of its aircraft, including the addition of blended winglets to all of the Company’s 737-700 aircraft. The Company has also announced it will install blended winglets on a significant number of its 737-300 aircraft, beginning in first quarter 2007.

The Company has benefited from the recent decline in energy prices and is currently 100 percent protected with fuel derivative instruments for its first quarter 2007 jet fuel purchase requirements. These instruments are at an average crude oil equivalent price of $50 per barrel, and the majority of these positions effectively perform like option contracts — allowing the Company to benefit in most cases from energy price decreases. Based on this protection and current market conditions, the Company expects its first quarter 2007 jet fuel cost per gallon to be in the $1.65 to $1.70 range, excluding the impact of any hedge ineffectiveness and derivatives that do not qualify for hedge accounting as defined in SFAS 133. As of mid-January 2007, the Company had fuel derivative contracts in place for approximately 95 percent of its expected fuel consumption for the remainder of 2007 at approximately $50 per barrel; 65 percent in 2008 at approximately $49 per barrel; over 50 percent in 2009 at approximately $51 per barrel; over 25 percent in 2010 at $63 per barrel; approximately 15 percent in 2011 at $64 per barrel, and 15 percent in 2012 at $63 per barrel.

Maintenance materials and repairs per ASM decreased 1.9 percent compared to 2005, primarily due to a decrease in repair events for aircraft engines. Based on the number of scheduled repair events for both engines and airframes in first quarter 2007, the Company expects an increase in maintenance materials and repairs per ASM compared to the 2006 figure of 51 cents.

Aircraft rentals per ASM decreased 10.5 percent. The Company’s 8.8 percent increase in ASMs was generated by the 36 aircraft the Company acquired during 2006, all of which were purchased. The number of aircraft on operating lease remained the same. The Company currently expects a similar year-over-year comparison for first quarter 2007.

Landing fees and other rentals per ASM was flat compared to 2005. The Company currently expects a year-over-year increase in landing fees and other rentals per ASM for first quarter 2007 primarily due to higher rates paid for airport space.

Depreciation expense per ASM increased 1.8 percent, primarily due to an increase in depreciation expense per ASM from 36 new 737-700 aircraft purchased during 2006 and the resulting higher percentage of owned aircraft. The Company currently expects a similar year-over-year comparison for first quarter 2007.

Other operating expenses per ASM increased 1.4 percent compared to 2005, primarily due to an increase in revenue-related costs, such as credit card processing fees, from the Company’s 20.2 percent increase in passenger revenues. The Company currently expects a similar year-over-year comparison for first quarter 2007.

Other

“Other expenses (income)” included interest expense, capitalized interest, interest income, and other gains and losses. Interest expense increased by $6 million, or 4.9 percent, primarily due to an increase in floating interest rates. This was partially offset by the Company’s repayment of $607 million in debt during 2006. The majority of the Company’s long-term debt is at floating rates. In addition, the Company issued $300 million in senior unsecured notes during December 2006. Excluding the effect of any new debt offerings the Company may execute during 2007, the Company expects a reduction in interest expense compared to 2006, primarily due to a lower average debt balance. See Note 7 to the Consolidated Financial Statements for more information. Capitalized interest increased $12 million, or 30.8 percent, compared to 2005 due to higher 2006 progress payment balances for scheduled future aircraft deliveries as well as higher interest rates. Interest income increased $37 million, or 78.7 percent, primarily due to an increase in rates earned on cash and investments.

During 2006, the Company recognized approximately $52 million of expense related to amounts excluded from the Company’s measurements of hedge effectiveness (i.e., the premium cost of fuel derivative option contracts.) Also during 2006, the Company recognized approximately $101 million of additional expense in “Other (gains) losses, net,” related to the ineffectiveness of its hedges and the loss of hedge accounting for certain contracts. In the second half of 2006, both current and forward prices for the commodities Southwest uses for hedging jet fuel fell significantly, resulting in a reduction in the unrealized gains the Company had experienced in prior periods. Of this additional expense, approximately $42 million was unrealized, mark-to-market changes in the fair value of derivatives due to the discontinuation of hedge accounting for certain contracts that will settle in future periods; approximately $39 million was ineffectiveness associated with the change in value of hedges designated for future periods; and $20 million was ineffectiveness and mark-to-market losses related to the change in value of contracts that settled during 2006. See Note 10 to the consolidated financial statements for further information on the Company’s hedging activities. For 2005, the Company recognized approximately $35 million of expense related to amounts excluded from the Company’s measurements of hedge effectiveness and $110 million in additional income related to the ineffectiveness of its hedges and unrealized mark-to-market changes in the fair value of certain derivative contracts.

Income Taxes

The provision for income taxes, as a percentage of income before taxes, decreased to 36.8 percent in 2006 from 37.9 percent in 2005. The decrease in the 2006 rate was primarily due to a $9 million reduction related to a revision in the State of Texas franchise tax law enacted during 2006. The Company currently expects its 2007 effective rate to be approximately 38 percent.

2005 Compared With 2004

The Company’s consolidated net income for 2005 was $484 million ($.60 per share, diluted), as compared to 2004 net income of $215 million ($.27 per share, diluted), an increase of $269 million, or 125.1 percent. Operating income for 2005 was $725 million, an increase of $321 million, or 79.5 percent, compared to 2004. The increase in operating income was primarily due to higher revenues from the Company’s fleet growth, improved load factors, and higher fares, which more than offset a significant increase in the cost of jet fuel. The larger percentage increase in net income compared to operating income primarily was due to variability in “Other (gains) losses,” due to unrealized 2005 gains resulting from the Company’s fuel hedging activities, in accordance with SFAS 133.

Operating Revenues

Consolidated operating revenues increased $1.1 billion, or 16.1 percent, primarily due to a $1.0 billion, or 15.9 percent, increase in passenger revenues. The increase in passenger revenues primarily was due to an increase in capacity, an increase in RPM yield, and an increase in load factor. Holding other factors constant (such as yields and load factor), almost 70 percent of the increase in passenger revenue was due to the Company’s 10.8 percent increase in available seat miles compared to 2004. The Company increased available seat miles as a result of the net addition of 28 aircraft (33 new 737-700 aircraft net of five 737-200 aircraft retirements). Approximately 18 percent of the increase in passenger revenue was due to the 2.8 percent increase in passenger yields. Average passenger fares increased 5.8 percent compared to 2004, primarily due to less fare discounting because of the strong demand for air travel coupled with the availability of fewer seats from industrywide domestic capacity reductions. The remainder of the passenger revenue increase primarily was due to the 1.2 point increase in the Company’s load factor compared to 2004.

Consolidated freight revenues increased $16 million, or 13.7 percent. Approximately 65 percent of the increase was due to an increase in freight and cargo revenues, primarily due to higher rates charged on shipments. The remaining 35 percent of the increase was due to higher mail revenues. The U.S. Postal Service periodically reallocates the amount of mail business given to commercial and freight air carriers and, during 2005, shifted more business to commercial carriers. Other revenues increased $39 million, or 29.3 percent, compared to 2004. Approximately 35 percent of the increase was from commissions earned from programs the Company sponsors with certain business partners, such as the Company sponsored Chase® Visa card. An additional 35 percent of the increase was due to an increase in excess baggage charges, as the Company modified its fee policy related to the weight of checked baggage during second quarter 2005. Among other changes, the limit at which baggage charges apply was reduced to 50 pounds per checked bag.

Operating Expenses

Consolidated operating expenses for 2005 increased $733 million, or 12.0 percent, compared to the 10.8 percent increase in capacity. To a large extent, changes in operating expenses for airlines are driven by changes in capacity, or ASMs. The following presents Southwest’s operating expenses per ASM for 2005 and 2004 followed by explanations of these changes on a per-ASM basis:

					Increase	Percent
	2005		2004		(Decrease)	Change

Salaries, wages, and benefits	3.27	¢	3.35	¢	(.08 )¢	(2.4)%
Fuel and oil	1.58		1.30		.28	21.5
Maintenance materials and repairs	.52		.61		(.09)	(14.8)
Aircraft rentals	.19		.23		(.04)	(17.4)
Landing fees and other rentals	.53		.53		—	—
Depreciation and amortization	.55		.56		(.01)	(1.8)
Other	1.41		1.39		.02	1.4

Total	8.05	¢	7.97	¢	.08 ¢	1.0%

Operating expenses per ASM increased 1.0 percent to 8.05 cents, primarily due to an increase in jet fuel prices, net of hedging gains. The Company was able to hold flat or reduce unit costs in every cost category, except fuel expense and other operating expense, through a variety of cost reduction and productivity efforts. These efforts, however, were entirely offset by the significant increase in the cost of fuel. Excluding fuel, CASM was 2.8 percent lower than 2004, at 6.48 cents.

Salaries, wages, and benefits expense per ASM decreased 2.4 percent compared to 2004, primarily due to a reduction in share-based compensation expense, the majority of which is due to stock-options granted by the Company. As a result of the timing of grants in prior years and their related vesting provisions, share-based compensation expense decreased from $135 million in 2004 to $80 million in 2005. Excluding the impact of share-based compensation expense, salaries, wages, and benefits decreased slightly due to productivity efforts that enabled the Company to grow overall headcount at a rate that was less than the growth in ASMs. This decrease was partially offset by higher average wage rates, and higher profitsharing expense associated with the Company’s higher earnings.

Fuel and oil expense per ASM increased 21.5 percent, primarily due to a 24.8 percent increase in the average jet fuel cost per gallon, net of hedging gains. The average cost per gallon of jet fuel in 2005 was $1.03 compared to 82.8 cents in 2004, excluding fuel-related taxes and net of hedging gains. The Company’s 2005 and 2004 average jet fuel costs are net of approximately $892 million and $455 million in gains from hedging activities, respectively. See Note 10 to the Consolidated Financial Statements. The increase in fuel prices was partially offset by steps the Company took to improve the fuel efficiency of its aircraft. These steps primarily included the addition of blended winglets to all of the Company’s 737-700 aircraft, and the upgrade of certain engine components on many aircraft. The Company estimates that these and other efficiency gains saved the Company approximately $70 million during 2005, at average unhedged market jet fuel prices.

Maintenance materials and repairs per ASM decreased 14.8 percent compared to 2004, primarily due to a decrease in repair events for aircraft engines.

Aircraft rentals per ASM decreased 17.4 percent. Of the 33 aircraft the Company acquired during 2005, all are owned. In addition, during 2005, the Company renegotiated the leases on four aircraft, and, as a result, reclassified these aircraft from operating leases to capital leases. These transactions increased the Company’s percentage of aircraft owned or on capital lease to 81 percent at December 31, 2005, from 79 percent at December 31, 2004.

Depreciation expense per ASM decreased 1.8 percent. An increase in depreciation expense per ASM from 33 new 737-700 aircraft purchased during 2005 and the higher percentage of owned aircraft, was more than offset by lower expense associated with the Company’s retirement of its 737-200 fleet and all 737-200 remaining spare parts by the end of January 2005.

Other operating expenses per ASM increased 1.4 percent compared to 2004. Approximately 75 percent of the increase related to higher 2005 security fees in the form of a $24 million retroactive assessment the Company received from the Transportation Security Administration in January 2006. The remainder of the increase primarily related to higher fuel taxes as a result of the substantial increase in fuel prices compared to 2004.

Other

“Other expenses (income)” included interest expense, capitalized interest, interest income, and other gains and losses. Interest expense increased by $34 million, or 38.6 percent, primarily due to an increase in floating interest rates. The majority of the Company’s long-term debt is at floating rates. See Note 10 to the Consolidated Financial Statements for more information. Capitalized interest was flat compared to 2004 as lower 2005 progress payment balances for scheduled future aircraft deliveries were offset by higher interest rates. Interest income increased $26 million, or 123.8 percent, primarily due to an increase in rates earned on cash and investments. “Other (gains) losses, net” primarily includes amounts recorded in accordance with SFAS 133. See Note 10 to the Consolidated Financial Statements for more information on the Company’s hedging activities. During 2005, the Company recognized approximately $35 million of expense related to amounts excluded from the Company’s measurements of hedge effectiveness. Also during 2005, the Company recognized approximately $110 million of additional income in “Other (gains) losses, net,” related to the ineffectiveness of its hedges and the loss of hedge accounting for certain contracts. Of this additional income, approximately $77 million was unrealized, mark-to-market changes in the fair value of derivatives due to the discontinuation of hedge accounting for certain contracts that will settle in future periods, approximately $9 million was unrealized ineffectiveness associated with hedges designated for future periods, and $24 million was ineffectiveness and mark-to-market gains related to contracts that settled during 2005. For 2004, the Company recognized approximately $24 million of expense related to amounts excluded from the Company’s measurements of hedge effectiveness and $13 million in expense related to the ineffectiveness of its hedges and unrealized mark-to-market changes in the fair value of certain derivative contracts.

Income Taxes

The provision for income taxes, as a percentage of income before taxes, increased to 37.9 percent in 2005 from 36.5 percent in 2004. The 2004 rate was favorably impacted by an adjustment related to the ultimate resolution of an airline industry-wide issue regarding the tax treatment of certain aircraft engine maintenance costs, and lower state income taxes.

Liquidity and Capital Resources

Net cash provided by operating activities was $1.4 billion in 2006 compared to $2.1 billion in 2005. For the Company, operating cash inflows primarily are derived from providing air transportation for Customers. The vast majority of tickets are purchased prior to the day on which travel is provided and, in some cases, several months before the anticipated travel date. Operating cash outflows primarily are related to the recurring expenses of operating the airline. The operating cash flows in both years were significantly impacted by fluctuations in counterparty deposits associated with the Company’s fuel hedging program (counterparty deposits are reflected as an increase to Cash and a corresponding increase to Accrued liabilities.) There was a decrease in counterparty deposits of $410 million for 2006, versus an increase of $620 million during 2005. The decrease in these deposits during 2006 was due to the decline in fair value of the Company’s fuel derivative portfolio from December 31, 2005 to December 31, 2006, especially during the second half of the year. The increase during 2005 was primarily due to a large increase in the fair value of the Company’s fuel derivative instruments, as a result of escalating energy prices during 2005. Cash flows from operating activities for 2006 were also driven by the $499 million in net income, plus noncash depreciation and amortization expense of $515 million. For further information on the Company’s hedging program and counterparty deposits, see Note 10 to the Consolidated Financial Statements, and Item 7A. Qualitative and Quantitative Disclosures about Market Risk, respectively. Cash generated in 2006 and in 2005 was used primarily to finance aircraft-related capital expenditures and to provide working capital.

Net cash flows used in investing activities in 2006 totaled $1.5 billion compared to $1.1 billion in 2005. Investing activities in both years primarily consisted of payments for new 737-700 aircraft delivered to the Company and progress payments for future aircraft deliveries. The Company purchased 34 new 737-700 aircraft and two previously owned 737-700 aircraft in 2006 versus the purchase of 33 new 737-700s in 2005. In addition, progress payments for future deliveries were higher in 2006 than 2005. See Note 4 to the Consolidated Financial Statements. Investing activities for 2006 were also reduced by $117 million related to a change in the balance of the Company’s short-term investments, namely auction rate securities.

Net cash used in financing activities was $801 million in 2006, primarily from the repurchase of $800 million of common stock and the repayment of $607 million in debt. The Company repurchased a total of 49 million shares of outstanding common stock during 2006 as a result of three buyback programs authorized by the Company’s Board of Directors. These uses were partially offset by the issuance of $300 million senior unsecured 5.75% notes in December 2006 and $260 million in proceeds from exercises of Employee stock options. During 2005, the Company generated a net $260 million from financing activities primarily from the issuance of $300 million senior unsecured 5.125% notes in February 2005, and proceeds of $132 million from exercises of Employee stock options. These were partially offset by the redemption of the Company’s $100 million senior unsecured 8% notes in March 2005 and the repurchase of $55 million of common stock. See Note 7 to the Consolidated Financial Statements for more information on the issuance and redemption of long-term debt.

The Company has various options available to meet its 2007 capital and operating commitments, including cash on hand and short-term investments at December 31, 2006, totaling $1.8 billion, internally generated funds, and a $600 million bank revolving line of credit. In addition, the Company will also consider various borrowing or leasing options to maximize earnings and supplement cash requirements. The Company believes it has access to a wide variety of financing arrangements because of its excellent credit ratings, unencumbered assets, modest leverage, and consistent profitability. The Company currently has outstanding shelf registrations for the issuance of up to $1.0 billion in public debt securities and pass through certificates, which it may utilize for aircraft financings or other purposes in the future. The Company may issue a portion of these securities in 2007, primarily to fund current fleet growth plans or to take advantage of certain strategic growth opportunities if they were to arise.

Off-Balance Sheet Arrangements, Contractual Obligations, and Contingent Liabilities and Commitments

Southwest has contractual obligations and commitments primarily with regard to future purchases of aircraft, payment of debt, and lease arrangements. The Company received 36, 737-700 aircraft in 2006 — 34 of which were new aircraft from Boeing, and two of which were pre-owned and purchased from a third party. As of December 31, 2006, the Company had exercised all remaining options for aircraft to be delivered in 2007, and has firm orders for 37 737-700 aircraft in 2007, 30 in 2008, 18 in 2009, and ten each in 2010-2012. The Company also had options for four 737-700 aircraft in 2008, 18 in 2009, 32 in 2010, and 30 each in 2011 and 2012. Southwest also has an additional 54 purchase rights for 737-700 aircraft for the years 2008 through 2014. The Company has the option to substitute 737-600s or -800s for the -700s. This option is applicable to aircraft ordered from the manufacturer and must be exercised 18 months prior to the contractual delivery date.

The leasing of aircraft effectively provides flexibility to the Company as a source of financing. Although the Company is responsible for all maintenance, insurance, and expense associated with operating the aircraft, and retains the risk of loss for leased aircraft, it has not made any guarantees to the lessors regarding the residual value (or market value) of the aircraft at the end of the lease terms. The Company operates 93 aircraft leased from third parties, of which 84 are operating leases. As prescribed by GAAP, assets and obligations under operating leases are not included in the Company’s Consolidated Balance Sheet. Disclosure of the contractual obligations associated with the Company’s leased aircraft are included below as well as in Note 8 to the Consolidated Financial Statements.

The Company is required to provide standby letters of credit to support certain obligations that arise in the ordinary course of business. Although the letters of credit are an off-balance sheet item, the majority of obligations to which they relate are reflected as liabilities in the Consolidated Balance Sheet. Outstanding letters of credit totaled $211 million at December 31, 2006.

The following table aggregates the Company’s material expected contractual obligations and commitments as of December 31, 2006:

	Obligations by Period
		2008	2010	Beyond
Contractual Obligations	2007	- 2009	- 2011	2011	Total
	(In millions)

Long-term debt(1)	$111	$25	$29	$1,507	$1,672
Interest commitments(2)	45	80	80	277	482
Capital lease commitments(3)	16	32	27	—	75
Operating lease commitments	360	598	453	1,000	2,411
Aircraft purchase commitments(4)	1,004	1,225	656	184	3,069
Other purchase commitments	34	47	26	—	107

Total contractual obligations	$1,570	$2,007	$1,271	$2,968	$7,816

(1)	Includes current maturities, but excludes amounts associated with interest rate swap agreements

(2)	Related to fixed-rate debt

(3)	Includes amounts classified as interest

(4)	Firm orders from the manufacturer

There were no outstanding borrowings under the revolving credit facility at December 31, 2006. See Note 6 to the Consolidated Financial Statements for more information on the Company’s revolving credit facility.

In January 2004, the Company’s Board of Directors authorized the repurchase of up to $300 million of the Company’s common stock, utilizing present and anticipated proceeds from the exercise of Employee stock options. Repurchases were made in accordance with applicable securities laws in the open market or in private transactions from time to time, depending on market conditions. This program was completed during first quarter 2005, resulting in the total repurchase of approximately 20.9 million of the Company’s common shares.

In 2006, the Company’s Board of Directors authorized three separate programs for the repurchase of up to a total of $1.0 billion of the Company’s Common Stock — $300 million authorized in January 2006, $300 million authorized in May 2006, and $400 million authorized in November 2006. Repurchases have been made in accordance with applicable securities laws in the open market or in private transactions from time to time, depending on market conditions. Through December 31, 2006, these programs resulted in the repurchase of a total of 49.1 million shares for $800 million.

Critical Accounting Policies and Estimates

The Company’s Consolidated Financial Statements have been prepared in accordance with U.S. GAAP (GAAP). The Company’s significant accounting policies are described in Note 1 to the Consolidated Financial Statements. The preparation of financial statements in accordance with GAAP requires the Company’s management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying footnotes. The Company’s estimates and assumptions are based on historical experience and changes in the business environment. However, actual results may differ from estimates under different conditions, sometimes materially. Critical accounting policies and estimates are defined as those that are both most important to the portrayal of the Company’s financial condition and results and require management’s most subjective judgments. The Company’s most critical accounting policies and estimates are described below.

Revenue Recognition

As described in Note 1 to the Consolidated Financial Statements, tickets sold for passenger air travel are initially deferred as “Air traffic liability.” Passenger revenue is recognized and air traffic liability is reduced when the service is provided (i.e., when the flight takes place). “Air traffic liability” represents tickets sold for future travel dates and estimated future refunds and exchanges of tickets sold for past travel dates. The balance in “Air traffic liability” fluctuates throughout the year based on seasonal travel patterns and fare sale activity. The Company’s “Air traffic liability” balance at December 31, 2006 was $799 million, compared to $649 million as of December 31, 2005.

Estimating the amount of tickets that will be refunded, exchanged, or forfeited involves some level of subjectivity and judgment. The majority of the Company’s tickets sold are nonrefundable, which is the primary source of forfeited tickets. According to the Company’s “Contract of Carriage”, tickets (whether refundable or nonrefundable) that are sold but not flown on the travel date can be reused for another flight, up to a year from the date of sale, or can be refunded (if the ticket is refundable). A small percentage of tickets (or partial tickets) expire unused. Fully refundable tickets are rarely forfeited. “Air traffic liability” includes an estimate of the amount of future refunds and exchanges, net of forfeitures, for all unused tickets once the flight date has passed. These estimates are based on historical experience over many years. The Company and members of the airline industry have consistently applied this accounting method to estimate revenue from forfeited tickets at the date of travel. Estimated future refunds and exchanges included in the air traffic liability account are constantly evaluated based on subsequent refund and exchange activity to validate the accuracy of the Company’s estimates with respect to forfeited tickets. Holding other factors constant, a ten-percent change in the Company’s estimate of the amount of refunded, exchanged, or forfeited tickets for 2006 would have resulted in a $16 million, or .2%, change in Passenger revenues recognized for that period.

Events and circumstances outside of historical fare sale activity or historical Customer travel patterns, as noted, can result in actual refunds, exchanges, or forfeited tickets differing significantly from estimates. The Company evaluates its estimates within a narrow range of acceptable amounts. If actual refunds, exchanges, or forfeiture experience results in an amount outside of this range, estimates and assumptions are reviewed and adjustments to “Air traffic liability” and to “Passenger revenue” are recorded, as necessary. Additional factors that may affect estimated refunds and exchanges include, but may not be limited to, the Company’s refund and exchange policy, the mix of refundable and nonrefundable fares, and promotional fare activity. The Company’s estimation techniques have been consistently applied from year to year; however, as with any estimates, actual refund, exchange, and forfeiture activity may vary from estimated amounts. No material adjustments were recorded for years 2004, 2005, or 2006.

The Company believes it is unlikely that materially different estimates for future refunds, exchanges, and forfeited tickets would be reported based on other reasonable assumptions or conditions suggested by actual historical experience and other data available at the time estimates were made.

Accounting for Long-Lived Assets

As of December 31, 2006, the Company had approximately $13.9 billion (at cost) of long-lived assets, including $11.8 billion (at cost) in flight equipment and related assets. Flight equipment primarily relates to the 397 Boeing 737 aircraft in the Company’s fleet at December 31, 2006, which are either owned or on capital lease. The remaining 84 Boeing 737 aircraft in the Company’s fleet at December 31, 2006, are on operating lease. In accounting for long-lived assets, the Company must make estimates about the expected useful lives of the assets, the expected residual values of the assets, and the potential for impairment based on the fair value of the assets and the cash flows they generate.

The following table shows a breakdown of the Company’s long-lived asset groups along with information about estimated useful lives and residual values of these groups:

		Estimated
		Residual
	Estimated Useful Life	value

Aircraft and engines	23 to 25 years	15%
Aircraft parts	Fleet life	4%
Ground property and equipment	5 to 30 years	0%-10%
Leasehold improvements	5 years or lease term	0%

In estimating the lives and expected residual values of its aircraft, the Company primarily has relied upon actual experience with the same or similar aircraft types and recommendations from Boeing, the manufacturer of the Company’s aircraft. Aircraft estimated useful lives are based on the number of “cycles” flown (one take-off and landing). The Company has made a conversion of cycles into years based on both its historical and anticipated future utilization of the aircraft. Subsequent revisions to these estimates, which can be significant, could be caused by changes to the Company’s maintenance program, changes in utilization of the aircraft (actual cycles during a given period of time), governmental regulations on aging aircraft, and changing market prices of new and used aircraft of the same or similar types. The Company evaluates its estimates and assumptions each reporting period and, when warranted, adjusts these estimates and assumptions. Generally, these adjustments are accounted for on a prospective basis through depreciation and amortization expense, as required by GAAP.

When appropriate, the Company evaluates its long-lived assets for impairment. Factors that would indicate potential impairment may include, but are not limited to, significant decreases in the market value of the long-lived asset(s), a significant change in the long-lived asset’s physical condition, and operating or cash flow losses associated with the use of the long-lived asset. While the airline industry as a whole has experienced many of these indicators, Southwest has continued to operate all of its aircraft, generate positive cash flow, and produce profits. Consequently, the Company has not identified any impairments related to its existing aircraft fleet. The Company will continue to monitor its long-lived assets and the airline operating environment.

The Company believes it unlikely that materially different estimates for expected lives, expected residual values, and impairment evaluations would be made or reported based on other reasonable assumptions or conditions suggested by actual historical experience and other data available at the time estimates were made.

Financial Derivative Instruments

The Company utilizes financial derivative instruments primarily to manage its risk associated with changing jet fuel prices, and accounts for them under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended (SFAS 133). See “Qualitative and Quantitative Disclosures about Market Risk” for more information on these risk management activities and see Note 10 to the Consolidated Financial Statements for more information on SFAS 133, the Company’s fuel hedging program, and financial derivative instruments.

SFAS 133 requires that all derivatives be marked to market (fair value) and recorded on the Consolidated Balance Sheet. At December 31, 2006, the Company was a party to over 480 financial derivative instruments, related to its fuel hedging program, for year 2007 and beyond. The fair value of the Company’s fuel hedging financial derivative instruments recorded on the Company’s Consolidated Balance Sheet as of December 31, 2006, was $999 million, compared to $1.7 billion at December 31, 2005. The large decrease in fair value primarily was due to the decrease in energy prices in the second half of 2006, as well as the expiration of approximately $675 million in fuel derivative instruments that related to 2006, net of new derivative instruments the Company added for future years. Changes in the fair values of these instruments can vary dramatically, as was evident during both 2005 and 2006, based on changes in the underlying commodity prices. Market price changes can be driven by factors such as supply and demand, inventory levels, weather events, refinery capacity, political agendas, and general economic conditions, among other items. The financial derivative instruments utilized by the Company primarily are a combination of collars, purchased call options, and fixed price swap agreements. The Company does not purchase or hold any derivative instruments for trading purposes.

The Company enters into financial derivative instruments with third party institutions in “over-the-counter” markets. Since the majority of the Company’s financial derivative instruments are not traded on a market exchange, the Company estimates their fair values. Depending on the type of instrument, the values are determined by the use of present value methods or standard option value models with assumptions about commodity prices based on those observed in underlying markets. Also, since there is not a reliable forward market for jet fuel, the Company must estimate the future prices of jet fuel in order to measure the effectiveness of the hedging instruments in offsetting changes to those prices, as required by SFAS 133. Forward jet fuel prices are estimated through the observation of similar commodity futures prices (such as crude oil, heating oil, and unleaded gasoline) and adjusted based on historical variations to those like commodities.

Fair values for financial derivative instruments and forward jet fuel prices are both estimated prior to the time that the financial derivative instruments settle, and the time that jet fuel is purchased and consumed, respectively. However, once settlement of the financial derivative instruments occurs and the hedged jet fuel is purchased and consumed, all values and prices are known and are recognized in the financial statements. In recent years, because of increased volatility in energy markets, the Company’s estimates have materially differed from actual results, resulting in increased volatility in the Company’s periodic financial results.

Estimating the fair value of these fuel derivative instruments and forward prices for jet fuel will also result in changes in their values from period to period and thus determine how they are accounted for under SFAS 133. To the extent that the change in the estimated fair value of a fuel derivative instrument differs from the change in the estimated price of the associated jet fuel to be purchased, both on a cumulative and a period-to-period basis, ineffectiveness of the fuel hedge can result, as defined by SFAS 133. This could result in the immediate recording of noncash charges or income, representing the change in the fair value of the derivative, even though the derivative instrument may not expire until a future period.

Likewise, if a derivative contract ceases to qualify for hedge accounting, the changes in the fair value of the derivative instrument is recorded every period to “Other gains and losses” in the income statement in the period of the change.

Ineffectiveness is inherent in hedging jet fuel with derivative positions based in other crude oil related commodities, especially given the magnitude of the current fair market value of the Company’s fuel derivatives and the recent volatility in the prices of refined products. Due to the volatility in markets for crude oil and related products, the Company is unable to predict the amount of ineffectiveness each period, including the loss of hedge accounting, which could be determined on a derivative by derivative basis or in the aggregate. This may result, and has resulted, in increased volatility in the Company’s financial statements. The significant increase in the amount of hedge ineffectiveness and unrealized gains and losses on the change in value of derivative contracts settling in future periods recorded during recent periods has been due to a number of factors. These factors include: the significant fluctuation in energy prices, the number of derivative positions the Company holds, significant weather events that have affected refinery capacity and the production of refined products, and the volatility of the different types of products the Company uses for protection. The number of instances in which the Company has discontinued hedge accounting for specific hedges and for specific refined products, such as unleaded gasoline, has increased recently, primarily due to these reasons. In these cases, the Company has determined that the hedges will not regain effectiveness in the time period remaining until settlement and therefore must discontinue special hedge accounting, as defined by SFAS 133. When this happens, any changes in fair value of the derivative instruments are marked to market through earnings in the period of change. As the fair value of the Company’s hedge positions increases in amount, there is a higher degree of probability that there will be continued variability recorded in the income statement and that the amount of hedge ineffectiveness and unrealized gains or losses recorded in future periods will be material. This is primarily due to the fact that small differences in the correlation of crude oil related products are leveraged over large dollar volumes.

SFAS 133 is a complex accounting standard with stringent requirements, including the documentation of a Company hedging strategy, statistical analysis to qualify a commodity for hedge accounting both on a historical and a prospective basis, and strict contemporaneous documentation that is required at the time each hedge is designated by the Company. As required by SFAS 133, the Company assesses the effectiveness of each of its individual hedges on a quarterly basis. The Company also examines the effectiveness of its entire hedging program on a quarterly basis utilizing statistical analysis. This analysis involves utilizing regression and other statistical analyses that compare changes in the price of jet fuel to changes in the prices of the commodities used for hedging purposes.

The Company continually looks for better and more accurate methodologies in forecasting future cash flows relating to its jet fuel hedging program. These estimates are used in the measurement of effectiveness for the Company’s fuel hedges, as required by SFAS 133. During first quarter 2006, the Company did revise its method for forecasting future cash flows. Previously, the Company had estimated future cash flows using actual market forward prices of like commodities and adjusting for historical differences from the Company’s actual jet fuel purchase prices. The Company’s new methodology utilizes a statistical-based regression equation with data from market forward prices of like commodities. This equation is then adjusted for certain items, such as transportation costs, that are stated in the Company’s fuel purchasing contracts with its vendors. This change to the Company’s methodology for estimating future cash flows (i.e., jet fuel prices) was applied prospectively, in accordance with the Company’s interpretation of SFAS 133. The Company believes that this change for estimating future cash flows will result in more effective hedges over the long-term.

The Company also utilizes financial derivative instruments in the form of interest rate swap agreements. The primary objective for the Company’s use of interest rate hedges is to reduce the volatility of net interest income by better matching the repricing of its assets and liabilities. During 2003, the Company entered into interest rate swap agreements relating to its $385 million 6.5% senior unsecured notes due 2012, and $375 million 5.496% Class A-2 pass-through certificates due 2006. The interest rate swap associated with the $375 million 5.496% Class A-2 pass-through certificates expired on the date the certificates were repaid in fourth quarter 2006. The floating rate paid under the swap associated with the $385 million 6.5% senior unsecured notes due 2012 sets in arrears. The Company pays the London InterBank Offered Rate (LIBOR) plus a margin every six months and receives 6.5% every six months on a notional amount of $385 million until 2012. The average floating rate paid under this agreement during 2006 is estimated to be 7.63 percent based on actual and forward rates at December 31, 2006.

The Company is also party to an interest rate swap agreement relating to its $350 million 5.25% senior unsecured notes due 2014, in which the floating rate is set at the beginning of each six month period. Under this agreement, the Company pays LIBOR plus a margin every six months and receives 5.25% every six months on a notional amount of $350 million until 2014. The average floating rate paid under this agreement during 2006 was 5.69 percent.

The Company’s interest rate swap agreements qualify as fair value hedges, as defined by SFAS 133. In addition, these interest rate swap agreements qualify for the “shortcut” method of accounting for hedges, as defined by SFAS 133. Under the “shortcut” method, the hedges are assumed to be perfectly effective, and, thus, there is no ineffectiveness to be recorded in earnings. The fair value of the interest rate swap agreements, which are adjusted regularly, are recorded in the Consolidated Balance Sheet, as necessary, with a corresponding adjustment to the carrying value of the long-term debt. The fair value of the interest rate swap agreements, excluding accrued interest, at December 31, 2006, was a liability of approximately $30 million. The comparable fair value of these same agreements at December 31, 2005, was a liability of $31 million. The long-term portion of these amounts are recorded in “Other deferred liabilities” in the Consolidated Balance Sheet for each respective year. In accordance with fair value hedging, the offsetting entry is an adjustment to decrease the carrying value of long-term debt. See Note 10 to the Consolidated Financial Statements.

The Company believes it is unlikely that materially different estimates for the fair value of financial derivative instruments, and forward jet fuel prices, would be made or reported based on other reasonable assumptions or conditions suggested by actual historical experience and other data available at the time estimates were made.

Share-Based Compensation

The Company has share-based compensation plans covering the majority of its Employee groups, including plans adopted via collective bargaining, a plan covering the Company’s Board of Directors, and plans related to employment contracts with one Executive Officer of the Company. Prior to January 1, 2006, the Company accounted for stock-based compensation utilizing the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion No. 25 (APB 25), “Accounting for Stock Issued to Employees” and related Interpretations. Accordingly, no compensation expense was recognized for fixed option plans because the exercise prices of Employee stock options equaled or exceeded the market prices of the underlying stock on the dates of grant. However, prior to adoption of SFAS 123R, share-based compensation had been included in pro forma disclosures in the financial statement footnotes for periods prior to 2006.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R, “Share-Based Payment” using the modified retrospective transition method. Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of Employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements.

Under the modified retrospective method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based payments granted after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R. In addition, results for prior periods have been retroactively adjusted utilizing the pro forma disclosures in those prior financial statements, except as noted. As part of this revision, the Company recorded cumulative share-based compensation expense of $409 million for the period 1995-2005, resulting in a reduction to Retained earnings in the accompanying Consolidated Balance Sheet as of December 31, 2005. This adjustment, along with the creation of a net Deferred income tax asset in the amount of $130 million, resulted in an offsetting increase to Capital in excess of par value in the amount of $539 million in the accompanying Consolidated Balance Sheet as of December 31, 2005. The Deferred tax asset represents the portion of the cumulative expense related to stock options that will result in a future tax deduction.

The Company estimates the fair value of stock option awards on the date of grant utilizing a modified Black-Scholes option pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of short-term traded options that have no vesting restrictions and are fully transferable. However, certain assumptions used in the Black-Scholes model, such as expected term, can be adjusted to incorporate the unique characteristics of the Company’s stock option awards. Option valuation models require the input of somewhat subjective assumptions including expected stock price volatility and expected term. For 2005 and 2006, the Company has relied on observations of both historical volatility trends, implied future volatility observations as determined by independent third parties, and implied volatility from traded options on the Company’s stock. For both 2006 and 2005 stock option grants, the Company utilized expected volatility based on the expected life of the option, but within a range of 25% to 27%. Prior to 2005, the Company relied exclusively on historical volatility as an input for determining the estimated fair value of stock options. In determining the expected term of the option grants, the Company has observed the actual terms of prior grants with similar characteristics, the actual vesting schedule of the grant, and assessed the expected risk tolerance of different optionee groups.

Other assumptions required for estimating fair value with the Black-Scholes model are the expected risk-free interest rate and expected dividend yield of the Company’s stock. The risk-free interest rates used were actual U.S. Treasury zero-coupon rates for bonds matching the expected term of the option on the date of grant. The expected dividend yield of the Company’s common stock over the expected term of the option on the date of grant was estimated based on the Company’s current dividend yield, and adjusted for anticipated future changes.

Vesting terms for the Company’s stock option plans differ based on the type of grant made and the group to which the options are granted. For grants made to Employees under collective bargaining plans, vesting has ranged in length from immediate vesting to vesting periods in accordance with the period covered by the respective collective bargaining agreement. For “Other Employee Plans”, options vest and become fully exercisable over three, five, or ten years of continued employment, depending upon the grant type. For grants in any of the Company’s plans that are subject to graded vesting over a service period, the Company recognizes expense on a straight-line basis over the requisite service period for the entire award. None of the Company’s grants include performance-based or market-based vesting conditions, as defined.

As of December 31, 2006, the Company has $74 million in remaining unrecognized compensation cost related to past grants of stock options, which is expected to be recognized over a weighted-average period of 1.9 years. The total recognition period for the remaining unrecognized compensation cost is approximately ten years; however, the majority of this cost will be recognized over the next two years, in accordance with vesting provisions. Over 80 percent of net unrecognized amount at December 31, 2006, related to options granted prior to the adoption of SFAS 123R on January 1, 2006. In addition, the vast majority of the $80 million in share-based compensation expense reflected in the Consolidated Statement of Income for the year ended December 31, 2006, was related to options granted prior to the adoption of SFAS 123R. Based on Employee stock options expected to vest during 2007, the number of options eligible to be granted in future periods and the Company’s expectation of future grants, the Company expects the expense related to share-based compensation to decrease significantly during 2007 compared to 2006 expense.

The Company believes it is unlikely that materially different estimates for the assumptions used in estimating the fair value of stock options granted would be made based on the conditions suggested by actual historical experience and other data available at the time estimates were made.

Forward-Looking Statements

Some statements in this Form 10-K (or otherwise made by the Company or on the Company’s behalf from time to time in other reports, filings with the Securities and Exchange Commission, news releases, conferences, World Wide Web postings or otherwise) which are not historical facts, may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on, and include statements about, Southwest’s estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual results may differ materially from what is expressed in or indicated by Southwest’s forward-looking statements or from historical experience or the Company’s present expectations. Factors that could cause these differences include, but are not limited to, those set forth under Item 1A — Risk Factors.

Caution should be taken not to place undue reliance on the Company’s forward-looking statements, which represent the Company’s views only as of the date this report is filed. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Item 7A.	Qualitative and Quantitative Disclosures About Market Risk

Southwest has interest rate risk in its floating rate debt obligations and interest rate swaps, and has commodity price risk in jet fuel required to operate its aircraft fleet. The Company purchases jet fuel at prevailing market prices, but seeks to manage market risk through execution of a documented hedging strategy. Southwest has market sensitive instruments in the form of fixed rate debt instruments and financial derivative instruments used to hedge its exposure to jet fuel price increases. The Company also operates 93 aircraft under operating and capital leases. However, leases are not considered market sensitive financial instruments and, therefore, are not included in the interest rate sensitivity analysis below. Commitments related to leases are disclosed in Note 8 to the Consolidated Financial Statements. The Company does not purchase or hold any derivative financial instruments for trading purposes. See Note 10 to the Consolidated Financial Statements for information on the Company’s accounting for its hedging program and for further details on the Company’s financial derivative instruments.

Fuel Hedging

The Company utilizes financial derivative instruments, on both a short-term and a long-term basis, as a form of insurance against significant increases in fuel prices. The Company believes there is significant risk in not hedging against the possibility of such fuel price increases. The Company expects to consume approximately 1.5 billion gallons of jet fuel in 2007. Based on this usage, a change in jet fuel prices of just one cent per gallon would impact the Company’s “Fuel and oil expense” by approximately $15 million per year, excluding any impact of the Company’s derivative instruments.

The fair values of outstanding financial derivative instruments related to the Company’s jet fuel market price risk at December 31, 2006, were net assets of $999 million. The current portion of these financial derivative instruments, or $369 million, is classified as “Fuel derivative contracts” in the Consolidated Balance Sheet. The long-term portion of these financial derivative instruments, or $630 million, is included in “Other assets.” The fair values of the derivative instruments, depending on the type of instrument, were determined by use of present value methods or standard option value models with assumptions about commodity prices based on those observed in underlying markets. An immediate ten-percent increase or decrease in underlying fuel-related commodity prices from the December 31, 2006, prices would correspondingly change the fair value of the commodity derivative instruments in place by up to $480 million. Changes in the related commodity derivative instrument cash flows may change by more or less than this amount based upon further fluctuations in futures prices as well as related income tax effects. This sensitivity analysis uses industry standard valuation models and holds all inputs constant at December 31, 2006, levels, except underlying futures prices.

Outstanding financial derivative instruments expose the Company to credit loss in the event of nonperformance by the counterparties to the agreements. However, the Company does not expect any of the counterparties to fail to meet their obligations. The credit exposure related to these financial instruments is represented by the fair value of contracts with a positive fair value at the reporting date. To manage credit risk, the Company selects and will periodically review counterparties based on credit ratings, limits its exposure to a single counterparty, and monitors the market position of the program and its relative market position with each counterparty. At December 31, 2006, the Company had agreements with eight counterparties containing early termination rights and/or bilateral collateral provisions whereby security is required if market risk exposure exceeds a specified threshold amount or credit ratings fall below certain levels. At December 31, 2006, the Company held $540 million in cash collateral deposits under these bilateral collateral provisions. These collateral deposits serve to decrease, but not totally eliminate, the credit risk associated with the Company’s hedging program. The deposits are included in “Accrued liabilities” on the Consolidated Balance Sheet. See also Note 10 to the Consolidated Financial Statements.

Financial Market Risk

The vast majority of the Company’s assets are aircraft, which are long-lived. The Company’s strategy is to maintain a conservative balance sheet and grow capacity steadily and profitably. While the Company uses financial leverage, it has maintained a strong balance sheet and an “A” credit rating on its senior unsecured fixed-rate debt with Standard & Poor’s and Fitch ratings agencies, and a “Baa1” credit rating with Moody’s rating agency. The Company’s 1999 and 2004 French Credit Agreements do not give rise to significant fair value risk but do give rise to interest rate risk because these borrowings are floating-rate debt. In addition, as disclosed in Note 10 to the Consolidated Financial Statements, the Company has

converted certain of its long-term debt to floating rate debt by entering into interest rate swap agreements. This includes the Company’s $385 million 6.5% senior unsecured notes due 2012 and the $350 million 5.25% senior unsecured notes due 2014. Although there is interest rate risk associated with these floating rate borrowings, the risk for the 1999 and 2004 French Credit Agreements is somewhat mitigated by the fact that the Company may prepay this debt under certain conditions. See Notes 6 and 7 to the Consolidated Financial Statements for more information on the material terms of the Company’s short-term and long-term debt.

Excluding the $385 million 6.5% senior unsecured notes, and the $350 million 5.25% senior unsecured notes that were converted to a floating rate as previously noted, the Company had outstanding senior unsecured notes totaling $800 million at December 31, 2006. These senior unsecured notes currently have a weighted-average maturity of 10.2 years at fixed rates averaging 5.98 percent at December 31, 2006, which is comparable to average rates prevailing for similar debt instruments over the last ten years. The carrying value of the Company’s floating rate debt totaled $843 million, and this debt had a weighted-average maturity of 7.0 years at floating rates averaging 6.74 percent for the twelve months ended December 31, 2006. In total, the Company’s fixed rate debt and floating rate debt represented 7.4 percent and 7.8 percent, respectively, of total noncurrent assets at December 31, 2006.

The Company also has some risk associated with changing interest rates due to the short-term nature of its invested cash, which totaled $1.4 billion, and short-term investments, which totaled $369 million, at December 31, 2006. The Company invests available cash in certificates of deposit, highly rated money market instruments, investment grade commercial paper, auction rate securities, and other highly rated financial instruments. Because of the short-term nature of these investments, the returns earned parallel closely with short-term floating interest rates. The Company has not undertaken any additional actions to cover interest rate market risk and is not a party to any other material market interest rate risk management activities.

A hypothetical ten percent change in market interest rates as of December 31, 2006, would not have a material affect on the fair value of the Company’s fixed rate debt instruments. See Note 10 to the Consolidated Financial Statements for further information on the fair value of the Company’s financial instruments. A change in market interest rates could, however, have a corresponding effect on the Company’s earnings and cash flows associated with its floating rate debt, invested cash, and short-term investments because of the floating-rate nature of these items. Assuming floating market rates in effect as of December 31, 2006, were held constant throughout a 12-month period, a hypothetical ten percent change in those rates would correspondingly change the Company’s net earnings and cash flows associated with these items by less than $3 million. Utilizing these assumptions and considering the Company’s cash balance, short-term investments, and floating-rate debt outstanding at December 31, 2006, an increase in rates would have a net positive effect on the Company’s earnings and cash flows, while a decrease in rates would have a net negative effect on the Company’s earnings and cash flows. However, a ten percent change in market rates would not impact the Company’s earnings or cash flow associated with the Company’s publicly traded fixed-rate debt.

The Company is also subject to various financial covenants included in its credit card transaction processing agreement, the revolving credit facility, and outstanding debt agreements. Covenants include the maintenance of minimum credit ratings. For the revolving credit facility, the Company shall also maintain, at all times, a Coverage Ratio, as defined in the agreement, of not less than 1.25 to 1.0. The Company met or exceeded the minimum standards set forth in these agreements as of December 31, 2006. However, if conditions change and the Company fails to meet the minimum standards set forth in the agreements, it could reduce the availability of cash under the agreements or increase the costs to keep these agreements intact as written.

Item 8.  Financial Statements and Supplementary Data

SOUTHWEST AIRLINES CO.

CONSOLIDATED BALANCE SHEET

	December 31,
	2006	2005
	(In millions, except share data)

ASSETS
Current assets:
Cash and cash equivalents	$1,390	$2,280
Short-term investments	369	251
Accounts and other receivables	241	258
Inventories of parts and supplies, at cost	181	150
Fuel derivative contracts	369	641
Prepaid expenses and other current assets	51	40

Total current assets	2,601	3,620
Property and equipment, at cost:
Flight equipment	11,769	10,592
Ground property and equipment	1,356	1,256
Deposits on flight equipment purchase contracts	734	660

	13,859	12,508
Less allowance for depreciation and amortization	3,765	3,296

	10,094	9,212
Other assets	765	1,171

	$13,460	$14,003

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$643	$524
Accrued liabilities	1,323	2,074
Air traffic liability	799	649
Current maturities of long-term debt	122	601

Total current liabilities	2,887	3,848
Long-term debt less current maturities	1,567	1,394
Deferred income taxes	2,104	1,681
Deferred gains from sale and leaseback of aircraft	120	136
Other deferred liabilities	333	269
Commitments and contingencies
Stockholders’ equity:
Common stock, $1.00 par value: 2,000,000,000 shares authorized; 807,611,634 and 801,641,645 shares issued in 2006 and 2005, respectively	808	802
Capital in excess of par value	1,142	963
Retained earnings	4,307	4,018
Accumulated other comprehensive income	582	892
Treasury stock, at cost: 24,302,215 shares in 2006	(390)	—

Total stockholders’ equity	6,449	6,675

	$13,460	$14,003

See accompanying notes.

SOUTHWEST AIRLINES CO.

CONSOLIDATED STATEMENT OF INCOME

	Years Ended December 31,
	2006	2005	2004
	(In millions, except
	per share amounts)

OPERATING REVENUES:
Passenger	$8,750	$7,279	$6,280
Freight	134	133	117
Other	202	172	133

Total operating revenues	9,086	7,584	6,530
OPERATING EXPENSES:
Salaries, wages, and benefits	3,052	2,782	2,578
Fuel and oil	2,138	1,341	1,000
Maintenance materials and repairs	468	446	472
Aircraft rentals	158	163	179
Landing fees and other rentals	495	454	408
Depreciation and amortization	515	469	431
Other operating expenses	1,326	1,204	1,058

Total operating expenses	8,152	6,859	6,126

OPERATING INCOME	934	725	404
OTHER EXPENSES (INCOME):
Interest expense	128	122	88
Capitalized interest	(51)	(39)	(39)
Interest income	(84)	(47)	(21)
Other (gains) losses, net	151	(90)	37

Total other expenses (income)	144	(54)	65

INCOME BEFORE INCOME TAXES	790	779	339
PROVISION FOR INCOME TAXES	291	295	124

NET INCOME	$499	$484	$215

NET INCOME PER SHARE, BASIC	$.63	$.61	$.27

NET INCOME PER SHARE, DILUTED	$.61	$.60	$.27

See accompanying notes.

SOUTHWEST AIRLINES CO.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Years Ended December 31, 2006, 2005, and 2004
				Accumulated
		Capital in		Other
	Common	Excess of	Retained	Comprehensive	Treasury
	Stock	Par Value	Earnings	Income (Loss)	Stock	Total
	(In millions, except per share amounts)

Balance at December 31, 2003	$789	$612	$3,506	$122	$—	$5,029
Purchase of shares of treasury stock	—	—	—	—	(246)	(246)
Issuance of common and treasury stock pursuant to Employee stock plans	1	7	(93)	—	175	90
Tax benefit of options exercised	—	23	—	—	—	23
Share-based compensation	—	135	—	—	—	135
Cash dividends, $.018 per share	—	—	(14)	—	—	(14)
Comprehensive income (loss)
Net income	—	—	215	—	—	215
Unrealized gain on derivative instruments	—	—	—	293	—	293
Other	—	—	—	2	—	2

Total comprehensive income						510

Balance at December 31, 2004	$790	$777	$3,614	$417	$(71)	$5,527
Purchase of shares of treasury stock	—	—	—	—	(55)	(55)
Issuance of common and treasury stock pursuant to Employee stock plans	12	59	(66)	—	126	131
Tax benefit of options exercised	—	47	—	—	—	47
Share-based compensation	—	80	—	—	—	80
Cash dividends, $.018 per share	—	—	(14)	—	—	(14)
Comprehensive income (loss)
Net income	—	—	484	—	—	484
Unrealized gain on derivative instruments	—	—	—	474	—	474
Other	—	—	—	1	—	1

Total comprehensive income						959

Balance at December 31, 2005	$802	$963	$4,018	$892	$—	$6,675
Purchase of shares of treasury stock	—	—	—	—	(800)	(800)
Issuance of common and treasury stock pursuant to Employee stock plans	6	39	(196)	—	410	259
Tax benefit of options exercised	—	60	—	—	—	60
Share-based compensation	—	80	—	—	—	80
Cash dividends, $.018 per share	—	—	(14)	—	—	(14)
Comprehensive income (loss)
Net income	—	—	499	—	—	499
Unrealized loss on derivative instruments	—	—	—	(306)	—	(306)
Other	—	—	—	(4)	—	(4)

Total comprehensive income						189

Balance at December 31, 2006	$808	$1,142	$4,307	$582	$(390)	$6,449

See accompanying notes.

SOUTHWEST AIRLINES CO.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2006	2005	2004
	(In millions)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$499	$484	$215
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	515	469	431
Deferred income taxes	277	291	166
Amortization of deferred gains on sale and leaseback of aircraft	(16)	(16)	(16)
Share-based compensation expense	80	80	135
Excess tax benefits from share-based compensation expense	(60)	(47)	(23)
Changes in certain assets and liabilities:
Accounts and other receivables	(5)	(9)	(75)
Other current assets	87	(59)	(44)
Accounts payable and accrued liabilities	(223)	855	231
Air traffic liability	150	120	68
Other, net	102	(50)	(22)

Net cash provided by operating activities	1,406	2,118	1,066
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(1,399)	(1,146)	(1,707)
Purchases of short-term investments	(4,509)	(1,804)	(4,487)
Proceeds from sales of short-term investments	4,392	1,810	4,611
Payment for assets of ATA Airlines, Inc.	—	(6)	(34)
Debtor in possession loan to ATA Airlines, Inc.	20	—	(40)
Other, net	1	—	(1)

Net cash used in investing activities	(1,495)	(1,146)	(1,658)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of long-term debt	300	300	520
Proceeds from Employee stock plans	260	132	88
Payments of long-term debt and capital lease obligations	(607)	(149)	(207)
Payments of cash dividends	(14)	(14)	(14)
Repurchase of common stock	(800)	(55)	(246)
Excess tax benefits from share-based compensation arrangements	60	47	23
Other, net	—	(1)	(8)

Net cash provided by (used in) financing activities	(801)	260	156

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(890)	1,232	(436)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,280	1,048	1,484

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,390	$2,280	$1,048

SUPPLEMENTAL DISCLOSURES
Cash payments for:
Interest, net of amount capitalized	$78	$71	$38
Income taxes	$15	$8	$2
Noncash rights to airport gates acquired through reduction in debtor in possession loan to ATA Airlines, Inc.	$—	$20	$—

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

1.	Summary of Significant Accounting Policies

Basis of Presentation

Southwest Airlines Co. (Southwest) is a major domestic airline that provides point-to-point, low-fare service. The Consolidated Financial Statements include the accounts of Southwest and its wholly owned subsidiaries (the Company). All significant intercompany balances and transactions have been eliminated. The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash in excess of that necessary for operating requirements is invested in short-term, highly liquid, income-producing investments. Investments with maturities of three months or less are classified as cash and cash equivalents, which primarily consist of certificates of deposit, money market funds, and investment grade commercial paper issued by major corporations and financial institutions. Cash and cash equivalents are stated at cost, which approximates market value.

Short-Term Investments

Short-term investments consist of auction rate securities with auction reset periods of less than 12 months. These investments are classified as available-for-sale securities and are stated at fair value. At each reset period, the Company accounts for the transaction as “Proceeds from sales of short-term investments” for the security relinquished, and a “purchase of short-term investment” for the security purchased, in the accompanying Consolidated Statement of Cash Flows. Prior year amounts have been adjusted to conform to the current year presentation. Unrealized gains and losses, net of tax, are recognized in “Accumulated other comprehensive income (loss)” in the accompanying Consolidated Balance Sheet. Realized gains and losses on specific investments, which totaled $17 million in 2006, $4 million in 2005, and $5 million in 2004, are reflected in “Interest income” in the accompanying Consolidated Income Statement.

Inventories

Inventories primarily consist of flight equipment expendable parts, materials, aircraft fuel, and supplies. All of these items are carried at average cost. These items are generally charged to expense when issued for use.

Property and Equipment

Depreciation is provided by the straight-line method to estimated residual values over periods generally ranging from 23 to 25 years for flight equipment and 5 to 30 years for ground property and equipment once the asset is placed in service. Residual values estimated for aircraft are 15 percent and for ground property and equipment range from zero to 10 percent. Property under capital leases and related obligations are recorded at an amount equal to the present value of future minimum lease payments computed on the basis of the Company’s incremental borrowing rate or, when known, the interest rate implicit in the lease. Amortization of property under capital leases is on a straight-line basis over the lease term and is included in depreciation expense.

In estimating the lives and expected residual values of its aircraft, the Company primarily has relied upon actual experience with the same or similar aircraft types and recommendations from Boeing, the manufacturer of the Company’s aircraft. Subsequent revisions to these estimates, which can be significant, could be caused by changes to the Company’s maintenance program, modifications or improvements to the aircraft, changes in utilization of the aircraft (actual flight hours or cycles during a given period of time), governmental regulations on aging aircraft, changing market prices of new and used aircraft of the same or similar types, etc. The Company evaluates its estimates and assumptions each reporting period and, when warranted, adjusts these estimates and assumptions. Generally, these adjustments are accounted for on a prospective basis through depreciation and amortization expense, as required by GAAP.

When appropriate, the Company evaluates its long-lived assets used in operations for impairment. Impairment losses would be recorded when events and circumstances indicate that an asset might be impaired and the undiscounted cash flows to be generated by that asset are less than the carrying amounts of the asset. Factors that would indicate potential impairment include, but are not limited to, significant decreases in the market value of the long-lived asset(s), a significant change in the long-lived asset’s physical condition, operating or cash flow losses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

associated with the use of the long-lived asset, etc. Southwest has continued to operate all of its aircraft and continues to experience positive cash flow.

Aircraft and Engine Maintenance

The cost of scheduled inspections and repairs and routine maintenance costs for all aircraft and engines are charged to maintenance expense as incurred. Modifications that significantly enhance the operating performance or extend the useful lives of aircraft or engines are capitalized and amortized over the remaining life of the asset.

Intangible Assets

Intangible assets primarily consist of leasehold rights to airport owned gates. These assets are amortized on a straight-line basis over the expected useful life of the lease, approximately 20 years. The accumulated amortization related to the Company’s intangible assets at December 31, 2006, and 2005, was $5 million and $2 million, respectively. The Company periodically assesses its intangible assets for impairment in accordance with SFAS 142, Goodwill and Other Intangible Assets; however, no impairments have been noted.

Revenue Recognition

Tickets sold are initially deferred as “Air traffic liability”. Passenger revenue is recognized when transportation is provided. “Air traffic liability” primarily represents tickets sold for future travel dates and estimated refunds and exchanges of tickets sold for past travel dates. The majority of the Company’s tickets sold are nonrefundable. Tickets that are sold but not flown on the travel date (whether refundable or nonrefundable) can be reused for another flight, up to a year from the date of sale, or refunded (if the ticket is refundable). A small percentage of tickets (or partial tickets) expire unused. The Company estimates the amount of future refunds and exchanges, net of forfeitures, for all unused tickets once the flight date has passed. These estimates are based on historical experience over many years. The Company and members of the airline industry have consistently applied this accounting method to estimate revenue from forfeited tickets at the date travel is provided. Estimated future refunds and exchanges included in the air traffic liability account are constantly evaluated based on subsequent refund and exchange activity to validate the accuracy of the Company’s revenue recognition method with respect to forfeited tickets.

Events and circumstances outside of historical fare sale activity or historical Customer travel patterns can result in actual refunds, exchanges or forfeited tickets differing significantly from estimates; however, these differences have historically not been material. Additional factors that may affect estimated refunds, exchanges, and forfeitures include, but may not be limited to, the Company’s refund and exchange policy, the mix of refundable and nonrefundable fares, and fare sale activity. The Company’s estimation techniques have been consistently applied from year to year; however, as with any estimates, actual refund and exchange activity may vary from estimated amounts.

Frequent Flyer Program

The Company accrues the estimated incremental cost of providing free travel for awards earned under its Rapid Rewards frequent flyer program. The estimated incremental cost includes direct passenger costs such as fuel, food, and other operational costs, but does not include any contribution to overhead or profit. The Company also sells frequent flyer credits and related services to companies participating in its Rapid Rewards frequent flyer program. Funds received from the sale of flight segment credits are accounted for under the residual value method. The portion of those funds associated with future travel are deferred and recognized as “Passenger revenue” when the ultimate free travel awards are flown or the credits expire unused. The portion of the funds not associated with future travel are recognized in “Other revenue” in the period earned.

Advertising

The Company expenses the costs of advertising as incurred. Advertising expense for the years ended December 31, 2006, 2005, and 2004 was $182 million, $173 million, and $158 million, respectively.

Share-Based Employee Compensation

The Company has stock-based compensation plans covering the majority of its Employee groups, including a plan covering the Company’s Board of Directors and plans related to employment contracts with one Executive Officer of the Company. The Company accounts for stock-based compensation utilizing the fair value recognition provisions of SFAS No. 123R, “Share-Based Payment”. See Note 13.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Financial Derivative Instruments

The Company accounts for financial derivative instruments utilizing Statement of Financial Accounting Standards No. 133 (SFAS 133), “Accounting for Derivative Instruments and Hedging Activities”, as amended. The Company utilizes various derivative instruments, including crude oil, unleaded gasoline, and heating oil-based derivatives, to attempt to reduce the risk of its exposure to jet fuel price increases. These instruments primarily consist of purchased call options, collar structures, and fixed-price swap agreements, and upon proper qualification are accounted for as cash-flow hedges, as defined by SFAS 133. The Company has also entered into interest rate swap agreements to convert a portion of its fixed-rate debt to floating rates. These interest rate hedges are accounted for as fair value hedges, as defined by SFAS 133.

Since the majority of the Company’s financial derivative instruments are not traded on a market exchange, the Company estimates their fair values. Depending on the type of instrument, the values are determined by the use of present value methods or standard option value models with assumptions about commodity prices based on those observed in underlying markets. Also, since there is not a reliable forward market for jet fuel, the Company must estimate the future prices of jet fuel in order to measure the effectiveness of the hedging instruments in offsetting changes to those prices, as required by SFAS 133. Forward jet fuel prices are estimated through utilization of a statistical-based regression equation with data from market forward prices of like commodities. This equation is then adjusted for certain items, such as transportation costs, that are stated in the Company’s fuel purchasing contracts with its vendors. See Note 10 for further information on SFAS 133 and financial derivative instruments.

Income Taxes

The Company accounts for deferred income taxes utilizing Statement of Financial Accounting Standards No. 109 (SFAS 109), “Accounting for Income Taxes”, as amended. SFAS 109 requires an asset and liability method, whereby deferred tax assets and liabilities are recognized based on the tax effects of temporary differences between the financial statements and the tax bases of assets and liabilities, as measured by current enacted tax rates. When appropriate, in accordance with SFAS 109, the Company evaluates the need for a valuation allowance to reduce deferred tax assets.

2.	Accounting Changes and Recent Accounting Developments

Aircraft and Engine Maintenance

Effective January 1, 2006, the Company changed its method of accounting for scheduled airframe inspection and repairs for 737-300 and 737-500 aircraft from the deferral method to the direct expense method. The Company recorded the change in accounting in accordance with Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections” (SFAS 154), which was effective for calendar year companies on January 1, 2006. SFAS 154 requires that all elective accounting changes be made on a retrospective basis. As such, the accompanying financial statements and footnotes were adjusted in first quarter 2006 to apply the direct expense method retrospectively to all prior periods.

For the years ended December 31, 2004 and 2005, Maintenance materials and repairs expense was increased by $15 million in each year, resulting in a reduction in net income of $9 million for each year. Net income per share, basic and diluted, was each reduced by $.01 per share for both 2004 and 2005. The impact of adopting the direct expense method on net income for 2006 was not material.

Share-Based Compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R, “Share-Based Payment” using the modified retrospective transition method. Among other items, SFAS 123R eliminates the use of Accounting Principles Board Opinion No. 25 (APB 25), “Accounting for Stock Issued to Employees” and related Interpretations, and the intrinsic value method of accounting, and requires companies to recognize the cost of Employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements. Under the modified retrospective transition method, all prior periods have been retrospectively adjusted to conform to the requirements of SFAS 123R.

As part of the adoption of SFAS 123R, the Company recorded cumulative share-based compensation expense, net of taxes, of $409 million for the period 1995-2005, resulting in a reduction to Retained earnings in the Consolidated Balance Sheet as of December 31, 2005. This adjustment, along with the creation of a net Deferred income tax asset in the amount of $130 million, resulted in an offsetting increase to Capital in excess of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

par value in the amount of $539 million in the Consolidated Balance Sheet as of December 31, 2005. The Deferred tax asset represents the portion of the cumulative expense related to stock options expected to result in a future tax deduction. For further information, see Note 13.

The following tables summarize the changes within Stockholders’ Equity as of December 31, 2003, 2004, and 2005 from the change in the Company’s method of accounting for airframe maintenance and the adoption of SFAS 123R (in millions):

		Effect of	Effect of
		Maintenance	SFAS 123R
As of December 31, 2003	As Originally Reported	Change	Change	As Adjusted

Common stock	$789	$—	$—	$789
Capital in excess of par value	258	—	354	612
Retained earnings	3,883	(112)	(265)	3,506
Accumulated other comprehensive income (loss)	122	—	—	122
Treasury stock	—	—	—	—

Total stockholders’ equity	$5,052	$(112)	$89	$5,029

		Effect of	Effect of
		Maintenance	SFAS 123R
As of December 31, 2004	As Originally Reported	Change	Change	As Adjusted

Common stock	$790	$—	$—	$790
Capital in excess of par value	299	—	478	777
Retained earnings	4,089	(121)	(354)	3,614
Accumulated other comprehensive income (loss)	417	—	—	417
Treasury stock	(71)	—	—	(71)

Total stockholders’ equity	$5,524	$(121)	$124	$5,527

		Effect of	Effect of
		Maintenance	SFAS 123R
As of December 31, 2005	As Originally Reported	Change	Change	As Adjusted

Common stock	$802	$—	$—	$802
Capital in excess of par value	424	—	539	963
Retained earnings	4,557	(130)	(409)	4,018
Accumulated other comprehensive income (loss)	892	—	—	892
Treasury stock	—	—	—	—

Total stockholders’ equity	$6,675	$(130)	$130	$6,675

Postretirement Benefits

In September 2006, the FASB issued statement No. 158, “Employers Accounting for Defined Benefit Pensions and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106, and 123R,” (SFAS 158). On December 31, 2006, the Company adopted the recognition and disclosure provisions of Statement 158. Statement 158 requires plan sponsors of defined benefit pension and other postretirement benefit plans (collectively, “postretirement benefit plans”) to recognize the funded status of their postretirement benefit plans in the statement of financial position, measure the fair value of plan assets and benefit obligations as of the date of the fiscal year-end statement of financial position, and provide additional disclosures. The effect of adopting Statement 158 on the Company’s financial

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

condition at December 31, 2006 has been included in the accompanying consolidated financial statements. Statement 158 did not have an effect on the Company’s consolidated financial condition at December 31, 2005 or 2004. See Note 14 for further discussion.

Recent Accounting Developments

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined. FIN 48 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company does not expect the interpretation will have a material impact on its results from operations or financial position.

In September 2006, the FASB issued statement No. 157, “Fair Value Measurements”, (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007, with earlier application encouraged. Any amounts recognized upon adoption as a cumulative effect adjustment will be recorded to the opening balance of retained earnings in the year of adoption. The Company has not yet determined the impact of this Statement on its financial condition and results of operations.

3.	Acquisition of Certain Assets

In fourth quarter 2004, Southwest was selected as the winning bidder at a bankruptcy-court approved auction for certain ATA Airlines, Inc. (ATA) assets. As part of the transaction, which was approved in December 2004, Southwest agreed to pay $40 million for certain ATA assets, consisting of the leasehold rights to six of ATA’s leased Chicago Midway Airport gates and the rights to a leased aircraft maintenance hangar at Chicago Midway Airport. In addition, Southwest provided ATA with $40 million in debtor-in-possession financing while ATA remained in bankruptcy, and also guaranteed the repayment of an ATA construction loan to the City of Chicago for $7 million. As part of this original transaction, Southwest committed, upon ATA’s emergence from bankruptcy, to convert the debtor-in-possession financing to a term loan, payable over five years, and to invest $30 million cash in ATA convertible preferred stock.

During fourth quarter 2005, ATA entered into an agreement in which an investor, MatlinPatterson Global Opportunities Partners II, would provide financing to enable ATA to emerge from bankruptcy. As part of this transaction, Southwest entered into an agreement with ATA to acquire the leasehold rights to four additional leased gates at Chicago Midway Airport in exchange for a $20 million reduction in the Company’s debtor-in-possession loan. Upon ATA’s emergence from bankruptcy, which took place on February 28, 2006, ATA repaid the remaining $20 million balance of the debtor-in-possession financing to the Company, and provided a letter of credit to support Southwest’s obligation under the construction loan to the City of Chicago. In addition, Southwest was relieved of its commitment to purchase ATA convertible preferred stock.

Southwest and ATA agreed on a code share arrangement, which was approved by the Department of Transportation in January 2005. Under the agreement, which has since been expanded, each carrier can exchange passengers on certain designated flights. Sales of the code share flights began in January 2005, with travel dates beginning in February 2005. As part of the December 2005 agreement with ATA, Southwest has enhanced its codeshare arrangement with ATA to include additional flights and destinations, among other items. In addition, the Company and ATA have instituted enhancements to Southwest’s Rapid Rewards frequent flyer program to provide new award destinations via ATA.

4.	Commitments

The Company’s contractual purchase commitments primarily consist of scheduled aircraft acquisitions from Boeing. As of December 31, 2006, the Company had contractual purchase commitments with Boeing for 37 737-700 aircraft deliveries in 2007, 30 scheduled for delivery in 2008, 18 in 2009, and ten each in 2010-2012. In addition, the Company has options and purchase rights for an additional 168 737-700s that it may acquire during 2008-2014. The Company has the option, which must be exercised 18 months prior to the contractual delivery date, to substitute 737-600s or 737-800s for the 737-700s. As of December 31, 2006, aggregate funding needed for firm commitments is approximately $3.1 billion, subject to adjustments for inflation, due as follows: $1.0 billion in 2007, $758 million in 2008, $467 million

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

in 2009, $341 million in 2010, $315 million in 2011, and $184 million thereafter.

5.	Accrued Liabilities

	2006	2005
	(In millions)

Retirement plans (Note 14)	$165	$142
Aircraft rentals	128	116
Vacation pay	151	135
Advances and deposits	546	955
Deferred income taxes	78	489
Other	255	237

Accrued liabilities	$1,323	$2,074

6.	Revolving Credit Facility

The Company has a revolving credit facility under which it can borrow up to $600 million from a group of banks. The facility expires in August 2010 and is unsecured. At the Company’s option, interest on the facility can be calculated on one of several different bases. For most borrowings, Southwest would anticipate choosing a floating rate based upon LIBOR. If the facility had been fully drawn at December 31, 2006, the spread over LIBOR would be 62.5 basis points given Southwest’s credit rating at that date. The facility also contains a financial covenant requiring a minimum coverage ratio of adjusted pretax income to fixed obligations, as defined. As of December 31, 2006, the Company is in compliance with this covenant, and there are no outstanding amounts borrowed under this facility.

7.	Long-Term Debt

	2006	2005
	(In millions)

Zero coupon Notes due 2006	$—	$58
Pass Through Certificates	—	523
7 7/8% Notes due 2007	100	100
French Credit Agreements due 2012	37	41
6 1/2% Notes due 2012	369	370
5 1/4% Notes due 2014	336	340
5 3/4% Notes due 2016	300	—
5 1/8% Notes due 2017	300	300
French Credit Agreements due 2017	100	106
7 3/8% Debentures due 2027	100	100
Capital leases (Note 8)	63	74

	1,705	2,012
Less current maturities	122	601
Less debt discount and issue costs	16	17

	$1,567	$1,394

During December 2006, the Company issued $300 million senior unsecured Notes due 2016. The notes bear interest at 5.75 percent, payable semi-annually in arrears, with the first payment due on June 15, 2007. Southwest used the net proceeds from the issuance of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

notes, approximately $297 million, for general corporate purposes.

During 2006, the Company redeemed the balance of its $529 million face value Pass Through Certificates; $65 million for the Class A-1 certificates was redeemed in May 2006 and $464 million for the Class A-2 and Class B certificates was redeemed in November 2006. The Company’s interest rate swap agreement associated with the Class A-2 certificates, which was reflected as a reduction in the value of that debt in the amount of $6 million at December 31, 2005, expired concurrent with the redemption of those certificates in November 2006.

During 2006, the Company redeemed two separate $29 million non-interest bearing notes on their maturity dates of February 24, 2006 and April 28, 2006, respectively.

During February 2005, the Company issued $300 million senior unsecured Notes due 2017. The notes bear interest at 5.125 percent, payable semi-annually in arrears, with the first payment made on September 1, 2005. Southwest used the net proceeds from the issuance of the notes, approximately $296 million, for general corporate purposes.

In fourth quarter 2004, the Company entered into four identical 13-year floating-rate financing arrangements, whereby it borrowed a total of $112 million from French banking partnerships. Although the interest on the borrowings are at floating rates, the Company estimates that, considering the full effect of the “net present value benefits” included in the transactions, the effective economic yield over the 13-year term of the loans will be approximately LIBOR minus 45 basis points. Principal and interest are payable semi-annually on June 30 and December 31 for each of the loans, and the Company may terminate the arrangements in any year on either of those dates, with certain conditions. The Company pledged four aircraft as collateral for the transactions.

In September 2004, the Company issued $350 million senior unsecured Notes due 2014. The notes bear interest at 5.25 percent, payable semi-annually in arrears, on April 1 and October 1. Concurrently, the Company entered into an interest-rate swap agreement to convert this fixed-rate debt to a floating rate. See Note 10 for more information on the interest-rate swap agreement. Southwest used the net proceeds from the issuance of the notes, approximately $346 million, for general corporate purposes.

On March 1, 2002, the Company issued $385 million senior unsecured Notes due March 1, 2012. The notes bear interest at 6.5 percent, payable semi-annually on March 1 and September 1. Southwest used the net proceeds from the issuance of the notes, approximately $380 million, for general corporate purposes. During 2003, the Company entered into an interest rate swap agreement relating to these notes. See Note 10 for further information.

In fourth quarter 1999, the Company entered into two identical 13-year floating rate financing arrangements, whereby it borrowed a total of $56 million from French banking partnerships. Although the interest on the borrowings are at floating rates, the Company estimates that, considering the full effect of the “net present value benefits” included in the transactions, the effective economic yield over the 13-year term of the loans will be approximately LIBOR minus 67 basis points. Principal and interest are payable semi-annually on June 30 and December 31 for each of the loans and the Company may terminate the arrangements in any year on either of those dates, with certain conditions. The Company pledged two aircraft as collateral for the transactions.

On February 28, 1997, the Company issued $100 million of senior unsecured 7 3/8% Debentures due March 1, 2027. Interest is payable semi-annually on March 1 and September 1. The debentures may be redeemed, at the option of the Company, in whole at any time or in part from time to time, at a redemption price equal to the greater of the principal amount of the debentures plus accrued interest at the date of redemption or the sum of the present values of the remaining scheduled payments of principal and interest thereon, discounted to the date of redemption at the comparable treasury rate plus 20 basis points, plus accrued interest at the date of redemption.

During 1992, the Company issued $100 million of senior unsecured 7 7/8% Notes due September 1, 2007. Interest is payable semi-annually on March 1 and September 1. The notes are not redeemable prior to maturity.

The net book value of the assets pledged as collateral for the Company’s secured borrowings, primarily aircraft and engines, was $164 million at December 31, 2006.

As of December 31, 2006, aggregate annual principal maturities of debt and capital leases (not including amounts associated with interest rate swap agreements, and interest on capital leases) for the five-year period ending December 31, 2011, were $123 million in 2007,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

$25 million in 2008, $27 million in 2009, $28 million in 2010, $25 million in 2011, and $1.5 billion thereafter.

8.	Leases

The Company had nine aircraft classified as capital leases at December 31, 2006. The amounts applicable to these aircraft included in property and equipment were:

	2006	2005
	(In millions)

Flight equipment	$168	$164
Less accumulated depreciation	123	113

	$45	$51

Total rental expense for operating leases, both aircraft and other, charged to operations in 2006, 2005, and 2004 was $433 million, $409 million, and $403 million, respectively. The majority of the Company’s terminal operations space, as well as 84 aircraft, were under operating leases at December 31, 2006. Future minimum lease payments under capital leases and noncancelable operating leases with initial or remaining terms in excess of one year at December 31, 2006, were:

	Capital Leases	Operating Leases
	(In millions)

2007	$16	$360
2008	16	318
2009	16	280
2010	15	250
2011	12	203
After 2011	—	1,000

Total minimum lease payments	75	$2,411

Less amount representing interest	12

Present value of minimum lease payments	63
Less current portion	12

Long-term portion	$51

The aircraft leases generally can be renewed at rates based on fair market value at the end of the lease term for one to five years. Most aircraft leases have purchase options at or near the end of the lease term at fair market value, generally limited to a stated percentage of the lessor’s defined cost of the aircraft.

9.	Consolidation of Reservations Centers

In November 2003, the Company announced the consolidation of its nine Reservations Centers into six, effective February 28, 2004. This decision was made in response to the established shift by Customers to the internet as a preferred way of booking travel. The Company’s website, www.southwest.com, now accounts for over 70 percent of ticket bookings and, as a consequence, demand for phone contact has dramatically decreased. During first quarter 2004, the Company closed its Reservations Centers located in Dallas, Texas, Salt Lake City, Utah, and Little Rock, Arkansas. The Company provided the 1,900 affected Employees at these locations the opportunity to relocate to another of the Company’s remaining six centers. Those Employees choosing not to relocate, approximately 55 percent of the total affected, were offered support packages, which included severance pay, flight benefits, medical coverage, and job-search assistance, depending on length of service with the Company. The total cost associated with the Reservations Center consolidation, recognized in first quarter 2004, was approximately $18 million. Employee severance and benefit costs were reflected in “Salaries, wages, and benefits,” and the majority of other costs in “Other

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

operating expenses” in the Consolidated Statement of Income. The total remaining amount accrued (not yet paid) was immaterial at December 31, 2006.

10.	Derivative and Financial Instruments

Fuel Contracts

Airline operators are inherently dependent upon energy to operate and, therefore, are impacted by changes in jet fuel prices. Jet fuel and oil consumed during 2006, 2005, and 2004 represented approximately 26.2 percent, 19.6 percent, and 16.3 percent of Southwest’s operating expenses, respectively. The reason that fuel and oil has become an increasingly large portion of the Company’s operating expenses has been due to the dramatic increase in all energy prices over this period. The Company endeavors to acquire jet fuel at the lowest possible cost. Because jet fuel is not traded on an organized futures exchange, there are limited opportunities to hedge directly in jet fuel. However, the Company has found that financial derivative instruments in other commodities, such as crude oil, and refined products such as heating oil and unleaded gasoline, can be useful in decreasing its exposure to jet fuel price increases. The Company does not purchase or hold any derivative financial instruments for trading purposes.

The Company has utilized financial derivative instruments for both short-term and long-term time frames. In addition to the significant protective fuel derivative positions the Company had in place during 2006, the Company also has significant future positions. The Company currently has a mixture of purchased call options, collar structures, and fixed price swap agreements in place to protect against nearly 95 percent of its 2007 total anticipated jet fuel requirements at average crude oil equivalent prices of approximately $50 per barrel, and has also added refinery margins on most of those positions. Based on current growth plans, the Company also has fuel derivative contracts in place for 65 percent of its expected fuel consumption for 2008 at approximately $49 per barrel, over 50 percent for 2009 at approximately $51 per barrel, over 25 percent for 2010 at $63 per barrel, approximately 15 percent in 2011 at $64 per barrel, and 15 percent in 2012 at $63 per barrel.

Upon proper qualification, the Company endeavors to account for its fuel derivative instruments as cash flow hedges, as defined in Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (SFAS 133). Under SFAS 133, all derivatives designated as hedges that meet certain requirements are granted special hedge accounting treatment. Generally, utilizing the special hedge accounting, all periodic changes in fair value of the derivatives designated as hedges that are considered to be effective, as defined, are recorded in “Accumulated other comprehensive income” until the underlying jet fuel is consumed. See Note 11 for further information on Accumulated other comprehensive income. The Company is exposed to the risk that periodic changes will not be effective, as defined, or that the derivatives will no longer qualify for special hedge accounting. Ineffectiveness, as defined, results when the change in the fair value of the derivative instrument exceeds the change in the value of the Company’s expected future cash outlay to purchase and consume jet fuel. To the extent that the periodic changes in the fair value of the derivatives are not effective, that ineffectiveness is recorded to Other gains and losses in the income statement. Likewise, if a hedge ceases to qualify for hedge accounting, any change in the fair value of derivative instruments since the last period is recorded to Other gains and losses in the income statement in the period of the change.

Ineffectiveness is inherent in hedging jet fuel with derivative positions based in other crude oil related commodities, especially given the magnitude of the current fair market value of the Company’s fuel derivatives and the recent volatility in the prices of refined products. Due to the volatility in markets for crude oil and related products, the Company is unable to predict the amount of ineffectiveness each period, including the loss of hedge accounting, which could be determined on a derivative by derivative basis or in the aggregate. This may result, and has resulted, in increased volatility in the Company’s results. The significant increase in the amount of hedge ineffectiveness and unrealized gains and losses on derivative contracts settling in future periods recorded during 2005 and 2006 has been due to a number of factors. These factors included: the significant fluctuation in energy prices, the number of derivative positions the Company holds, significant weather events that have affected refinery capacity and the production of refined products, and the volatility of the different types of products the Company uses for protection. The number of instances in which the Company has discontinued hedge accounting for specific hedges and for specific refined products, such as unleaded gasoline, has increased recently, primarily due to these reasons. In these cases, the Company has determined that the hedges will not regain effectiveness in the time period remaining until settlement and therefore must discontinue special hedge

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

accounting, as defined by SFAS 133. When this happens, any changes in fair value of the derivative instruments are marked to market through earnings in the period of change. However, even though these derivatives may not qualify for SFAS 133 special hedge accounting, the Company continues to hold the instruments as it believes they continue to represent good “economic hedges” in its goal to minimize jet fuel costs. As the fair value of the Company’s hedge positions increases in amount, there is a higher degree of probability that there will be continued variability recorded in the income statement and that the amount of hedge ineffectiveness and unrealized gains or losses for changes in value of the derivatives recorded in future periods will be material. This is primarily due to the fact that small differences in the correlation of crude oil related products are leveraged over large dollar volumes.

Primarily due to the significant decrease in fair values of the Company’s fuel derivatives and the loss of hedge accounting for specific hedges, during 2006, the Company recognized approximately $101 million of net losses in Other (gains) losses, net, related to the ineffectiveness of its hedges and the loss of hedge accounting for certain fuel derivatives. Of this net total, approximately $42 million was unrealized, mark-to-market losses for changes in fair value of derivatives as a result of the discontinuation of hedge accounting for certain contracts that will settle in future periods; $20 million was ineffectiveness and mark-to-market losses related to contracts that settled during 2006; and $39 million was losses related to unrealized ineffectiveness for changes in value of hedges designated for future periods. During 2005, the Company recognized approximately $110 million of additional gains in Other (gains) losses, net, related to the ineffectiveness of its hedges and the loss of hedge accounting for certain fuel derivatives. Of this amount, approximately $77 million was gains from unrealized, mark-to-market changes in the fair value of derivatives due to the discontinuation of hedge accounting for certain contracts that will settle in future periods, approximately $9 million was gains from ineffectiveness associated with hedges designated for future periods, and $24 million was ineffectiveness and mark-to-market gains related to hedges that settled during 2005. During 2004, the Company recognized approximately $13 million of additional expense in “Other (gains) losses, net,” related to the ineffectiveness of its hedges. During 2006, 2005, and 2004, the Company recognized approximately $52 million, $35 million, and $24 million of net expense, respectively, related to amounts excluded from the Company’s measurements of hedge effectiveness, in Other (gains) losses, net.

During 2006, 2005, and 2004, the Company recognized pretax gains in Fuel and oil expense of $634 million, $892 million, and $455 million, respectively, from hedging activities. At December 31, 2006 and 2005, approximately $42 million and $83 million due from third parties from settled derivative contracts is included in Accounts and other receivables in the accompanying Consolidated Balance Sheet. The fair value of the Company’s financial derivative instruments at December 31, 2006, was a net asset of approximately $999 million. The current portion of these financial derivative instruments, $369 million, is classified as Fuel derivative contracts and the long-term portion, $630 million, is classified as Other assets in the Consolidated Balance Sheet. The fair value of the derivative instruments, depending on the type of instrument, was determined by the use of present value methods or standard option value models with assumptions about commodity prices based on those observed in underlying markets.

As of December 31, 2006, the Company had approximately $584 million in unrealized gains, net of tax, in Accumulated other comprehensive income related to fuel hedges. Included in this total are approximately $243 million in net unrealized gains that are expected to be realized in earnings during 2007.

Interest Rate Swaps

The Company is party to an interest rate swap agreement relating to its $385 million 6.5% senior unsecured notes due 2012, in which the floating rate is set in arrears. Under the agreement, the Company pays the London InterBank Offered Rate (LIBOR) plus a margin every six months and receives 6.5% every six months on a notional amount of $385 million until 2012. The average floating rate paid under this agreement during 2006 is estimated to be 7.63 percent based on actual and forward rates at December 31, 2006.

The Company is also a party to an interest rate swap agreement relating to its $350 million 5.25% senior unsecured notes due 2014, in which the floating rate is set in advance. Under this agreement, the Company pays LIBOR plus a margin every six months and receives 5.25% every six months on a notional amount of $350 million until 2014. The average floating rate paid under this agreement during 2006 was 5.69 percent.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

The primary objective for the Company’s use of interest rate hedges is to reduce the volatility of net interest income by better matching the repricing of its assets and liabilities. The Company’s interest rate swap agreements qualify as fair value hedges, as defined by SFAS 133. The fair value of the interest rate swap agreements, which are adjusted regularly, are recorded in the Consolidated Balance Sheet, as necessary, with a corresponding adjustment to the carrying value of the long-term debt. The fair value of the interest rate swap agreements, excluding accrued interest, at December 31, 2006, was a liability of approximately $30 million and is recorded in “Other deferred liabilities” in the Consolidated Balance Sheet. In accordance with fair value hedging, the offsetting entry is an adjustment to decrease the carrying value of long-term debt. See Note 7.

Outstanding financial derivative instruments expose the Company to credit loss in the event of nonperformance by the counterparties to the agreements. However, the Company does not expect any of the counterparties to fail to meet their obligations. The credit exposure related to these financial instruments is represented by the fair value of contracts with a positive fair value at the reporting date. To manage credit risk, the Company selects and periodically reviews counterparties based on credit ratings, limits its exposure to a single counterparty, and monitors the market position of the program and its relative market position with each counterparty. At December 31, 2006, the Company had agreements with eight counterparties containing early termination rights and/or bilateral collateral provisions whereby security is required if market risk exposure exceeds a specified threshold amount or credit ratings fall below certain levels. At December 31, 2006, the Company held $540 million in fuel hedge related cash collateral deposits under these bilateral collateral provisions. These collateral deposits serve to decrease, but not totally eliminate, the credit risk associated with the Company’s hedging program. The cash deposits, which can have a significant impact on the Company’s cash balance and cash flows as of and for a particular operating period, are included in “Accrued liabilities” on the Consolidated Balance Sheet and are included as “Operating cash flows” in the Consolidated Statement of Cash Flows.

The carrying amounts and estimated fair values of the Company’s long-term debt and fuel contracts at December 31, 2006 were as follows:

	Carrying	Estimated Fair
	Value	Value
	(In millions)

7 7/8% Notes due 2007	$100	$102
French Credit Agreements due 2012	37	37
6 1/2% Notes due 2012	369	385
5 1/4% Notes due 2014	336	325
5 3/4% Notes due 2016	300	293
5 1/8% Notes due 2017	300	279
French Credit Agreements due 2017	100	100
7 3/8% Debentures due 2027	100	110
Fuel contracts	999	999

The estimated fair values of the Company’s publicly held long-term debt were based on quoted market prices. The carrying values of all other financial instruments approximate their fair value.

11.	Comprehensive Income

Comprehensive income includes changes in the fair value of certain financial derivative instruments, which qualify for hedge accounting, and unrealized gains and losses on certain investments. Comprehensive income totaled $189 million, $959 million, and $510 million for 2006, 2005, and 2004, respectively. The differences between “Net income” and “Comprehensive income” for these years are as follows:

	2006	2005	2004
	(In millions)

Net income	$499	$484	$215
Unrealized gain (loss) on derivative instruments, net of deferred taxes of ($201), $300 and $185	(306)	474	293
Other, net of deferred taxes of ($2), $1 and $1	(4)	1	2

Total other comprehensive income (loss)	(310)	475	295

Comprehensive income	$189	$959	$510

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

A rollforward of the amounts included in “Accumulated other comprehensive income (loss)”, net of taxes for 2006, 2005, and 2004, is shown below:

	Fuel		Accumulated other
	Hedge		Comprehensive
	Derivatives	Other	Income (Loss)
	(In millions)

Balance at December 31, 2004	$416	$1	$417
2005 changes in fair value	999	1	1,000
Reclassification to earnings	(525)	—	(525)

Balance at December 31, 2005	890	2	892
2006 changes in fair value	52	(4)	48
Reclassification to earnings	(358)	—	(358)

Balance at December 31, 2006	$584	$(2)	$582

12.	Common Stock

The Company has one class of common stock. Holders of shares of common stock are entitled to receive dividends when and if declared by the Board of Directors and are entitled to one vote per share on all matters submitted to a vote of the shareholders. At December 31, 2006, the Company had 208 million shares of common stock reserved for issuance pursuant to Employee stock benefit plans (of which 39 million shares have not been granted.)

In January 2004, the Company’s Board of Directors authorized the repurchase of up to $300 million of the Company’s common stock, utilizing proceeds from the exercise of Employee stock options. Repurchases were made in accordance with applicable securities laws in the open market or in private transactions from time to time, depending on market conditions. During first quarter 2005, the Company completed this program. In total, the Company repurchased approximately 20.9 million of its common shares during the course of the program.

In 2006, the Company’s Board of Directors authorized three separate programs for the repurchase of up to a total of $1.0 billion of the Company’s Common Stock — $300 million authorized in January 2006, $300 million authorized in May 2006, and $400 million authorized in November 2006. Repurchases have been made in accordance with applicable securities laws in the open market or in private transactions from time to time, depending on market conditions. Through December 31, 2006, these programs resulted in the 2006 repurchase of a total of 49 million shares for $800 million.

13.	Stock Plans

Share-Based Compensation

The Company has share-based compensation plans covering the majority of its Employee groups, including plans adopted via collective bargaining, a plan covering the Company’s Board of Directors, and plans related to employment contracts with one Executive Officer of the Company. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R, “Share-Based Payment” using the modified retrospective transition method. Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of Employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements.

Under the modified retrospective method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based payments granted after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R. In addition, results for prior periods were retrospectively adjusted in first quarter 2006 utilizing the pro forma disclosures in those prior financial statements, except as noted. The Consolidated Statement of Income for the years ended December 31, 2006, 2005, and 2004 reflects share-based compensation cost of $80 million, $80 million, and $135 million, respectively. The total tax benefit recognized from share-based compensation arrangements for the years ended December 31, 2006, 2005, and 2004, was $27 million, $25 million, and $46 million, respectively. The Company’s earnings

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

before income taxes (net of profitsharing), and net earnings for the year ended December 31, 2006, were reduced by $68 million and $41 million, respectively, compared to the previous accounting method under APB 25. Net income per share, basic and diluted were reduced by $.05 and $.05 for the year ended December 31, 2006, compared to the previous accounting method under APB 25. As a result of the SFAS 123R retroactive application, for the year ended December 31, 2005, net income was reduced by $55 million, net income per share, basic was reduced by $.08, and net income per share, diluted was reduced by $.06. For the year ended December 31, 2004, net income was reduced by $89 million, net income per share, basic was reduced by $.12, and net income per share, diluted was reduced by $.10.

Prior to the adoption of SFAS 123R, the Company was required to record benefits associated with the tax deductions in excess of recognized compensation cost as an operating cash flow. However, SFAS 123R requires that such benefits be recorded as a financing cash inflow and corresponding operating cash outflow. In the accompanying Consolidated Statement of Cash Flows for years ended December 31, 2005, and 2004, the respective $47 million, and $23 million tax benefits classified as financing cash flows (and corresponding operating cash outflows) have been conformed to the current year presentation.

Stock Plans

The Company has stock plans covering Employees subject to collective bargaining agreements (collective bargaining plans) and stock plans covering Employees not subject to collective bargaining agreements (other Employee plans). None of the collective bargaining plans were required to be approved by shareholders. Options granted to Employees under collective bargaining plans are non-qualified, granted at or above the fair market value of the Company’s Common Stock on the date of grant, and generally have terms ranging from six to twelve years. Neither Executive Officers nor members of the Company’s Board of Directors are eligible to participate in any of these collective bargaining plans. Options granted to Employees through other Employee plans are both qualified as incentive stock options under the Internal Revenue Code of 1986 and non-qualified stock options, granted at the fair market value of the Company’s Common Stock on the date of grant, and have ten-year terms. All of the options included under the heading of “Other Employee Plans” have been approved by shareholders, except the plan covering non-management, non-contract Employees, which had options outstanding to purchase 5.5 million shares of the Company’s Common Stock as of December 31, 2006. Although the Company does not have a formal policy per se, upon option exercise, the Company will typically issue Treasury stock, to the extent such shares are available.

Vesting terms for the collective bargaining plans differ based on the grant made, and have ranged in length from immediate vesting to vesting periods in accordance with the period covered by the respective collective bargaining agreement. For “Other Employee Plans,” options vest and become fully exercisable over three, five, or ten years of continued employment, depending upon the grant type. For grants in any of the Company’s plans that are subject to graded vesting over a service period, Southwest recognizes expense on a straight-line basis over the requisite service period for the entire award. None of the Company’s grants include performance-based or market-based vesting conditions, as defined.

The fair value of each option grant is estimated on the date of grant using a modified Black-Scholes option pricing model. The following weighted-average assumptions were used for grants made under the fixed option plans for the current and prior year:

	2006	2005	2004

Wtd-average risk-free interest rate	4.6%	4.1%	3.1%
Expected life of option (years)	5.0	4.7	4.0
Expected stock volatility	26.0%	26.2%	34.0%
Expected dividend yield	0.07%	0.09%	0.11%

The Black-Scholes option valuation model was developed for use in estimating the fair value of short-term traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of somewhat subjective assumptions including expected stock price volatility. For 2006 and 2005, the Company has relied on observations of both historical volatility trends as well as implied future volatility observations as determined by independent third parties. For both 2006 and 2005 stock option grants, the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Company utilized expected volatility based on the expected life of the option, but within a range of 25% to 27%. Prior to 2005, the Company relied exclusively on historical volatility as an input for determining the estimated fair value of stock options. In determining the expected life of the option grants, the Company has observed the actual terms of prior grants with similar characteristics, the actual vesting schedule of the grant, and assessed the expected risk tolerance of different optionee groups. The risk-free interest rates used, which were actual U.S. Treasury zero-coupon rates for bonds matching the expected term of the option as of the option grant date, ranged from 4.26% to 5.24% for the year ended December 31, 2006, from 3.37% to 4.47% for 2005, and from 2.16% to 4.62% for 2004.

The fair value of options granted under the fixed option plans during the year ended December 31, 2006, ranged from $2.48 to $6.99, with a weighted-average fair value of $5.47. The fair value of options granted under the fixed option plans during 2005 ranged from $2.90 to $6.79, with a weighted-average fair value of $4.49. The fair value of options granted under the fixed option plans during 2004 ranged from $3.45 to $7.83, with a weighted-average fair value of $4.49.

Aggregated information regarding the Company’s fixed stock option plans is summarized below:

	Collective Bargaining Plans
			Wtd. Average
		Wtd. Average	Remaining	Aggregate Intrinsic
	Options (000)	Exercise Price	Contractual Term	Value (Millions)

Outstanding December 31, 2003	120,058	$10.47
Granted	14,131	14.41
Exercised	(7,222)	6.59
Surrendered	(6,264)	13.62

Outstanding December 31, 2004	120,703	$10.98
Granted	1,697	14.91
Exercised	(14,739)	6.13
Surrendered	(2,417)	13.89

Outstanding December 31, 2005	105,244	$11.65
Granted	1,025	16.64
Exercised	(24,632)	7.91
Surrendered	(1,427)	14.25

Outstanding December 31, 2006	80,210	$12.83	4.1	$224

Vested or expected to vest at December 31, 2006	78,270	$12.79	4.1	$222
Exercisable at December 31, 2006	70,688	$12.55	3.9	$215

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

	Other Employee Plans
			Wtd. Average
		Wtd. Average	Remaining	Aggregate Intrinsic
	Options (000)	Exercise Price	Contractual Term	Value (Millions)

Outstanding December 31, 2003	34,552	$12.21
Granted	4,255	15.05
Exercised	(3,133)	6.79
Surrendered	(1,453)	14.54

Outstanding December 31, 2004	34,221	$12.94
Granted	6,662	15.60
Exercised	(3,800)	7.09
Surrendered	(1,263)	15.60

Outstanding December 31, 2005	35,820	$13.96
Granted	2,831	17.52
Exercised	(5,015)	9.57
Surrendered	(1,442)	15.93

Outstanding December 31, 2006	32,194	$14.87	5.5	$46

Vested or expected to vest at December 31, 2006	31,356	$14.85	5.5	$45
Exercisable at December 31, 2006	20,094	$14.65	4.9	$32

The total aggregate intrinsic value of options exercised during the years ended December 31, 2006, 2005, and 2004, was $262 million, $179 million, and $106 million, respectively. The total fair value of shares vesting during the years ended December 31, 2006, 2005, and 2004, was $112 million, $96 million, and $114 million, respectively. As of December 31, 2006, there was $74 million of total unrecognized compensation cost related to share-based compensation arrangements, which is expected to be recognized over a weighted-average period of 1.9 years. The total recognition period for the remaining unrecognized compensation cost is approximately ten years; however, the majority of this cost will be recognized over the next two years, in accordance with vesting provisions.

Employee Stock Purchase Plan

Under the amended 1991 Employee Stock Purchase Plan (ESPP), which has been approved by shareholders, the Company is authorized to issue up to a remaining balance of 7.8 million shares of Common Stock to Employees of the Company. These shares may be issued at a price equal to 90 percent of the market value at the end of each monthly purchase period. Common Stock purchases are paid for through periodic payroll deductions. For the years ended December 31, 2006, 2005, and 2004, participants under the plan purchased 1.2 million shares, 1.5 million shares, and 1.5 million shares at average prices of $14.86, $13.19, and $13.47, respectively. The weighted-average fair value of each purchase right under the ESPP granted for the years ended December 31, 2006, 2005, and 2004, which is equal to the ten percent discount from the market value of the Common Stock at the end of each monthly purchase period, was $1.65, $1.47, and $1.50, respectively.

Non-Employee Director Grants and Incentive Plan

During the term of the 1996 Non-Qualified Stock Option Plan (1996 Plan), upon initial election to the Board, non-Employee Directors received a one-time option grant to purchase 10,000 shares of Southwest Common Stock at the fair market value of such stock on the date of the grant. The Company’s 1996 Plan, which is administered by the Compensation Committee of the Board of Directors, has expired and no additional options may be granted from the plan. Outstanding stock options to the Board under the 1996 Plan become exercisable over a period of five years from the grant date and have a term of 10 years. In 2001, the Board adopted the Southwest Airlines Co. Outside Director Incentive Plan. The purpose of the plan is to align more closely the interests of the non-Employee Directors with those of the Company’s Shareholders and to provide the non-Employee Directors with retirement income. To accomplish this

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

purpose, the plan compensates each non-Employee Director based on the performance of the Company’s Common Stock and defers the receipt of such compensation until after the non-Employee Director ceases to be a Director of the Company. Pursuant to the plan, on the date of the 2002 Annual Meeting of Shareholders, the Company granted 750 non-transferable Performance Shares to each non-Employee Director who had served as a Director since at least May 2001. Thereafter, on the date of each Annual Meeting of Shareholders, the Company will grant 750 Performance Shares to each non-Employee Director who has served since the previous Annual Meeting. A Performance Share is a unit of value equal to the Fair Market Value of a share of Southwest Common Stock, based on the average closing sale price of the Common Stock as reported on the New York Stock Exchange during a specified period. On the 30th calendar day following the date a non-Employee Director ceases to serve as a Director of the Company for any reason, Southwest will pay to such non-Employee Director an amount equal to the Fair Market Value of the Common Stock during the 30 days preceding such last date of service multiplied by the number of Performance Shares then held by such Director. The plan contains provisions contemplating adjustments on changes in capitalization of the Company. The Company accounts for grants made under this plan as liability awards, as defined, and since the awards are not stock options, they are not reflected in the above tables. The fair value of the awards as of December 31, 2006, which is not material to the Company, is included in Accrued liabilities in the accompanying Condensed Consolidated Balance Sheet.

Taxes

A portion of the Company’s granted options qualify as incentive stock options (ISO) for income tax purposes. As such, a tax benefit is not recorded at the time the compensation cost related to the options is recorded for book purposes due to the fact that an ISO does not ordinarily result in a tax benefit unless there is a disqualifying disposition. Stock option grants of non-qualified options result in the creation of a deferred tax asset, which is a temporary difference, until the time that the option in exercised. Due to the treatment of incentive stock options for tax purposes, the Company’s effective tax rate from year to year is subject to variability.

14.	Employee Retirement Plans

Defined Contribution Plans

The Company has defined contribution plans covering substantially all Southwest Employees. The Southwest Airlines Co. Profitsharing Plan is a money purchase defined contribution plan and Employee stock purchase plan. The Company also sponsors Employee savings plans under section 401(k) of the Internal Revenue Code, which include Company matching contributions. The 401(k) plans cover substantially all Employees. Contributions under all defined contribution plans are primarily based on Employee compensation and performance of the Company.

Company contributions to all retirement plans expensed in 2006, 2005, and 2004 were $301 million, $264 million, and $200 million, respectively.

Postretirement Benefit Plans

The Company provides postretirement benefits to qualified retirees in the form of medical and dental coverage. Employees must meet minimum levels of service and age requirements as set forth by the Company, or as specified in collective bargaining agreements with specific workgroups. Employees meeting these requirements, as defined, may use accrued sick time to pay for medical and dental premiums from the age of retirement until age 65.

The following table shows the change in the Company’s accumulated postretirement benefit obligation (APBO) for the years ended December 31, 2006 and 2005:

	2006	2005
	(In millions)

APBO at beginning of period	$94	$80
Service cost	15	12
Interest cost	5	4
Benefits paid	(5)	(2)
Actuarial (gain) loss	2	—
Plan amendments	—	—

APBO at end of period	$111	$94

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

The assumed healthcare cost trend rates have a significant effect on the amounts reported for the Company’s plan. A one-percent change in all healthcare cost trend rates used in measuring the APBO at December 31, 2006, would have the following effects:

	1% Increase	1% Decrease
	(In millions)

Increase (decrease) in total service and interest cost	$2	$(2)
Increase (decrease) in the APBO	$8	$(8)

The Company’s plans are unfunded, and benefits are paid as they become due. For 2006, both benefits paid and Company contributions to the plans were each $5 million. For 2005, both benefits paid and Company contributions to the plans were each $2 million. Estimated future benefit payments expected to be paid for each of the next five years are $6 million in 2007, $8 million in 2008, $10 million in 2009, $12 million in 2010, $15 million in 2011, and $106 million for the next five years thereafter.

On December 31, 2006, the Company adopted the recognition and disclosure provisions of SFAS 158. SFAS 158 required the Company to recognize the funded status (i.e., the difference between the fair value of plan assets and the projected benefit obligations) of its benefit plans in the December 31, 2006 Consolidated Balance Sheet, with a corresponding adjustment to accumulated other comprehensive income, net of tax. The net adjustment to accumulated other comprehensive income at adoption of $11 million ($7 million net of tax) represents the net unrecognized actuarial losses and unrecognized prior service costs. The effects of adopting the provisions of SFAS 158 on the Company’s Consolidated Balance Sheet at December 31, 2006, are presented in the following table.

The following table shows the calculation of the accrued postretirement benefit cost recognized in “Other deferred liabilities” on the Company’s Consolidated Balance Sheet at December 31, 2006 and 2005:

	2006	2005
	(In millions)

Funded status	$(111)	$(94)
Unrecognized net actuarial loss	7	4
Unrecognized prior service cost	4	6
Accumulated other comprehensive income	(11)	—

Cost recognized on Consolidated Balance Sheet	$(111)	$(84)

The Company’s periodic postretirement benefit cost for the years ended December 31, 2006, 2005, and 2004, included the following:

	2006	2005	2004
	(In millions)

Service cost	$15	$12	$10
Interest cost	5	4	5
Amortization of prior service cost	2	2	2
Recognized actuarial loss	(1)	—	1

Net periodic postretirement benefit cost	$21	$18	$18

Unrecognized prior service cost is expensed using a straight-line amortization of the cost over the average future service of Employees expected to receive benefits under the plan. The Company used the following actuarial assumptions to account for its postretirement benefit plans at December 31:

	2006	2005	2004

Wtd-average discount rate	5.25%	5.25%	6.25%
Assumed healthcare cost trend rate(1)	8.50%	9.00%	10.00%

(1)	The assumed healthcare cost trend rate is assumed to remain at 8.50% for 2007, then decline gradually to 5% by 2014 and remain level thereafter.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

15.	Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred tax assets and liabilities at December 31, 2006 and 2005, are as follows:

	2006	2005
	(In millions)

DEFERRED TAX LIABILITIES:
Accelerated depreciation	$2,405	$2,251
Fuel hedges	363	563
Other	1	4

Total deferred tax liabilities	2,769	2,818
DEFERRED TAX ASSETS:
Deferred gains from sale and leaseback of aircraft	70	76
Capital and operating leases	65	70
Accrued employee benefits	160	132
Stock-based compensation	122	128
State taxes	55	57
Net operating loss carry forward	22	164
Other	93	21

Total deferred tax assets	587	648

Net deferred tax liability	$2,182	$2,170

The provision for income taxes is composed of the following:

	2006	2005	2004
	(In millions)

CURRENT:
Federal	$64	$43	$(20)
State	15	7	—

Total current	79	50	(20)
DEFERRED:
Federal	220	231	140
State	(8)	14	4

Total deferred	212	245	144

	$291	$295	$124

For the year 2004, Southwest Airlines Co. had a tax net operating loss of $616 million for federal income tax purposes. The Company carried a portion of this net operating loss back to prior periods, resulting in a $35 million refund of federal taxes previously paid. This refund was received during 2005. The Company applied a portion of this 2004 net operating loss to the 2005 and 2006 tax years, resulting in the payment of no regular federal income taxes for these years. The remaining portion of the Company’s federal net operating loss that can be carried forward to future years is estimated at $59 million, and expires in 2024.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

The effective tax rate on income before income taxes differed from the federal income tax statutory rate for the following reasons:

	2006	2005	2004
	(In millions)

Tax at statutory U.S. tax rates	$276	$274	$123
Nondeductible items	10	8	7
State income taxes, net of federal benefit	4	14	3
Other, net	1	(1)	(9)

Total income tax provision	$291	$295	$124

The Internal Revenue Service (IRS) regularly examines the Company’s federal income tax returns and, in the course of which, may propose adjustments to the Company’s federal income tax liability reported on such returns. It is the Company’s practice to vigorously contest those proposed adjustments that it deems lacking of merit. The Company’s management does not expect that the outcome of any proposed adjustments presented to date by the IRS, individually or collectively, will have a material adverse effect on the Company’s financial condition, results of operations, or cash flows.

16.	Net Income Per Share

The following table sets forth the computation of net income per share, basic and diluted:

	2006	2005	2004
	(In millions, except per share amounts)

Net income	$499	$484	$215
Weighted-average shares outstanding, basic	795	789	783
Dilutive effect of Employee stock options	29	17	21

Adjusted weighted-average shares outstanding, diluted	824	806	804

Net income per share, basic	$.63	$.61	$.27

Net income per share, diluted	$.61	$.60	$.27

The Company has excluded 20 million, 12 million, and 31 million shares from its calculations of net income per share, diluted, in 2006, 2005, and 2004, respectively, as they represent antidilutive stock options for the respective periods presented.

17.	Contingencies

The Company is subject to various legal proceedings and claims arising in the ordinary course of business, including, but not limited to, examinations by the Internal Revenue Service (IRS). The IRS regularly examines the Company’s federal income tax returns and, in the course thereof, proposes adjustments to the Company’s federal income tax liability reported on such returns. It is the Company’s practice to vigorously contest those proposed adjustments it deems lacking of merit.

The Company’s management does not expect that the outcome in any of its currently ongoing legal proceedings or the outcome of any proposed adjustments presented to date by the IRS, individually or collectively, will have a material adverse effect on the Company’s financial condition, results of operations or cash flow.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS AND SHAREHOLDERS
SOUTHWEST AIRLINES CO.

We have audited the accompanying consolidated balance sheets of Southwest Airlines Co. as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southwest Airlines Co. at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, in 2006 the Company changed its method of accounting for scheduled airframe inspection and repairs on a retrospective basis, changed its method of accounting for share-based compensation using the modified-retrospective method, and changed its method of accounting for postretirement benefit plans.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Southwest Airlines Co.’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated January 30, 2007 expressed an unqualified opinion thereon.

Dallas, TX
January 30, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS AND SHAREHOLDERS
SOUTHWEST AIRLINES CO.

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Southwest Airlines Co. maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Southwest Airlines’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Southwest Airlines Co. maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Southwest Airlines Co. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Southwest Airlines Co. as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholder’s equity, and cash flows for each of the three years in the period ended December 31, 2006 of Southwest Airlines Co. and our report dated January 30, 2007 expressed an unqualified opinion thereon.

Ernst & Young LLP

Dallas, TX
January 30, 2007

QUARTERLY FINANCIAL DATA
(Unaudited)

	Three Months Ended
	March 31	June 30	Sept. 30	Dec. 31
	(In millions except per share amounts)

2006
Operating revenues	$2,019	$2,449	$2,342	$2,276
Operating income	98	402	261	174
Income before income taxes	96	515	78	101
Net income	61	333	48	57
Net income per share, basic	.08	.42	.06	.07
Net income per share, diluted	.07	.40	.06	.07

	March 31	June 30	Sept. 30	Dec. 31

2005
Operating revenues	$1,663	$1,944	$1,989	$1,987
Operating income	81	256	248	140
Income before income taxes	89	235	343	113
Net income	59	144	210	70
Net income per share, basic	.08	.18	.27	.09
Net income per share, diluted	.07	.18	.26	.09

Item 9.	Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

None.

Item 9A.	Controls and Procedures

Disclosure Controls and Procedures.  The Company maintains controls and procedures designed to ensure that it is able to collect the information it is required to disclose in the reports it files with the SEC, and to record, process, summarize and disclose this information within the time periods specified in the rules of the SEC. Based on an evaluation of the Company’s disclosure controls and procedures as of the end of the period covered by this report conducted by the Company’s management, with the participation of the Chief Executive and Chief Financial Officers, the Chief Executive and Chief Financial Officers believe that these controls and procedures are effective to ensure that the Company is able to collect, process and disclose the information it is required to disclose in the reports it files with the SEC within the required time periods.

The certifications of the Company’s Chief Executive Officer and Chief Financial Officer required under Section 302 of the Sarbanes-Oxley Act have been filed as Exhibits 31.1 and 31.2 to this report. Additionally, in 2006 the Company’s Chief Executive Officer certified to the New York Stock Exchange (“NYSE”) that he was not aware of any violation by the Company of the NYSE’s corporate governance listing standards.

Management’s Report on Internal Control over Financial Reporting.  Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934. The Company’s internal control over financial reporting is designed to provide reasonable assurance to the Company’s management and Board of Directors regarding the preparation and fair presentation of published financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Management, with the participation of the Chief Executive and Chief Financial Officers, assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Based on this assessment, management, with the participation of the Chief Executive and Chief Financial Officers, believes that, as of December 31, 2006, the Company’s internal control over financial reporting is effective based on those criteria.

Management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, has been audited by Ernst & Young, LLP, the independent registered public accounting firm who also audited the Company’s consolidated financial statements. Ernst & Young’s attestation report on management’s assessment of the Company’s internal control over financial reporting is included herein.

Item 9B.	Other Information

None.

PART III

Item 10.	Directors, Executive Officers, and Corporate Governance

The information required by Item 401 of Regulation S-K regarding directors is included under “Election of Directors” in the definitive Proxy Statement for Southwest’s Annual Meeting of Shareholders to be held May 16, 2007, and is incorporated herein by reference. Information regarding executive officers is included under “Executive Officers of the Registrant” in Part I following Item 4 of this Report and is incorporated herein by reference. The information required by Item 405 of Regulation S-K is included under “Section 16(a) Beneficial Ownership Reporting Compliance” in the definitive Proxy Statement for Southwest’s Annual Meeting of Shareholders to be held May 16, 2007, and is incorporated herein by reference. The information required by Items 407(c)(3), (d)(4), and (d)(5) of Regulation S-K is included under “Corporate Governance” in the definitive Proxy Statement for Southwest’s Annual Meeting of Shareholders to be held May 16, 2007, and is incorporated herein by reference.

In the wake of well-publicized corporate scandals, the Securities and Exchange Commission and the New York Stock Exchange have issued multiple new regulations, requiring the implementation of policies and procedures in the corporate governance area. In complying with new regulations requiring the institution of policies and procedures, it has been the goal of Southwest’s Board of Directors and senior leadership to do so in a way which does not inhibit or constrain Southwest’s unique culture, and which does not unduly impose a bureaucracy of forms and checklists. Accordingly, formal, written policies and procedures have been adopted in the simplest possible way, consistent with legal requirements, including a Code of Ethics applicable to the Company’s principal executive officer, principal financial officer, and principal accounting officer or controller. The Company’s Corporate Governance Guidelines, its charters for each of its Audit, Compensation, Nominating and Corporate Governance Committees and its Code of Ethics covering all Employees are available on the Company’s website, www.southwest.com, and a copy will be mailed upon request to Investor Relations, Southwest Airlines Co., P.O. Box 36611, Dallas, TX 75235. The Company intends to disclose any amendments to or waivers of the Code of Ethics on behalf of the Company’s Chief Executive Officer, Chief Financial Officer, Controller, and persons performing similar functions on the Company’s website, at www.southwest.com, under the “About Southwest” caption, promptly following the date of such amendment or waiver.

Item 11.	Executive Compensation

The information required by this Item is included under “Compensation of Executive Officers” in the definitive Proxy Statement for Southwest’s Annual Meeting of Shareholders to be held May 16, 2007, and is incorporated herein by reference. Information contained in the Proxy Statement under the headings “Compensation Discussion and Analysis” and “Compensation Committee Report” is incorporated herein by reference.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The information required by this Item is included under “Voting Securities and Principal Shareholders” in the definitive Proxy Statement for Southwest’s Annual Meeting of Shareholders to be held May 16, 2007, and is incorporated herein by reference.

Item 13.	Certain Relationships and Related Transactions, and Director Independence

The information required by this Item is included under “Certain Relationships and Related Transactions, and Director Independence” in the definitive Proxy Statement for Southwest’s Annual Meeting of Shareholders to be held May 16, 2007, and is incorporated herein by reference.

Item 14.	Principal Accountant Fees and Services

The information required by this Item is included under “Relationship with Independent Auditors” in the definitive Proxy Statement for Southwest’s Annual Meeting of Shareholders to be held May 16, 2007, and is incorporated herein by reference.

PART IV

Item 15.	Exhibits and Financial Statement Schedules

(a) 1. Financial Statements:

The financial statements included in Item 8 above are filed as part of this annual report.

2. Financial Statement Schedules:

There are no financial statement schedules filed as part of this annual report, since the required information is included in the consolidated financial statements, including the notes thereto, or the circumstances requiring inclusion of such schedules are not present.

3. Exhibits:

3.1	Restated Articles of Incorporation of Southwest (incorporated by reference to Exhibit 4.1 to Southwest’s Registration Statement on Form S-3 (File No. 33-52155)); Amendment to Restated Articles of Incorporation of Southwest (incorporated by reference to Exhibit 3.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (File No. 1-7259)); Amendment to Restated Articles of Incorporation of Southwest (incorporated by reference to Exhibit 3.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-7259)); Amendment to Restated Articles of Incorporation of Southwest (incorporated by reference to Exhibit 4.2 to Southwest’s Registration Statement on Form S-8 (File No. 333-82735); Amendment to Restated Articles of Incorporation of Southwest (incorporated by reference to Exhibit 3.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (File No. 1-7259)).
3.2	Bylaws of Southwest, as amended through January 2007 (incorporated by reference to Exhibit 3.2 to Southwest’s Current Report on Form 8-K dated January 18, 2007).
4.1	$600,000,000 Competitive Advance and Revolving Credit Facility Agreement dated as of April 20, 2004 (incorporated by reference to Exhibit 10.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (File No. 1-7259)); First Amendment, dated as of August 9, 2005, to Competitive Advance Revolving Credit Agreement (incorporated by reference to Exhibit 10.1 to Southwest’s Current Report on Form 8-K dated August 12, 2005 (File No. 1-7259)).
4.2	Specimen certificate representing Common Stock of Southwest (incorporated by reference to Exhibit 4.2 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1-7259)).
4.3	Indenture dated as of February 14, 2005, between Southwest Airlines Co. and The Bank of New York Trust Company, N.A., Trustee (incorporated by reference to Exhibit 4.2 to Southwest’s Current Report on Form 8-K dated February 14, 2005 (File No. 1-7259)).
4.4	Indenture dated as of September 17, 2004 between Southwest Airlines Co. and Wells Fargo Bank, N.A., Trustee (incorporated by reference to Exhibit 4.1 to Southwest’s Registration Statement on Form S-3 dated October 30, 2002 (File No. 1-7259)).
4.5	Indenture dated as of June 20, 1991, between Southwest Airlines Co. and Bank of New York, successor to NationsBank of Texas, N.A. (formerly NCNB Texas National Bank), Trustee (incorporated by reference to Exhibit 4.1 to Southwest’s Current Report on Form 8-K dated June 24, 1991 (File No. 1-7259)).
4.6	Indenture dated as of February 25, 1997, between the Company and U.S. Trust Company of Texas, N.A. (incorporated by reference to Exhibit 4.2 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 1-7259)).
Southwest is not filing any other instruments evidencing any indebtedness because the total amount of securities authorized under any single such instrument does not exceed 10 percent of its total consolidated assets. Copies of such instruments will be furnished to the Securities and Exchange Commission upon request.

10.1	Purchase Agreement No. 1810, dated January 19, 1994, between The Boeing Company and Southwest (incorporated by reference to Exhibit 10.4 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 1-7259)); Supplemental Agreement No. 1. (incorporated by reference to Exhibit 10.3 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 1-7259)); Supplemental Agreements No. 2, 3 and 4 (incorporated by reference to Exhibit 10.2 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-7259)); Supplemental Agreements Nos. 5, 6, and 7; (incorporated by reference to Exhibit 10.1 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 1-7259)); Supplemental Agreements Nos. 8, 9, and 10 (incorporated by reference to Exhibit 10.1 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-7259)); Supplemental Agreements Nos. 11, 12, 13 and 14 (incorporated by reference to Exhibit 10.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (File No. 1-7259)); Supplemental Agreements Nos. 15, 16, 17, 18 and 19 (incorporated by reference to Exhibit 10.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 (File No. 1-7259)); Supplemental Agreements Nos. 20, 21, 22, 23 and 24 (incorporated by reference to Exhibit 10.3 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 (File No. 1-7259)); Supplemental Agreements Nos. 25, 26, 27, 28 and 29 to Purchase Agreement No. 1810, dated January 19, 1994, between The Boeing Company and Southwest (incorporated by reference to Exhibit 10.8 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 1-7259)); Supplemental Agreements Nos. 30, 31, 32, and 33 to Purchase Agreement No. 1810, dated January 19, 1993 between The Boeing Company and Southwest; (incorporated by reference to Exhibit 10.1 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 1-7259)); Supplemental Agreements Nos. 34, 35, 36, 37, and 38 (incorporated by reference to Exhibit 10.3 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (File No. 1-7259)); Supplemental Agreements Nos. 39 and 40 (incorporated by reference to Exhibit 10.6 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (File No. 1-7259)); Supplemental Agreement No. 41; Supplemental Agreement Nos. 42, 43 and 44 (incorporated by reference to Exhibit 10.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (File No. 1-7259)); Supplemental Agreement No. 45 (incorporated by reference to Exhibit 10.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (File No. 1-7259)); Supplemental Agreement Nos. 46 and 47 (incorporated by reference to Exhibit 10.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (File No. 1-7259)); Supplemental Agreement No. 48 (incorporated by reference to Exhibit 10.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 (File No. 1-7259)); Supplemental Agreements No. 49 and 50 (incorporated by reference to Exhibit 10.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (File No. 1-7259)); Supplemental Agreement No. 51.
Pursuant to 17 CFR 240.24b-2, confidential information has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.
The following exhibits filed under paragraph 10 of Item 601 are the Company’s compensation plans and arrangements.
10.2	Form of Executive Employment Agreement between Southwest and certain key employees pursuant to Executive Service Recognition Plan (incorporated by reference to Exhibit 28 to Southwest Quarterly Report on Form 10-Q for the quarter ended June 30, 1987 (File No. 1-7259)).
10.3	2001 stock option agreements between Southwest and Herbert D. Kelleher (incorporated by reference to Exhibit 10 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (File No. 1-7259)).
10.4	1991 Incentive Stock Option Plan (incorporated by reference to Exhibit 10.6 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259)).
10.5	1991 Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.7 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259)).
10.6	1991 Employee Stock Purchase Plan as amended March 16, 2006 (incorporated by reference to Exhibit 99.1 to Registration Statement on Form S-8 (File No. 333-139362)).

10.7	Southwest Airlines Co. Profit Sharing Plan (incorporated by reference to Exhibit 10.8 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 1-729)); Amendment No. 1 to Southwest Airlines Co. Profit Sharing Plan (incorporated by reference to Exhibit 10.11 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 1-7259)); Amendment No. 2 to Southwest Airlines Co. Profit Sharing Plan (incorporated by reference to Exhibit 10.9 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259)); Amendment No. 3 to Southwest Airlines Co. Profit Sharing Plan (incorporated by reference to Exhibit 10.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 1-7259)); Amendment No. 4 to Southwest Airlines Co. Profit Sharing Plan (incorporated by reference to Exhibit 10.8 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 1-7259)); Amendment No. 5 to Southwest Airlines Co. Profit Sharing Plan (incorporated by reference to Exhibit 10.2 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (File No. 1-7259)); Amendment No. 6 to Southwest Airlines Co. Profit Sharing Plan (incorporated by reference to Exhibit 10.8 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 1-7259)); Amendment No. 7 to Southwest Airlines Co. Profit Sharing Plan (incorporated by reference to Exhibit 10.8 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2005 (File No. 1-7259)); Amendment No. 8 to Southwest Airlines Co. Profit Sharing Plan.
10.8	Southwest Airlines Co. 401(k) Plan (incorporated by reference to Exhibit 10.12 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 1-7259)); Amendment No. 1 to Southwest Airlines Co. 401(k) Plan (incorporated by reference to Exhibit 10.10 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259)); Amendment No. 2 to Southwest Airlines Co. 401(k) Plan (incorporated by reference to Exhibit 10.10 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259)); Amendment No. 3 to Southwest Airlines Co. 401(k) Plan (incorporated by reference to Exhibit 10.2 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 1-7259)); Amendment No. 4 to Southwest Airlines Co. 401(k) Plan (incorporated by reference to Exhibit 10.9 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 1-7259)); Amendment No. 5 to Southwest Airlines Co. 401(k) Plan (incorporated by reference to Exhibit 10.9 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 1-7259)); Amendment No. 6 to Southwest Airlines Co. 401(k) Plan (incorporated by reference to Exhibit 10.9 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2005 (File No. 1-7259)); Amendment No. 7 to Southwest Airlines Co. 401(k) Plan.
10.9	Southwest Airlines Co. 1995 SWAPA Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.14 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1-7259)).
10.10	1996 Incentive Stock Option Plan (incorporated by reference to Exhibit 10.12 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259)).
10.11	1996 Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.13 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259)).
10.12	Employment Contract dated as of July 15, 2004, between Southwest and Herbert D. Kelleher (incorporated by reference to Exhibit 10.3 to Southwest’s Quarterly Report on Form 10-Q the quarter ended September 30, 2004 (File No. 1-7259)).
10.13	Employment Contract dated as of July 15, 2004, between Southwest and Gary C. Kelly (incorporated by reference to Exhibit 10.4 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (File No. 1-7259)).
10.14	Employment Contract dated as of July 15, 2004, between Southwest and Colleen C. Barrett (incorporated by reference to Exhibit 10.5 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (File No. 1-7259)).
10.15	Severance Contract between Jim Wimberly and Southwest Airlines Co., dated as of April 20, 2006 (incorporated by reference to Exhibit 10.2 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (File No. 1-7259)).
10.16	Southwest Airlines Co. Outside Director Incentive Plan (incorporated by reference to Exhibit 10.1 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (File No. 1-7259)).
10.17	1998 SAEA Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.17 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259)).

10.18	1999 SWAPIA Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.18 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259)).
10.19	LUV 2000 Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-8 (File No. 333-53610)).
10.20	2000 Aircraft Appearance Technicians Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-8 (File No. 333-52388)); Amendment No. 1 to 2000 Aircraft Appearance Technicians Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.4 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 1-7259)).
10.21	2000 Stock Clerks Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-8 (File No. 333-52390)); Amendment No. 1 to 2000 Stock Clerks Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.5 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 1-7259)).
10.22	2000 Flight Simulator Technicians Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-8 (File No. 333-53616)); Amendment No. 1 to 2000 Flight Simulator Technicians Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.6 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 1-7259)).
10.23	2002 SWAPA Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-8 (File No. 333-98761)).
10.24	2002 Bonus SWAPA Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-8 (File No. 333-98761)).
10.25	2002 SWAPIA Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-8 (File No. 333-100862)).
10.26	2002 Mechanics Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-8 (File No. 333-100862)).
10.27	2002 Ramp, Operations, Provisioning and Freight Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.27 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259)).
10.28	2002 Customer Service/Reservations Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.28 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-7259))); Amendment No. 1 to 2002 Customer Service/Reservations Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-8 (File No. 333-104245)).
10.29	2003 Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 10.3 to Southwest’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (File No. 1-7259)).
14	Code of Ethics (incorporated by reference to Exhibit 14.1 to Southwest’s Current Report on Form 8-K dated November 16, 2006 (File No. 1-7259)).
21	Subsidiaries of Southwest (incorporated by reference to Exhibit 22 to Southwest’s Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-7259)).
23	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
31.1	Rule 13a-14(a) Certification of Chief Executive Officer.
31.2	Rule 13a-14(a) Certification of Chief Financial Officer.
32	Section 1350 Certification of Chief Executive Officer and Chief Financial Officer.

A copy of each exhibit may be obtained at a price of 15 cents per page, $10.00 minimum order, by writing to: Investor Relations, Southwest Airlines Co., P.O. Box 36611, Dallas, Texas 75235-1611.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Southwest Airlines Co.

January 31, 2007

By	/s/ Laura Wright
Laura Wright
Senior Vice President — Finance,
Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on January 31, 2007 on behalf of the registrant and in the capacities indicated.

Signature	Capacity

/s/ Herbert D. Kelleher Herbert D. Kelleher	Chairman of the Board of Directors

/s/ Gary C. Kelly Gary C. Kelly	Chief Executive Officer and Director

/s/ Colleen C. Barrett Colleen C. Barrett	President and Director

/s/ Laura Wright Laura Wright	Sr. Vice President — Finance and Chief Financial Officer (Chief Financial and Accounting Officer)

/s/ David W. Biegler David W. Biegler	Director

/s/ Louis Caldera Louis Caldera	Director

/s/ C. Webb Crockett C. Webb Crockett	Director

/s/ William H. Cunningham William H. Cunningham	Director

/s/ William P. Hobby William P. Hobby	Director

Signature	Capacity

/s/ Travis C. Johnson Travis C. Johnson	Director

/s/ Nancy Loeffler Nancy Loeffler	Director

/s/ John T. Montford John T. Montford	Director

SOUTHWEST AIRLINES CO.
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 16, 2007
10:00 a.m. Local Time
Corporate Headquarters
2702 Love Field Drive
Dallas, Texas 75235-1611
DIRECTIONS TO THE ANNUAL MEETING
Southwest Airlines Co. corporate headquarters is located at 2702 Love Field Drive, Dallas, Texas. From Dallas Love Field, take Cedar Springs Road south to the airport exit. Turn right onto West Mockingbird Lane. Turn right onto Denton Drive and travel approximately two miles to Seelcco Street. Turn right at Seelcco Street. Go past the security booth and the headquarters building will be at your left. Please park near the main entrance to the building.
Our Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to www.southwest.com at 10:00 a.m., CDT, on May 16, 2007.
Southwest Airlines Co.
2702 Love Field Drive
Dallas, Texas 75235-1611
proxy

This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on May 16, 2007.
If no choice is specified on the reverse side of this form, the proxy will be voted “FOR” Proposals 1, 2, 3, and 4 and “AGAINST” Proposal 5.
The undersigned hereby appoints Gary C. Kelly, Colleen C. Barrett, and Laura Wright proxies (to act by majority decision if more than one shall act), and each of them with full power of substitution, to vote all shares of Common Stock of Southwest Airlines Co. that the undersigned is entitled to vote at the Annual Meeting of Shareholders thereof to be held on May 16, 2007, or at any adjournments thereof, as designated on the reverse side.
YOUR VOTE IS IMPORTANT. PLEASE VOTE, DATE, SIGN, AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. YOU MAY ALSO VOTE VIA TELEPHONE OR INTERNET AS DESCRIBED ON THE REVERSE SIDE.
See reverse for voting instructions.

COMPANY #
There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK « « « EASY « « « IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 15, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/swa/ — QUICK « « « EASY « « « IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 15, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we provided or return it to Southwest Airlines Co., c/o Shareowner Services(SM), P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card
The Board of Directors Recommends a Vote FOR Proposals 1, 2, 3, and 4, and a Vote AGAINST Proposal 5.

1. Election of ten directors: (terms expiring in 2008)	01 Colleen C. Barrett 02 David W. Biegler 03 Louis E. Caldera 04 C. Webb Crockett 05 William H. Cunningham	06 Travis C. Johnson 07 Herbert D. Kelleher 08 Gary C. Kelly 09 Nancy B. Loeffler 10 John T. Montford	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approval of an amendment to the Company’s Articles of Incorporation to eliminate supermajority voting requirements	☐ For	☐ Against	☐ Abstain
3.	Approval of the Southwest Airlines Co. 2007 Equity Incentive Plan	☐ For	☐ Against	☐ Abstain
4.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007	☐ For	☐ Against	☐ Abstain
5.	Approval of a Shareholder proposal to adopt a simple majority vote with respect to certain matters	☐ For	☐ Against	☐ Abstain
6.	Transaction of such other business as may properly come before such meeting
IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, ALL SHARES WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS MADE, SUCH SHARES WILL BE VOTED “FOR ALL NOMINEES” IN PROPOSAL 1, “FOR” PROPOSAL 2 — APPROVAL OF THE AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION, “FOR” PROPOSAL 3 — APPROVAL OF THE COMPANY’S 2007 EQUITY INCENTIVE PLAN, “FOR” PROPOSAL 4 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS, “AGAINST” PROPOSAL 5 — APPROVAL OF SHAREHOLDER PROPOSAL TO ADOPT A SIMPLE MAJORITY VOTE WITH RESPECT TO CERTAIN MATTERS, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BEFORE THE MEETING. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.
Address Change? Mark Box ☐ Indicate changes below:

Date:

Signature(s) in Box
Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.